                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant / x /



Filed by a Party other than the Registrant / x /

Check the appropriate box:

/ x / Preliminary Proxy Statement
/   / Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
/   / Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

           JILLIAN'S ENTERTAINMENT CORPORATION, A FLORIDA CORPORATION
                          COMMISSION FILE NO. 0-13740
                (Name of Registrant as Specified in Its Charter)

           JILLIAN'S ENTERTAINMENT CORPORATION, A FLORIDA CORPORATION

          JILLIAN'S ENTERTAINMENT CORPORATION, A DELAWARE CORPORATION (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

      /   / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
            14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
      /   / $500 per each party to the controversy pursuant to Exchange Act
            Rule 14a-6(i)(3).
      / x / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


         (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $.001 per share
         (2) Aggregate number of securities to which transaction applies:
         4,263,264 shares of Common Stock
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $0.50 per share of
         Common Stock to be received by the Other Shareholders in the Merger
         (4) Proposed maximum aggregate value of transaction:  $2,131,632
         (5) Total fee paid:  $426.33 (1/50 of 1% of $2,131,632)

      / x / Fee paid previously with preliminary materials.

      / x / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:  $426.33
         (2) Form, schedule or registration statement no.:  Schedule 14A
         (3) Filing party:  Jillian's Entertainment Corporation
         (4) Date filed:  November 13, 1995

                                                                PRELIMINARY COPY

                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS  02111

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON _____________, 1996


To the Shareholders:


         Notice is hereby given that a special meeting (together with any adjournments(s) thereof, the "Special Meeting") of the shareholders (the "Shareholders") of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), will be held at ____________________, ____________________,
____________________, at __:__ _.M., Eastern Time, on ___________, 1996.  Only
Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") in the Company as of the close of business on June 10, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Record Date.


         The Special Meeting is being held for the following purposes:


         1. To consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco"). Under the Merger, each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than certain employees of the Company, that (i) is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date, or (ii) holds its shares through a broker or dealer registered under the Securities Exchange Act of 1934, as amended and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder will be converted into the right to receive cash of $0.50 per share, without interest.


         2. To transact such other business as may properly come before the Special Meeting.

         The accompanying Proxy Statement sets forth in more detail information concerning the Merger.

         Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return the same promptly so that your shares of Common Stock may be represented and voted at the Special Meeting.

                                           BY ORDER OF THE BOARD OF DIRECTORS,




                                           Richard F. Landry
                                           Secretary

Boston Massachusetts

____________, 1996




         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                                                PRELIMINARY COPY

                      JILLIAN'S ENTERTAINMENT CORPORATION
                         727 ATLANTIC AVENUE, SUITE 600
                          BOSTON, MASSACHUSETTS  02111

                     PROXY STATEMENT FOR A SPECIAL MEETING
                                OF SHAREHOLDERS

                       TO BE HELD ON _____________, 1996



                                  INTRODUCTION


          This Proxy Statement is being furnished on behalf of Jillian's Entertainment Corporation, a Florida corporation (the "Company"), in connection with the solicitation of proxies to be voted at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of shareholders of the Company (the "Shareholders"). The Special Meeting is to be held at __:__ _.m., Eastern Time, on _____________, 1996, at ____________________________,
_____________________________, _____________________________.  This Proxy
Statement and the Proxy are first being mailed to Shareholders on or about ____________, 1996.



         The Board of Directors of the Company (the "Board") is soliciting the proxies of the Shareholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.001 per share (the "Common Stock") in the Company as of the close of business on June 10, 1996 (the "Record Date") to consider and vote upon a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco").



         Under the terms of the Merger (i) the Company will be merged with and into Newco, and Newco shall be the surviving company in the Merger (the "Surviving Company"), (ii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder that is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date (any such Shareholder being hereinafter referred to as an "Initial Continuing Shareholder") will be converted into the right to receive one share of common stock of Newco, (iii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than an Employee Continuing Shareholder (as defined below), that (A) is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date, or (B) holds its shares through a broker or dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder (any of such persons or entities being hereinafter referred to as an "Other Shareholder") will be converted into the right to receive cash of $0.50 per share, without interest (a "Merger Payment"), (iv) each stock option or warrant to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions, and (v) if the aggregate number of shares of Common Stock beneficially owned by an employee of the Company on the Record Date plus the aggregate number of shares of Common Stock underlying stock options or warrants held by such employee on the Record Date, whether or not such options or warrants are then exercisable, total at least 101,000 shares of Common Stock (any such employee being hereinafter referred to as an "Employee Continuing Shareholder" and, together with the Initial Continuing Shareholders, the "Continuing Shareholders"), then each such share of Common Stock held of record by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to receive one share of common stock of Newco and each such stock option or warrant held by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions.

         For purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, the Company will rely upon the Company's shareholder list to determine the beneficial holders of its Common Stock and to calculate the number of shares of Common Stock held by each such holder on the Record Date. The Company will treat each holder of record of issued and outstanding shares of Common Stock as the beneficial owner of such shares of Common Stock, except that, (i) in making such calculation, the Company will aggregate shares of Common Stock held of record by an individual with those held of record by the individual's spouse, their children under the age of 18 and trusts of which one or more of their children under the age of 18 is the beneficiary, and treat all such shares as being beneficially owned by a single individual, and (ii) the Company will not treat holders of record who are brokers or dealers registered under the Exchange Act (such brokers or dealers being hereinafter referred to as "Broker-Dealer Shareholders") as the beneficial owners of such shares. In the case of any Broker-Dealer Shareholder, the number of shares held by such Broker-Dealer Shareholder will not be treated as being held by a single individual for the purposes of determining whether a Broker-Dealer Shareholder qualifies to be treated as a Continuing Shareholder for purposes of the Merger. Rather, a Broker-Dealer Shareholder will be treated as an Other Shareholder unless, as to a particular number of shares held of record by such Broker-Dealer Shareholder, the beneficial owner of such shares provides the Company with a letter of identification from the Broker-Dealer Shareholder identifying such person as the beneficial owner, as of the Record Date, of the number of shares specified in the letter of identification.

         The Company has determined that approximately $2,000,000 in cash will be required in order to make the Merger Payments. The Company intends to use funds obtained from the private placement of at least $6,000,000 of equity and/or subordinated debt securities of the Surviving Company (the "Private Placement") to make the Merger Payments, and it is a condition to consummation of the Merger that the Company raise a minimum of $6,000,000 in gross proceeds from the Private Placement. See "Financing of the Merger" and "Proposal to Approve the Merger - Structure of the Merger" and "Proposal to Approve the Merger - Certain Conditions to the Merger."



         Approval of the Merger will require the favorable vote of the majority of all shares of Common Stock. As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held of record by approximately 3,800 Shareholders. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding). Only one Continuing Shareholder is a member of the Board and/or an executive officer of the Company. Such Continuing Shareholder held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding) as of the Record Date and has informed the Company that he intends to vote all of the shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."



         The Board believes that the Merger is fair to the Other Shareholders, and in the best interest of the Company and the Shareholders, and unanimously recommends that Shareholders vote FOR approval of the Merger. In making this recommendation, the Board is relying upon, among other things, the opinion of Bannon & Co., Inc. (the "Financial Advisor") (which the Company retained to determine the fairness of the Merger Payment) that the Merger Payment of $0.50 per share of Common Stock is fair to the Other Shareholders, as of __________, 1996. See "Special Factors - Board of Directors Determination of Fairness of the Proposal" and "Special Factors - Opinion of the Financial Advisor."



         If the Merger is consummated, the Company will become an entity the securities of which are privately held. The registration of the Common Stock under the Exchange Act will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and 8-K. Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), which will terminate the Company's public trading market and relieve the Company of any further obligations to comply with the rules and regulations relating to NASDAQ listing.

                             AVAILABLE INFORMATION

         The Company is currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act.
This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, may be examined and copied at the principal executive offices of the Company during regular business hours by any Shareholder or such Shareholder's representative who has been so designated in writing.



         THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


             The date of this Proxy Statement is ___________, 1996.

                               TABLE OF CONTENTS



Heading                                                                                             Page
- -------                                                                                             ----
INTRODUCTION        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

AVAILABLE INFORMATION       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SUMMARY OF PROXY STATEMENT    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Meeting and Proxy Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Financing of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Recommendation of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . .   17
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . .   18
         Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . .   21
         Regulatory Requirements and Conditions . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Market Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

VOTING AND PROXY INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Record Date; Outstanding Shares; Voting  . . . . . . . . . . . . . . . . . . . . . . . .   22
         Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Revocability of Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 Bank and Equipment Lease Financing   . . . . . . . . . . . . . . . . . . . . . .   27
                 Seller, Landlord and Municipal Financing   . . . . . . . . . . . . . . . . . . .   30
                 Equity and Debt Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 Current Effects of Borrowings and Equity Financing   . . . . . . . . . . . . . .   37
                 Alternatives Considered  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Payments to the Other Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Board of Directors Determination of Fairness of the Proposal . . . . . . . . . . . . . .   52
         Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

Heading                                                                                             Page
- -------                                                                                             ----
         Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . .   57
                 Federal Income Tax Consequences for Continuing Shareholders  . . . . . . . . . .   58
                 Federal Income Tax Consequences for Other Shareholders   . . . . . . . . . . . .   60
                 Federal Income Tax Consequences for Holders of Warrants to
                      Purchase Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . .   60
                 Federal Income Tax Consequences for Holders of Options to
                      Purchase Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         Purposes and Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . .   62
         Effect If the Merger is Not Approved . . . . . . . . . . . . . . . . . . . . . . . . . .   63

PROPOSAL TO APPROVE THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         General    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         Amounts Paid in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         Payment for Common Stock in the Merger . . . . . . . . . . . . . . . . . . . . . . . . .   65
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         Lock-Up Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         Indemnification    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         Vote Required and Recommendation of the Board of Directors . . . . . . . . . . . . . . .   68

REGULATORY MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

FINANCING OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

BUSINESS AND PROPERTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
                 General    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
                 Jillian's Clubs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         Description of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
                 Administrative Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
                 Jillian's Clubs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . .   82

Heading                                                                                             Page
- -------                                                                                             ----
         Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
                 Third Quarter Ended December 31, 1995 Compared
                      to Third Quarter Ended December 31, 1994  . . . . . . . . . . . . . . . . .   82
                 Fiscal Year Ended March 31, 1995 Compared to Fiscal Year
                      Ended March 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .   90

PRIOR CONTACTS BETWEEN THE COMPANY AND
   CERTAIN AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93

MARKET INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94

FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96

INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96

MISCELLANEOUS       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97

GLOSSARY                    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   98

INDEX TO FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

                           SUMMARY OF PROXY STATEMENT


         The following is a brief summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, including any Appendices hereto. Shareholders are urged to review the entire Proxy Statement carefully.


         Business of the Company


         The Company is a Florida corporation whose primary business is the operation of upscale billiard clubs. The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111. See "Business and Properties of the Company."


         Background of the Merger


         The decision of the Board of Directors of the Company (the "Board") to present a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco") to the Shareholders marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including but not limited to the Company's ability to raise at least $6,000,000 in gross proceeds through a private placement of debt or equity. See "Financing of the Merger," below. At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries and, since 1993, management believes that no analysts had followed the Common Stock. In addition, the Board recognized that since mid 1993 the Common Stock had not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. See "Market Information." As of the date of this Proxy Statement, each of these factors continues to be true.



         The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry of a number of competitors operating single outlets or multiple units into this market. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwest states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and night club-style entertainment. For example, Dave & Busters, Inc., a public company based in St. Louis, Missouri, operates seven entertainment centers throughout the United States, and America Live operates a chain of eight entertainment centers throughout the United States. See "Business and Properties of the Company - Description of Business - General."



         Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. During this period, the Company has had difficulty obtaining bank, as well as equipment lease, financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms. See "Special Factors - Background of the Merger - Bank and Equipment Lease Financing."



         The Company has been more successful in its efforts to obtain seller, landlord or municipal financing and has used such financing to partially fund the acquisition or construction of all of its billiard clubs. In all but one case, however, the Company collateralized the financing with the assets or stock of the subsidiary through which the Company owns the club, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. See "Special Factors - Background of the Merger - Seller, Landlord and Municipal Financing."



         In addition, the Company has attempted to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. See "Special Factors - Background of the Merger - Equity and Debt Financing."



         While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it advisable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock, however, because, in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company."
Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid 1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. See "Special Factors - Background of the Merger - Equity and Debt Financing."



          While the Company has raised approximately $5,800,000 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all but one of the subsidiaries through which it owns its billiard clubs. The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.



         The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past five years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to expand the number of clubs that it operates slowly, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock has been limited. The Board, therefore, is of the view that the Company's profitability would cause an increase in the market for, and value of, the Common Stock, which in turn would increase the Company's attractiveness as an investment and thereby further facilitate capital rasing activities.



         By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better-capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. Management indicated that this cost savings, which the Company estimates to be approximately $75,000 per year, could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In addition, in the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company that is required by the federal securities laws applicable to a public company is often unacceptable to
investors that are considering a substantial investment in a company.    The
Board believes that the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company. In the experience of management, based on its discussions with potential investors in the Company, the additional attraction of a private company lies in the belief of many potential investors that the full value of the stock of a private company is less likely to be reflected in the price at which the stock may be transferred than is the case for the stock of a public company.



         At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent; those required to audit the financial statements of the Company in compliance with federal securities laws and regulations; those required to communicate with the approximately 3,800 Shareholders; and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), including legal fees and expenses. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000.
See "Special Factors - Purposes and Reasons for the Merger."



         In addition, at the January 23, 1995 Board meeting, the Board authorized Steven L. Foster, Chairman of the Board, to retain a valuation expert to evaluate the Company in connection with the Company's consideration of becoming a private company. In March 1995, Mr. Foster engaged Bannon & Co., Inc. (the "Financial Advisor") to undertake a study to enable it to render an opinion with respect to the proposed consideration to be offered in a going private transaction as an independent third party and present a fairness opinion to the Board. See "Special Factors - Opinion of the Financial Advisor."



         After Mr. Foster selected the Financial Advisor, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. The Board considered transactions that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of each Shareholder that beneficially owns at least 101,000 shares of Common Stock as of the close of business on June 10, 1996 (an "Initial Continuing Shareholder") and each Shareholder who is an employee of the Company and who beneficially owns shares of Common Stock as of the close of business on June 10, 1996 (the "Record Date") in an amount that, when added to the aggregate number of shares of Common Stock underlying stock options or warrants beneficially owned by such employee on the Record Date, whether or not such options or warrants are then exercisable, totals at least 101,000 shares of Common Stock (an "Employee Continuing Shareholder" and, together with the Initial Continuing Shareholders, the "Continuing Shareholders"). After considering a number of possible transactions, as described under "Special Factors - Background of the Merger - Alternatives Considered," at its meeting on October 2, 1995, the Board unanimously determined that the Merger would be the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of other Shareholders in the Company or a successor to the Company. The Board has structured the proposed Merger so that (i) the Company will be merged into Newco (the "Surviving Company"), (ii) each Shareholder that beneficially owns less than 101,000 shares of Common Stock as of the Record Date or that holds of record through a broker or dealer (a "Broker-Dealer Shareholder") registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder (an "Other Shareholder") will have the right to receive a cash payment of $0.50 per share, without interest (a "Merger Payment"), (iii) each share of Common Stock held by a Continuing Shareholder will be converted into the right to receive one share of common stock of Newco and/or each stock option or warrant of the Company held by a Continuing Shareholder will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions. The Board determined that the Continuing Shareholders should receive shares of common stock in Newco in the Merger so that the Merger would satisfy one of the requirements necessary for the Merger to have no federal income tax consequences to the Company and, therefore, would make it more attractive to a potential investor that could supply the funds necessary to make the Merger Payments. See "Special Factors - Background of the Merger - Alternatives Considered" and "- Material Federal Income Tax Consequences."



         On April 29, 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings (the "Placement Agent"), to structure a transaction designed to raise $6,000,000 to $12,000,000 in gross proceeds to be used for the Merger Payments, among other things. See "Financing of the Merger," below.


         Meeting and Proxy Information


         A special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders will be held at __:__ _.m., Eastern Time, on _____________, 1996, at _____________________________,
_____________________________, ______________ for the purposes of: (i)
considering and voting upon the Proposal to approve the Merger, and (ii) transacting such other business as may properly come before the Special Meeting.



         Only Shareholders of record at the close of business on June 10, 1996 (i.e, the Record Date) will be entitled to vote at the Special Meeting. As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held by approximately 3,800 Shareholders of record. Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date.


         The Merger

         The description of the proposed Agreement and Plan of Merger (the "Merger Agreement") included in this Proxy Statement is a summary of the principal terms currently expected to be included, and should not be viewed as complete. The form of Merger Agreement will become available only upon negotiation of the final terms thereof with the investors in the private placement of equity and/or subordinated debt securities of the Surviving Company (the "Private Placement"), and the following description is, therefore, subject to change and qualified in its entirety by reference to the definitive Merger Agreement. See

"Financing of the Merger." The Company will make copies of the form of Merger Agreement available to any Shareholder without cost upon request when the form of Merger Agreement becomes available.


         If the Merger is approved, then, subject to the terms and conditions of the Merger Agreement, (i) the Company will be merged with and into Newco when Articles of Merger are filed and recorded with the Secretary of State of the State of Florida and a Certificate of Merger and Certificate of Amendment to the articles of incorporation of the Surviving Company are filed and recorded with the Secretary of State of the State of Delaware (the "Effective Time"), and each share of Common Stock held by an Other Shareholder (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (ii) the Other Common Stock will be canceled; (iii) each share of Common Stock owned by a Continuing Shareholder will be converted into a share of common stock of the Surviving Company; (iv) each stock option issued under the stock option plans or warrants of the Company to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions; (v) Newco will be the Surviving Company in the Merger, and the Company will cease to exist as a result of the Merger; (vi) the articles of incorporation and bylaws of Newco will be the articles of incorporation and bylaws of the Surviving Company; and (vii) the name of the Company shall be the name of the Surviving Company. Immediately after the Effective Time, the Other Shareholders will possess no interest in, or rights as Shareholders of, the Company, and the Company will be wholly owned by the Continuing Shareholders. For a description of how the Company will calculate the number of shares of Common Stock held by each holder of record on the Record Date for purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, see "Voting and Proxy Information - Record Date; Outstanding Shares; Voting."






         The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional potential sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Other Shareholders. The Board believes that, as a private company, the Company might be better able to attract venture capitalists for the reasons set forth above under "Background of the Merger." In addition, the Board believes that operating the Company as a private company that does not include the Other Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operation of the Company. The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. See "Background of the Merger - Purposes and Reasons for the Merger."

         The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, the Placement Agent will not consummate the Private Placement. See "Financing of the Merger." No other transaction is currently under consideration by the Company as an alternative to the Merger, although the Company from time to time may explore other alternatives if the Proposal is not approved.



         Financing of the Merger



         The Company has determined that approximately $2,000,000 in cash will be required in order to make the Merger Payment with respect to each share of Common Stock held by an Other Shareholder. The Company has retained the Placement Agent (i.e., Hampshire Securities Corporation) to raise $6,000,000 to $12,000,000 in gross proceeds through the Private Placement and intends to use funds obtained from the Private Placement to make the Merger Payments, as well as to provide Newco, following its merger with the Company, with funds for
working capital and the development of additional billiard clubs.   However,
the Placement Agent has no obligation to consummate any Private Placement if the Proposal is not approved by the Shareholders. See "Financing of the Merger." The respective obligations of the Company and Newco to consummate the Merger are contingent upon, among other things, the Company's success in consummating a Private Placement that raises at least $6,000,000 in gross proceeds within 180 days after the Proposal is approved by the Shareholders. See "Proposal to Approve the Merger - Conditions to the Merger." Consequently, even if the Proposal is approved by the requisite vote of the Shareholders, the Merger will not be consummated unless the Company raises a minimum of $6,000,000 in gross proceeds from the Private Placement and closes the transaction within 180 days of such Shareholder approval. If this condition is not satisfied, the Company will not consummate the Merger or make Merger Payments to any Continuing Shareholder. In that event, the Company will continue to conduct its operations as a public company. There can be no assurance, however, that the Company will raise any funds from the Private Placement or that the Private Placement raising at least $6,000,000 in gross proceeds will be consummated within 180 days after the Proposal is approved by the Shareholders.



         The Board believes that the Placement Agent will be able to raise at least $6,000,000 in a Private Placement, despite the Company's modest success in raising capital since it began its billiard club business in 1990, because investors in a Private Placement would be investing in the equity and/or subordinated debt securities of the Surviving Company, which will have substantially more funds available to it for the conduct of its business and operations than has been the case for the Company. Management believes that this more substantial capitalization will enable the Surviving Company to develop additional clubs and expand the business and thereby realize a net operating profit beginning in its first year of operation. As a result, the Placement Agent has advised the Company, and management believes, that the terms of the proposed investment in the equity and/or the subordinated debt securities of the Surviving Company will prove attractive to potential investors. In addition, the consummation of any Private Placement is conditioned on, among other things, the deregistration of the Common Stock under the Exchange Act and the delisting of the Common Stock from NASDAQ. See "Financing of the Merger." The Board believes that the Surviving Company's status as a private company would make it more attractive to well-capitalized and sophisticated investors for the reasons set forth above under "Background of the Merger." Further, the Company has retained the Placement Agent, a corporation with experience in raising capital for small to medium-sized entities in the entertainment/leisure industry and providing strategic advice regarding capital planning to such entities, to conduct the Private Placement. See "Special Factors - Background of the Merger - Alternatives Considered."



         As of the date of this Proxy Statement, the Placement Agent has neither sought nor received any letters of intent or expressions of interest
from potential investors in a Private Placement.   Consequently, there is no
indication that the Placement Agent will consummate a Private Placement at all. As of the date of this Proxy Statement, the Company does not intend to sell securities in the Private Placement to any affiliate of the Company.


         Recommendation of the Board of Directors


         The Board unanimously approved the Merger and recommends a vote FOR approval of the Merger. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Other Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered a number of factors, including but not limited to the following: (i) the opinion of the Financial Advisor rendered to the Other Shareholders that the Merger Payment of $0.50 per share of Common Stock is fair to the Other Shareholders, as of ____________, 1996, (ii) the Company's financial condition and operating losses, the market price of the Common Stock, and the trading market for the Common Stock and the manner in which these matters compared to those of certain other publicly traded companies that the Financial Advisor determined were comparable in certain limited respects to the Company (the "Comparison Companies"), (iii) the Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1996, as well as current industry, economic and market conditions,
(iv) the Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years, (v) the effect that the Merger may have on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each

Continuing Shareholder who is not a controlling person of the Surviving Company, and (vi) the desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Other Shareholders. See "Special Factors - Board of Directors Determination of Fairness of the Merger."


         Interests of Certain Persons in the Merger


         Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company and as an Employee Continuing Shareholder, and Hugh Brennan, as Director of Construction of the Company and as an Employee Continuing Shareholder, are each participants on both sides of the proposed Merger because they will be shareholders in the Surviving Company. Their continuing interest in the Company, as well as certain other effects of the Merger, present each of them with a conflict of interest in voting for the Proposal and recommending that the Other Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, has an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Other Shareholders. See "Special Factors - Certain Effects of the Merger." As of the date of this Proxy Statement, there are a total of 13 Continuing Shareholders, two of whom are Employee Continuing Shareholders.



         As of the Record Date, Mr. Foster held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding), and Mr. Rubin held a total of 1,264,465 shares (approximately 13.8 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Merger is consummated, immediately thereafter, Messrs. Foster and Rubin, as Continuing Shareholders, will own the same number of shares of common stock in the Surviving Company as they owned in the Company. See "Proposal to Approve the Merger - Certain Effects of the Merger." However, the actual, individual percentage of equity ownership of Messrs. Foster and Rubin, as well as all other Continuing Shareholders, in the Surviving Company will depend upon the type and amount of securities of the Surviving Company issued in the Private Placement. Accordingly, the relative equity ownership interests of any individual or group of Continuing Shareholders cannot be determined at this time. See "Financing of the Merger." Mr. Foster is the only member of the Board and/or executive officer of the Company that is a Continuing Shareholder.



         Consummation of the Merger could have a positive effect on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is a controlling person of the Surviving Company. The Merger will not be consummated unless the Company raises at least $6,000,000 in gross
proceeds from the Private Placement.   If the Private Placement is consummated,
after deducting the Merger Payments of approximately $2,000,000, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, the Surviving Company will have approximately $__________ for the development of additional billiard clubs and working capital. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable the Surviving Company to expand its business and improve its profitability, which in turn would be likely to make the Surviving Company more attractive to potential investors. Consequently, consummation of the Merger may indirectly result in the creation of a market for the common stock of the Surviving Company.



         The Merger Agreement is expected to permit continuing indemnification in accordance with the articles of incorporation and bylaws of the Surviving Company, of directors and executive officers of the Company to the fullest extent permitted under applicable state law, including indemnification relating to the period occurring prior to the Effective Time. See "Proposal to Approve the Merger - Indemnification."


         Certain Effects of the Merger

         If the Merger is consummated, the Other Shareholders will no longer have an equity interest in the Company. Instead, each Other Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Other Shareholders will no longer be subject to the inherent risks of investing in a Company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Financial Condition."


         The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and Hugh Brennan, Director of Construction of the Company, will have an opportunity to share in the future results of operations of the Surviving Company and to take advantage of any increase in the value of such Company's assets if the Merger is consummated. There can be no assurance, however, that the value of these assets will increase or as to whether there will be any future distributions by the Surviving Company. The Company has never declared a cash dividend. See "Market Information."



         Consummation of the Merger through the Private Placement would likely result in the execution by the Continuing Shareholders of agreements which would restrict their ability to transfer any shares of common stock of Newco received in the Merger and in which they represented that they had no plan or intention to dispose of the shares of common stock of Newco. See "Proposal to Approve the Merger - Lock-Up Agreements."

         It is anticipated that all of the current officers and directors of the Company will continue to hold the same positions in Newco, although the form of the Merger Agreement has not yet been negotiated. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company and any persons who are officers, directors or Shareholders of the Company as of the date of this Proxy Statement. See "Special Factors - Certain Effects of the Merger."



         The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Exchange Act will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB and
8-K.   Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from NASDAQ, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to NASDAQ listing.



         In addition, if the Merger is consummated, all of the Company's loan obligations and guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries will continue in the Surviving Company. See "Special Factors - Background of the Merger - Current Effects of Borrowings and Equity Financing."


         Opinion of the Financial Advisor


         The Financial Advisor rendered its opinion to the Other Shareholders that the Merger Payment of $0.50 per share of Common Stock is fair to the Other
Shareholders, as of ____________, 1996.    The opinion is being delivered to
the Other Shareholders as Appendix __ to this Proxy Statement.



         In conducting its analysis and arriving at its opinion, the Financial Advisor considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the financial projections provided to it by the Company for the Company's 1996 fiscal year; and (iii) the historical and current market for the Common Stock and for the equity securities of the Comparison Companies. The Financial Advisor assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they were based. The Financial Advisor also took into account its assessment of general economic, market and financial conditions and its knowledge of the entertainment industry as well as its experience in connection with similar transactions and securities valuation generally. The Financial Advisor's opinion was based on conditions as they existed and could be evaluated on ___________, 1996, the date of its opinion. In rendering its opinion, the Financial Advisor reviewed, among other things, certain publicly available information relating to the Company and performed such studies and analyses as it considered appropriate, including, among other things, a comparison of the financial and operational results and certain other financial and stock market information of the Company with similar information of the Comparison Companies. In connection with the engagement, the Financial Advisor did not make an independent evaluation or appraisal of the assets or liabilities of the Company (or its affiliates), and the Company did not furnish the Financial Advisor any such evaluation or appraisal.


         Material Federal Income Tax Consequences

         The Merger should be treated as a reorganization under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (a so-called "Type A reorganization"), provided it is structured as described in this Proxy Statement and each Continuing Shareholders enters into a lock-up agreement, as described in "Proposal to Approve the Merger - Lock-Up Agreements." If the Merger is treated as a Type A reorganization, Continuing Shareholders should not recognize any gain or loss as a result of the Merger, and the tax basis of each Continuing Shareholder in the shares of common stock of Newco received in the Merger should be equal to such Shareholder's adjusted tax basis in the shares of Common Stock surrendered in the Merger. See "Special Factors - Material Federal Income Tax Consequences - Federal Income Tax Consequences for Continuing Shareholders."

         Regardless of whether the Merger is treated as a Type A reorganization, each of the Other Shareholders will recognize gain or loss as a result of the Merger equal to the difference, if any, between (i) the Merger Payment received by such Other Shareholder and (ii) such Other Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to the consummation of the Merger. See "Special Factors - Material Federal Income Tax Consequences - Federal Income Tax Consequences for Other Shareholders."

         Regulatory Requirements and Conditions


          No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida and the State of Delaware in order to effect the Merger.

         Market Information


         The Common Stock is traded in the over-the-counter market and is included for quotation on NASDAQ under the symbol "QBAL." On June 10, 1996, the average of high and low bid prices of the Common Stock was $0.25 per share. On _________, 1996, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share. Despite the fact that the Common Stock is quoted on NASDAQ, there is currently only a limited trading market for the Common Stock. See "Market Information."


         Rights of Dissenting Shareholders

         Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

                         VOTING AND PROXY INFORMATION

         Record Date; Outstanding Shares; Voting


         The Board of Directors of the Company (the "Board") has fixed the close of business on June 10, 1996 as the record date (the "Record Date") for determination of shareholders of the Company (the "Shareholders") entitled to receive notice of and to vote on a proposal (the "Proposal") to approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco"). Accordingly, only Shareholders of record at the close of business on the Record Date will be entitled to vote at a special meeting (together with any adjournment(s) thereof, the "Special Meeting") of Shareholders.



         Under the terms of the Merger (i) the Company will be merged with and into Newco, and Newco shall be the surviving company in the Merger, (ii) each share of common stock, par value $.001 per share (the "Common Stock") owned immediately prior to consummation of the Merger by any Shareholder that is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date (any such Shareholder being hereinafter referred to as an "Initial Continuing Shareholder") will be converted into the right to receive one share of Common Stock of Newco, (iii) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder, other than an Employee Continuing Shareholder (as defined below), that is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date or that holds its shares through a broker or dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder (any of such persons or entities being hereinafter referred to as an "Other

Shareholder") will be converted into the right to receive a cash payment of $0.50 per share, without interest (a "Merger Payment"), (iv) each stock option issued under the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan (the "Stock Option Plans") or warrant of the Company to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions, and (v) if the aggregate number of shares of Common Stock beneficially owned by an employee of the Company on the Record Date plus the aggregate number of shares of Common Stock underlying stock options or warrants held by such employee on the Record Date, whether or not such options or warrants are then exercisable, total at least 101,000 shares of Common Stock (any such employee being hereinafter referred to as an "Employee Continuing Shareholder" and, together with the Initial Continuing Shareholders, the "Continuing Shareholders"), then each such share of Common Stock held of record by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to receive one share of common stock of Newco, and each such stock option or warrant held by the Employee Continuing Shareholder immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions.

         For purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, the Company will rely upon the Company's shareholder list to determine the beneficial holders of its Common Stock and to calculate the number of shares of Common Stock held by each such holder on the Record Date. The Company will treat each holder of record of issued and outstanding shares of Common Stock as the beneficial owner of such shares of Common Stock, except that, (i) in making such calculation, the Company will aggregate shares of Common Stock held of record by an individual with those held of record by the individual's spouse, their children under the age of 18 and trusts of which one or more of their children under the age of 18 is the beneficiary, and treat all such shares as being beneficially owned by a single individual, and (ii) the Company will not treat holders of record who are brokers or dealers registered under the Exchange Act (such brokers or dealers being hereinafter referred to as "Broker-Dealer Shareholders") as the beneficial owners of such shares. In the case of any Broker-Dealer Shareholder, the number of shares held by such Broker-Dealer Shareholder will not be treated as being held by a single individual for the purposes of determining whether a Broker-Dealer Shareholder qualifies to be treated as a Continuing Shareholder for purposes of the Merger. Rather, a Broker-Dealer Shareholder will be treated as an Other Shareholder unless, as to a particular number of shares held of record by such Broker-Dealer Shareholder, the beneficial owner of such shares of such beneficial owner provides the Company with a letter of identification from the Broker-Dealer Shareholder identifying such person as the beneficial owner, as of the Record Date, of the number of shares specified in the letter of identification.

         As of the Record Date, there were 9,137,798 issued and outstanding shares of Common Stock held by approximately 3,800 Shareholders of record. As of the Record Date, the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding). Only one Continuing Shareholder is a member of the Board and/or an executive officer of the Company. Such Continuing Shareholder held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding) as of the Record Date and has informed the Company that he intends to vote all shares of Common Stock held by him FOR the Proposal. For additional information concerning the beneficial ownership of shares of Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."


         Each Shareholder is entitled to one vote in person or by proxy for each share of Common Stock held by such Shareholder on the Proposal submitted to a vote of the Shareholders at the Special Meeting. Votes cast in person or by proxy at the Special Meeting will be tabulated by American Stock Transfer (the "Transfer Agent"), who will determine whether a quorum is present. The Proposal will be approved if and only if it receives the favorable vote of the majority of all shares of Common Stock outstanding on the Record Date. The Transfer Agent will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the approval of such matter. In addition, if a broker submits a proxy indicating that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter, but will be treated as present for purposes of determining whether a quorum is present at the Special Meeting.

         Proxy

         The proxy set forth on the proxy card which is enclosed with this Proxy Statement (the "Proxy") contains a space where each Shareholder may indicate whether such Shareholder chooses to vote such Shareholder's shares of Common Stock in favor of or against the Proposal or to abstain from voting. If the Proxy is duly completed and returned to the Transfer Agent, the Proxy will be voted in accordance with the instructions thereon. If a Shareholder returns the Proxy duly executed, but does not indicate the manner in which the Proxy is to be voted, the Proxy will be voted FOR the Proposal.

         Revocability of Proxy

         A Shareholder may revoke or amend the Shareholder's Proxy at any time prior to the Proxy's exercise at the Special Meeting by executing a subsequently dated Proxy or by filing a written request with Richard F. Landry, Secretary of the Company, at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, to revoke or amend the Proxy. The giving of a

Proxy does not preclude the right of a Shareholder to vote in person should the Shareholder giving the Proxy attend the Special Meeting and choose to do so.

         Solicitation of Proxies

         This Proxy Statement is submitted, and Proxies are being solicited by, the Board in support of the Proposal. The expense of solicitation of Proxies will be borne by the Company. The Board and certain officers or other employees of the Company may solicit proxies by telephone, telegram or personal interview or may engage a third party to do so. The Board will request that custodians, nominees and fiduciaries forward proxy materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such persons for reasonable expenses incurred in connection therewith.

         If you have any questions concerning this proxy solicitation or the procedure to be followed to execute and deliver a Proxy, please contact Richard
F. Landry at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111 or by telephone at (617) 350-3111.

                           --------------------------

         The principal executive offices of the Company are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, and the telephone number of the Company at such address is (617) 350-3111. The principal executive offices of Newco are located at 727 Atlantic Avenue, Suite 600, Boston, Massachusetts 02111, and the telephone number of Newco at such address is (617) 350-3111.

                                SPECIAL FACTORS

         Background of the Merger


         General. The Board's decision to present the Proposal to the Shareholders marked the culmination of a process that began in late 1994. The Merger is subject to satisfaction of various conditions, including but not limited to the Company's ability to raise at least $6,000,000 in gross proceeds through a private placement of debt or equity. See "Financing of the Merger." At that time, the Board determined that it might be necessary to restructure the Company in order to create the potential for improving the Company's ability to raise funds both for working capital and for further expansion and development of its billiard club business in accordance with its business plans. In the Board's view, the Company has an obligation to use its best efforts to continue to increase the value of each Shareholder's investment in the Company. Although the Board believed that the Company had satisfied this objective in part, the Board determined that it could not continue to fully satisfy this objective without further expansion of the Company's operations and an increase in the number of clubs operating under the Company's name. The Board recognized that since the Company began its upscale billiard club business in 1990, the Company had experienced a net operating loss in each year other than 1993, the Company had difficulty obtaining financing for development of additional clubs and the Company had not been able to take full advantage of its position as a public company through equity or debt offerings of its securities or the securities of its subsidiaries and, since 1993, management believes that no analysts had followed the Common Stock. In addition, the Board recognized that since mid 1993 the Common Stock had not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995. See "Market Information."
As of the date of this Proxy Statement, each of these factors continues to be true.



         Since 1990, the Company's primary business has been the operation of upscale billiard clubs. The Company, through wholly owned subsidiaries, currently wholly or partially owns, operates and manages ten billiard clubs, which are located in Miami, Florida; Seattle, Washington; Cleveland, Ohio; Cleveland Heights, Ohio; Pasadena, California; Worcester, Massachusetts; Champaign, Illinois; Annapolis, Maryland; Long Beach, California; and Tacoma, Washington. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly owned subsidiaries of the Company are the general partners, with 87 percent, 25 percent, 43 percent and 79 percent ownership interests, respectively. See "Business and Properties of the Company."



         The Company was one of the pioneers in the concept of upscale billiard clubs. However, the billiard club business requires significant amounts of cash, and the Company has not had sufficient cash to operate optimally or expand its business in accordance with its business plans. As a result, the Company was not able to develop billiard clubs quickly enough to attain a dominant position in the upscale billiard club market prior to the entry of a number of competitors operating single outlets or multiple units into this market. In all but one year since it began its billiard club business in 1990, the Company has experienced a net operating loss. During this same period, the number of competitors in the upscale entertainment business that own multi-unit entertainment facilities has increased, and a number of these competitors have opened billiard clubs in areas where the Company otherwise might have established clubs if it had been able to obtain sufficient capital to do so. For example, Clicks Billiards, which dominates the Southwest and Southeast upscale billiard club markets, has opened 26 billiard clubs in those regions; Pinkies has opened 14 billiard clubs at sites in Arizona, Colorado, Nevada and other Southwest states; Boston Billiard Clubs has opened six billiard clubs in the Northeast region; Fats Billiard Clubs has established five billiard clubs in Southern California; and Champions Billiards has opened five billiard clubs in the Washington, D.C. metropolitan area. Other competitors have opened larger clubs, or entertainment centers, which offer diverse forms of entertainment, such as billiards, electronic games, restaurant and bar services and night club-style entertainment. For example, Dave & Busters, Inc., a public company based in St. Louis, Missouri, operates seven entertainment centers throughout the United States, and America Live operates a chain of eight entertainment centers throughout the United States. See "Business and Properties of the Company - Description of Business - General."



         Since it began its billiard club business, the Company has had difficulty raising capital at the rate it believes would have been necessary either to maximize or to benefit from its position as a pioneer in the industry. As described in more detail below, during this period, the Company has had difficulty obtaining bank, as well as equipment lease, financing, and when the Company has been able to obtain such financing, the Company's poor financial condition generally has adversely affected its ability to obtain financing on more favorable terms.



         Bank and Equipment Lease Financing. The Company has attempted to obtain loans in principal amounts of between $100,000 and $600,000 to be used as working capital and for business expansion and development from at least 15 financial institutions during the past five years, including First Union Bank ("First Union"), where the Company maintains its business accounts, and U.S. Trust Bank, where Steven L. Foster, the Chief Executive Officer and Chairman of the Board of the Company, maintains certain of his personal and other business accounts. The Company sought a variety of structures for these loans (including secured and unsecured lines of credit and term loans) in an effort to increase the likelihood that the Company would obtain approval of one or more of these loan requests. All but two of the Company's loan requests were denied because, according to communications from such lending institutions to the Company, the Company did not meet the lending criteria of the institutions. These lending institutions also advised the Company that its poor financial condition and lack of available collateral were the principal reasons for the credit denials.



         Both of the loans that the Company was able to obtain came from Evergreen National Bank, a Seattle bank in which the subsidiary of the Company that owns the Seattle billiard club, Jillian's Billiard Club of Seattle, Inc. ("Jillian's - Seattle"), maintains an account. In 1994, Evergreen National Bank loaned the Company $200,000 for working capital. The loan, which matures in May 1999 and bears interest at the rate of 9.5 percent, is collateralized by all of the common stock of Jillian's - Seattle. In addition, the loan is guaranteed by the Company. At the time of the loan, Jillian's - Seattle had assets of approximately $860,000 and had generated annual cash flow in excess of $320,000. At December 31, 1995, the end of the third quarter of the Company's 1996 fiscal year, Jillian's - Seattle had assets and cash flow of approximately $800,000 and $405,000, respectively. At December 31, 1995, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $150,548. The Company believes, based on the historical operations of the Seattle club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could lose all ownership interest in the Seattle club.

         In December 1995, the Company obtained a $300,000 loan from Evergreen National Bank to develop the Tacoma, Washington, billiard club. The loan, which matures in December 2000 and bears interest at the rate of 9.5 percent, is collateralized by all of the assets of the subsidiary through which the Company owns the Tacoma billiard club, Jillian's Billiard Club of Tacoma, Inc. ("Jillian's - Tacoma"), and all of the common stock of Jillian's - Seattle.
In addition, the loan is guaranteed by the Company and Jillian's - Seattle.
The Company believes, based on the current operations of the Tacoma club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make the required loan payments, it could effectively lose all rights to continue the operations of the Tacoma club if Evergreen National Bank becomes the owner of that club's assets and could lose all ownership interest in the Seattle club.



         In addition, the Company had difficulty demonstrating that it was creditworthy in connection with a First Union loan. The loan, originally in the amount of $440,000 with United National Bank, was obtained in 1989 by an unaffiliated trust to purchase 206,825 shares of Common Stock from a Shareholder. At the time the loan was made, the Company had not began its billiard club business. In addition, at the time the loan was made, neither the Company nor any of its affiliates had any prior relationship with the unaffiliated trust. While no affiliate of the Company had any prior relationship with the Shareholder at that time, the Company had engaged in discussions, initiated by the Shareholder, with the Shareholder earlier in 1989 regarding the Shareholder's acquisition of additional shares of Common Stock, the merger of the Company into one or more shell entities owned by the Shareholder and the Shareholder's potential nomination to the Board. The Company did not believe that any of the Shareholder's proposals were in the best interest of the Company. Because the Company believed that the Shareholder's continued equity interest in the Company would be disruptive to the Company's business, in connection with the acquisition of the loan by the unaffiliated trust, the Company entered into an agreement with the trust in November 1989 whereby the Company agreed to repurchase the 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust (the "Put"). See "Financial Statements of the Company." When United National Bank refused to renew the loan and First Union refinanced it in 1992, the Company became a guarantor and a co-obligor of the loan in exchange for the trust's agreement not to exercise the Put. In addition to First Union's requirement that the trust use the 206,825 shares of Common Stock (which was trading at over $1 per share at that time) as collateral for the loan, the Bank required that the Company, in its capacity as co-obligor of the loan, provide as cash collateral a $240,000 certificate of deposit. First Union required the Company to maintain the certificate of deposit as collateral even after the outstanding principal balance of the loan had been reduced to $262,500 at December 31, 1994. In April 1995, $103,413 in net proceeds from the sale, at $0.50 per share, of the 206,825 shares of Common Stock was used to pay down the loan, and in June 1995, approximately $159,000 of the $240,000 certificate of deposit was used to pay the remaining balance of the loan. See "Financial Statements of the Company."

         In addition to bank financing, the Company also has attempted to obtain $10,000 to $300,000 in equipment financing from leasing companies during the past five years. During this time, the Company submitted at least 30 applications for equipment financing to leasing companies, 11 of which were accepted. The approximately 19 applications that were rejected were denied for the same reasons the Company was unable to obtain bank credit from all but one of the 15 financial institutions to which it applied: the Company had a history of poor performance and lacked available collateral other than the equipment to be purchased.



         The Company was successful in obtaining two equipment leases from Leasing Technology, Inc. However, both of these leases resulted in the encumbrance of the assets of one of its clubs and the stock of another one of its clubs. Specifically, in March 1994, the Company financed with Leasing Technology, Inc. certain equipment for, and leasehold improvements in, the Annapolis, Maryland billiard club for $300,000 at an annual lease rate of 12 percent. The lease was collateralized by all of the equity securities of the subsidiary through which the Company owns the Kendall club, which is located in Miami, Florida, Jillian's Billiard Club of Kendall, Inc. ("Jillian's - Kendall"), and all of the assets of the subsidiary through which the Company owns the Annapolis billiard club, Jillian's Billiard Club of Annapolis, Inc. ("Jillian's - Annapolis"). At the time of the lease, Jillian's - Kendall had assets of approximately $646,000 and was generating approximately $173,000 in cash flow, and the Company projected that Jillian's - Annapolis would have
$600,000 in assets within three months after commencement of the loan.   At
December 31, 1995, Jillian's - Kendall had assets and cash flow of approximately $484,000 and $114,000, respectively, and Jillian's - Annapolis had assets and cash flow of approximately $802,000 and $159,000, respectively. At December 31, 1995, the Company was in compliance with its obligations under the lease, and $227,947 remained payable under the lease. The Company believes, based on the historical operations of the Annapolis club, that it will have sufficient working capital in the future to make the scheduled lease payments. If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.



         The Company obtained the second equipment lease from Leasing Technology, Inc. in December 1995 to finance certain equipment for, and leasehold improvements in, the Tacoma, Washington billiard club for $300,000 at an annual lease rate of 12.6 percent. The lease was collateralized by the equipment purchased, as well as the equipment lease obtained from Leasing Technology, Inc. to equip and develop the Annapolis club, which is described above. The Company believes, based on the current operations of the Tacoma club, that it will have sufficient working capital in the future to make the scheduled lease payments. If the Company fails to make the required payments under the lease, it could lose all ownership interest in the Kendall club and effectively lose all rights to continue the operations of the Annapolis club if Leasing Technology, Inc. becomes the owner of that club's assets.

         The Company has obtained nine additional equipment leases totaling approximately $350,000. The terms of the leases range from one to five years. In addition, the leases bear interest at annual rates ranging from approximately 12 to 18 percent.



         Seller, Landlord and Municipal Financing. The Company has been able to obtain seller, landlord or municipal financing to partially fund the acquisition or construction of all of its billiard clubs. In all but one case, however, the Company collateralized the financing with the assets or stock of the subsidiary through which the Company owns the club, leaving the Company with reduced sources of collateral to obtain additional financing for working capital and further expansion and development and risking the possibility that the Company could lose its interests in these clubs. The seller, landlord and/or municipal financing obtained by the Company to partially fund the acquisition or construction of four of its billiard clubs is described below.



         The City of Cleveland Heights, Ohio, loaned the Company $100,000 of the approximately $650,000 necessary to construct and equip the Cleveland Heights billiard club in 1991 as an incentive to enter into the lease in what such City considered a "redevelopment urban area." The loan, which bears interest at a rate of seven percent and matures in April 1998, is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Cleveland Heights, Inc. ("Jillian's - Cleveland Heights"). At December 31, 1995, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $78,343. The Company believes, based on the historical operations of the Cleveland Heights club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Cleveland Heights club if the City of Cleveland Heights becomes the owner of the club's assets. The Company also attempted to raise $150,000 in June 1992 through the private placement of interests in the limited partnership, Jillian's Billiard Club of Cleveland Heights Limited Partnership (the "Cleveland Heights Limited Partnership"), in which Jillian's - Cleveland Heights is the general partner and currently has an 87 percent ownership interest. The Company raised only $22,500, out of the $150,000 that it attempted to raise, from a single unaffiliated third party even though the Company offered each investor, and the single investor accepted, an option to sell the investor's partnership interest to the Company at a cash price equal to the greater of the price paid for the investment or 500 percent of the adjusted net income of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995, multiplied by a fraction representing a percentage interest in such Partnership's profits and losses of the investment to be sold to the Company. The option must be exercised within 60 days of the transmittal to investors of the financial statements of the Cleveland Heights Limited Partnership for the 12 months ending December 31, 1995. As of the date of this Proxy Statement, the Company believes that it has sufficient cash flow to meet its obligation to purchase the interest of the $22,500 investor. The Company's failure to honor this commitment could result in a suit by the investor to obtain the price, as well as the investor's cost and expenses, including reasonable attorneys' fees. The Company financed the remaining $527,500 needed to develop the Cleveland Heights club using $427,500 in cash generated from the Company's operations and the proceeds from a $100,000 four-year convertible note, bearing interest at a rate of 12.5 percent, issued by the Company in February 1992 in favor of an unaffiliated third party. On January 1, 1993, the third party exchanged the note for a 10 percent equity interest in the Cleveland Heights Limited Partnership.



         In 1993, the Company paid $150,000 in cash and obtained the remaining $175,000 of the $325,000 necessary to acquire an existing billiard club in Pasadena, California, through a loan from the club's seller. The Company issued the seller a three-year note collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Pasadena, Inc. ("Jillian's - Pasadena"). Interest on the note is payable monthly at eight percent and the entire principal amount of $175,000 (and unpaid interest, if any) is due when the note matures in August 1996. At December 31, 1995, the Company was in compliance with its obligations under the loan. However, based on the Company's current cash shortage, there can be no assurance that the Company will have sufficient working capital in the future to pay the entire principal amount of the loan when it becomes due in August 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." If the Company fails to make such payment, it could effectively lose all rights to continue the operations of the Pasadena club if the seller becomes the owner of the club's assets.



         In 1994, the landlord of the Champaign, Illinois, club loaned the Company $150,000 of the $700,000 required to develop the Champaign club. The loan is collateralized by the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Champaign - Urbana, Inc. ("Jillian's - Champaign"), bears interest at a rate of 10 percent, and matures in September 1999. At December 31, 1995, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $116,993. The Company believes, based on the historical operations of the Champaign club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such required payments, it could lose all rights to continue the operations of the Champaign club if the landlord becomes the owner of the club's assets. The landlord provided the financing after the Company was able to raise an additional $425,000 through a 1994 private placement of interests in the limited partnership, Jillian's Billiard Club of Champaign - Urbana, L.P. (the "Champaign Limited Partnership"), in which Jillian's - Champaign is the general partner and currently has a 43 percent ownership interest. Of the $425,000 raised, $365,000 in limited partnership interests in the Champaign Limited Partnership were sold to unaffiliated third parties and $60,000 in such interests were sold to existing Shareholders. The Company had attempted to raise $525,000 through this offering and believed that the investment was attractive because the Company, among other things, (i) guaranteed each investor a

140 percent return on their investment within six years, (ii) offered a buy-out in 1997 of each investor to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Champaign Limited Partnership for the 12 months ending December 31, 1996; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 50 percent of the net profits of such Partnership for the 12 months ending December 31, 1996, and (iii) for a limited period of time, offered a demand registration right requiring the Company to register such Common Stock after the end of its 1997 fiscal year. The Company's obligation to buy out a Champaign investor is contingent upon such investor's giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return or buy-out rights. The Company financed the remaining $125,000 needed to develop the Champaign club using cash generated from the Company's operations.



         In 1995, the City of Long Beach, California, agreed to honor its commitment to lend the Company $450,000 of the $1,500,000 necessary to construct and equip the Long Beach billiard club in a "redevelopment urban area" only after the Company agreed to use the assets of the subsidiary through which the Company owns the club, Jillian's Billiard Club of Long Beach, Inc. ("Jillian's - Long Beach"), as well as the assets of Jillian's - Pasadena (through a second lien), as collateral. The loan bears interest at a rate of seven percent and matures in January 2006. As additional consideration for the loan, the Company granted the City of Long Beach a warrant to receive 225,000 shares of Common Stock at an exercise price of $0.00 per share, with the warrant exercisable solely by the City of Long Beach under the loan agreement if the Company defaults on the loan. If the City of Long Beach exercises the warrant and the market value of the Common Stock issued under the warrant is less than the outstanding loan balance, the Company is required to continue to issue additional shares of Common Stock until the total market value of the Common Stock issued to the City of Long Beach is equal to the outstanding loan balance. At December 31, 1995, the Company was in compliance with its obligations under the loan, and the loan had a principal balance of $450,000. The Company believes, based on the current operations of the Long Beach club, that it will have sufficient working capital in the future to make the scheduled loan payments. If the Company fails to make such payments, it could effectively lose all rights to continue the operations of the Long Beach and Pasadena clubs if the City of Long Beach becomes the owner of the assets of both clubs. In addition, if the Company defaults on the loan, the warrant will be exercisable, as described above. The Company financed the remaining $1,050,000 needed to develop the Long Beach club using approximately $680,000 in cash generated from the Company's operations, a $250,000 landlord contribution and approximately $120,000 from three equipment leases. The landlord took into consideration the $250,000 contribution when computing the annual lease payments. The landlord disbursed the funds between January and May 1995 as the Company presented construction bills to the landlord. The three equipment leases, which were obtained between May and June 1995, bear interest at annual rates ranging from approximately 13 to 15 percent and have three- to five-year terms.



         Equity and Debt Financing. Since it began its billiard club business, the Company has made at least six attempts, as described below, in addition to the Cleveland Heights and Champaign private placements described above, to raise capital for expansion through private placements of equity and debt instruments. Because of the dilutive effect that such issuances would have on the value of the Common Stock in the hands of the existing Shareholders, the Company has attempted to raise capital in this manner only as a last resort. Despite its efforts, the Company has had only modest success in raising capital through private placements of its Common Stock, of debt instruments or of the equity interests in its subsidiaries. While the Company believed that its guarantee of favorable returns and offering of early buy-outs would help attract investors, it was advised during its discussions with potential investors that such investors had no confidence that the Company could fulfill its guarantees or buy-out responsibilities, based on the Company's history of poor performance, and if the Company had insufficient assets or cash flow, it would be doubtful that an investor with standing to sue would be provided with the rights guaranteed the investor in the offering. First, during fiscal 1993, in an effort to raise working capital and funds for expansion and development, the Company offered Common Stock for sale through a private placement. The Company sold 2,043,022 shares of Common Stock for approximately $874,000, net of offering expenses and sales commissions. While the private placement was successful in that the Company realized over 80 percent of its goal of $1,000,000, the offering had the effect of substantially diluting the value of the Common Stock in the hands of the existing Shareholders because the Common Stock was placed for between approximately $0.50 and $0.60 per share at a time when the Common Stock was trading at approximately $1 per share.



         Second, the Company was also successful in raising the $850,000 it needed to construct the Worcester, Massachusetts, billiard club. In 1993, it sold 75 percent of the limited partnership interests in Jillian's Billiard Club of Worcester Limited Partnership (the "Worcester Limited Partnership"). The Company's wholly owned subsidiary, Jillian's Billiard Club of Worcester, Inc. ("Jillian's - Worcester"), is the general partner and currently has a 25 percent ownership interest in the Worcester Limited Partnership. The Company, among other things, (i) guaranteed a 15 percent annual return on the Worcester investment, (ii) offered a buy-out in 1999 of each investor to be paid 50 percent in cash and 50 percent in Common Stock, to be valued at 80 percent of the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Worcester Limited Partnership for the 12 months ending December 31, 1998; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be five times 75 percent of the net profits of such Partnership for the 12 months ending December 31, 1998, with a maximum purchase price equal to 200 percent of capital invested, and (iii) offered, for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1999 fiscal year. The Company's obligation to buy out a Worcester investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. In addition, the Company may elect to buy out Worcester investors for the same purchase price described above if the Company gives such investors notice during the same 60-day period. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet these obligations could result in a suit by investors to obtain the guaranteed return, buy-out and/or the registration rights.



         Third, the Company raised only $133,000 out of the approximately $700,000 that was necessary to develop and equip the Annapolis club in a private placement between July and September 1994, even after offering, among other things, (i) a 140 percent return of investment in Jillian's Billiard Club of Annapolis Limited Partnership (the "Annapolis Limited Partnership") within six years, (ii) a buy-out of each investor in 1998 to be paid 15 percent in cash and 85 percent in Common Stock, to be valued at the average of the bid and asked price of the Common Stock during the 30 days prior to the transmittal to investors of the financial statements of the Annapolis Limited Partnership for the 12 months ending December 31, 1997; provided, however, that if all investors sell their partnership interests to the Company, the purchase price would be four times 50 percent of the net income of such Partnership for the 12 months ending December 31, 1997, with a maximum purchase price equal to 100 percent of capital invested, and (iii) for a limited period of time, a demand registration right requiring the Company to register such Common Stock after the end of its 1998 fiscal year. The Company's obligation to buy out an Annapolis investor is contingent upon such investor giving notice to the Company, within 60 days of the transmittal to investors of the aforementioned financial statements, of the investor's desire to sell its partnership interest to the Company. Existing Shareholders, including affiliates of the Company, accounted for $83,000 of the funds raised through the Annapolis Limited Partnership in which Jillian's - Annapolis is a general partner and currently has a 79 percent ownership interest. Persons unaffiliated with the Company accounted for the remaining $50,000 raised. There can be no assurance that the Company will have sufficient cash flow to meet these guaranteed payment or buy-out obligations when they do become due or when they become exercisable. The Company's failure to meet any of its obligations with respect to the investors in the Annapolis Limited Partnership could result in a suit by them to obtain the guaranteed return, buy-out and/or registration rights. The Company financed the remaining $567,000 needed to develop the

Annapolis club through equipment lease financing (see "Bank and Equipment Lease Financing," above) and cash generated from the Company's operations.



         The Company had virtually no success in its efforts to raise capital through three additional private placements. Between 1993 and 1994, the Company made two separate attempts to sell $2,000,000 in interests in JBC - USA Limited Partnership by guaranteeing a 15 percent return on the investments and favorable buy-out terms. The Company did not sell any interests in the limited partnership during either attempt. Lastly, in 1994, the Company attempted to privately place a $750,000 debt instrument guaranteed by the Company. The Company raised only $185,000, $60,000 of which came from existing Shareholders. The Company believes that it was unable to succeed in placing the debt instrument because it had difficulty in convincing potential lenders that it would be able to repay the loan.



         While the Company has had modest success in raising capital through private placements of its Common Stock and the equity interests in its subsidiaries, it has not considered it advisable to attempt to raise capital through public offerings of its equity or debt securities. Currently, there is only a limited trading market for the Common Stock (see "Market Information") and the Board believes that the Common Stock is not being followed by market analysts because the Company has not received any communications from market analysts in the past several years. The Company has made no attempt to get analysts to follow the Common Stock or to retain an investment banking firm to underwrite a public offering of the Common Stock, however, because, in light of the Company's history of poor performance to date the Company believes that such attempts would be unsuccessful. Further, the Board recognizes that the Company has had an unusual history, in that its present involvement in the billiard club industry is different from the purposes for which it was initially incorporated. See "Business and Properties of the Company."
Further, the Company has not shown any strong earnings in the course of its operations in the billiard club industry and is not in the best position to support optimistic or dramatic market statements. In addition, since mid 1993, the Common Stock has not traded above approximately $1.06 per share, and has not traded above $0.50 per share since March 16, 1995.



         Although the Company has not attempted to retain an underwriter for a public offering of its securities during the past several years, it received advice from an investment banking firm as to a manner in which the Company might raise capital. The investment banking firm did not, however, express an interest in undertaking to underwrite any of the Company's securities when it provided the advice. The advice was offered during a routine Board meeting in 1994 by Elliot Smith who at that time was a member of the Board and a principal of Whale Securities, the investment banking firm that placed Common Stock in a public offering in 1987. The Company was advised by Mr. Smith, on behalf of Whale Securities, that the Company could raise capital by reducing the exercise prices of then outstanding warrants to purchase approximately 627,000 shares of Common Stock to prices significantly below the then current market value of the Common Stock and reducing the exercise period of the warrants. The warrants were issued in public offerings in 1985 and 1987 and their exercise prices range from $4.00 to $5.00 per share of Common Stock. At the time Whale Securities made the suggestion, the Common Stock was trading for approximately $1 per share. After considering such advice, the Board determined that it was inadvisable to reduce the exercise price of the warrants because if the warrants were exercised at the reduced exercise price, the value of the Common Stock in the hands of the existing Shareholders would be diluted.



         The Company has not given any consideration to raising capital through a rights or other offering to the Shareholders.



         As indicated above, because of their dilutive effect on the value of the Common Stock in the hands of the existing Shareholders, the Company has been reluctant to raise capital through private placements of equity securities or through programs that reduce the exercise price and/or exercise period of outstanding stock options or warrants to purchase shares of Common Stock. However, on December 20, 1994, in an effort to raise capital in a short period of time to complete the Long Beach billiard club the Company reduced the exercise price and exercise period of an aggregate of 1,105,000 outstanding stock options issued under the Stock Option Plans. The Company reduced from approximately $0.66 per share to $0.25 per share the exercise price of options to purchase an aggregate of 520,000 shares of Common Stock, 400,000 of which were held by Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and the remaining 120,000 of which were held by Kevin Troy, a Shareholder and advisor to the Company, and the Company reduced the remaining exercise period of such options from nine years to 90 days. In addition, the Company reduced from approximately $0.33 per share to $0.25 per share the exercise price of options to purchase an aggregate of 585,000 shares of Common Stock, 450,000 of which were held by Mr. Foster and the remaining 135,000 of which were held by Mr. Troy, and the Company reduced the remaining exercise period of such options from nine years to 90 days. The market value of the Common Stock was $0.50 per share on December 20, 1994. The options were granted to Mr. Foster as part of his compensation for serving as an executive officer of the Company and to Mr. Troy as compensation for serving as an advisor to the Company. All of these options were exercised during the last quarter of the Company's 1995 fiscal year. The Company reduced the exercise price and the exercise period of the options at a time when continued construction of the Long Beach club was in jeopardy because of insufficient capital and the Company had exhausted all available resources for raising cash immediately. The Company reduced the exercise price and the exercise period of the stock options as a last resort to raise capital and has not reduced the exercise price or exercise period of stock options or warrants held by an executive officer or member of the Board in order to raise capital at any other time during the last three years. By offering the reduced exercise price and exercise period only for stock options held by controlling persons of the Company, the Company eliminated the time and expense associated with putting the matter to a vote of

Shareholders and increased the likelihood that the reduced price and period in fact would result in an exercise of the options and, therefore, in the desired capital infusion.



         Under the Stock Option Plans, the Company issues to its management from time to time options to purchase shares of Common Stock as part of management's compensation. Other than the exercise by Mr. Foster described above, no current executive officer or member of the Board has exercised stock options since February 1994. See "Market Information." In addition, Mr. Foster holds an outstanding warrant to purchase 40,000 shares of Common Stock. However, he is the only executive officer or member of the Board that currently holds any of the Company's warrants. Mr. Foster and other members of the group from whom the Company purchased the subsidiary through which the Company's billiard clubs are operated were issued warrants in April 1993 in accordance with the anti-dilution provisions of the agreement under which the subsidiary was purchased by the Company. As of the date of this Proxy Statement, Mr. Foster has no present intention of exercising these warrants. For a description of Mr. Foster's ownership interest in the Company, see "Security Ownership of Certain Beneficial Owners and Management," and for a more detailed description of the circumstances under which the warrants were issued, see "Financial Statements of the Company."



         Current Effects of Borrowings and Equity Financing. Of the $3,747,000 borrowed by the Company since it began its billiard club business, an aggregate of approximately $2,718,000 was outstanding as of December 31, 1995. This amount, which is represented by ten loans and seven leases, bears interest at annual rates ranging from seven to 15 percent. The Company believes, based on the historical and current operations of its clubs, that it will have sufficient working capital in the future to make the scheduled payments with respect to the foregoing indebtedness, with the exception of the $175,000 note that it issued to the seller of the Pasadena billiard club, as discussed above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." If the Company fails to make the required payments on obligations secured by the assets or stock of the subsidiaries through which the Company owns the relevant clubs, the Company could lose its interests in these clubs as discussed above under "Bank and Equipment Lease Financing" and "Seller, Landlord and Municipal Financing." These obligations and contingent liabilities, as well as the lenders' recourse in the event of the Company's default under the loans, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated.



         None of the Company's obligations to provide the guaranteed returns and buy-outs associated with the Champaign, Worcester and Annapolis Limited
Partnerships has matured as of the date of this Proxy Statement.   There can be
no assurance that the Company will have sufficient working capital in the future to meet these obligations when they do mature or when they become exercisable. The Company's failure to honor these commitments could result in investor suits to obtain the guaranteed returns or buy-outs. All of these obligations, as well as the investors' rights to sue in the event that the Company fails to satisfy such obligations, will continue in the Surviving Company if the Proposal is approved by the Shareholders and the Merger is consummated. In addition, the Board believes that the existence of the guaranteed returns, buy-outs and registration rights is itself depressing the price of the Common Stock and inhibiting the Company's ability to raise capital and will continue to have this effect, whether or not the Company is a "public company" or a "private company," as long as these rights remain pending and unsatisfied. The Board's belief is based on the fact that, at the present time, there is no reasonable prospect that the Company will be able to satisfy its obligations relating to the guaranteed returns or buy-outs. In addition, the Board has based its conclusion on the fact that the Common Stock is an illiquid security that is experiencing a decline in market value.



         While the Company has raised approximately $5,800,000 in funds (excluding landlord contributions) for working capital for the acquisition and/or construction of its ten existing clubs, as described above, it has not raised sufficient capital to enable it to expand in accordance with its business plans. In addition, the site locations for most of the Company's clubs have in large part been dictated by the availability of seller, landlord and municipal financing. The Company has not been able to develop sites in other more attractive areas where such financing has not been available. The Company's reliance on this type of financing has resulted in the encumbrance of the assets and/or stock of all of subsidiaries through which it owns its billiard clubs except Jillian's Billiard Club of Cleveland, Inc. ("Jillian's - Cleveland"). The unavailability of such collateral has, in turn, contributed to the Company's difficulty in obtaining bank and equipment lease financing. Further, the Company's history of poor performance has inhibited its ability to raise capital through the private placement of its securities or the securities of its subsidiaries.



         The Board believes that the Company's inability to raise capital has significantly contributed to the fact that the Company has experienced net losses for all but one of the past five years, and such lack of profit, in turn, has prevented the Company from significantly improving its position in the upscale billiard club market through expansion and development. Management believes that there are a number of markets in which the Company could have achieved market dominance or acquired a more substantial share of the market if the Company had had sufficient capital either to enter the market earlier or to commence and expand its operations in that market at an earlier date. Because the Company has instead had limited amounts of capital available, it has had to expand the number of clubs that it operates slowly, and the construction of those clubs has, in some cases, been delayed due to lack of funds at a particular time. Such delays, in some instances, have required the Company to pay rent prior to commencement of operations at those clubs, which resulted in increased expense for the Company without any offsetting increase in operating income. As a result, delays resulting in the payment of pre-opening rent have had a direct impact on the costs associated with developing the clubs. The Board believes that the value of the Common Stock also has been depressed due to the Company's failure to achieve profitable operations on a continuing basis. As a result, the Company's ability to raise capital through the public or private sale of its Common Stock has been limited. The Board, therefore, is of the view that the Company's profitability would cause an increase in the market for, and value of, the Common Stock, which in turn would increase the Company's attractiveness as an investment and thereby further facilitate capital rasing activities.



         By late 1994, for the reasons discussed above, the Board believed that it was no longer prudent for the Company to continue to seek short-term financing on terms that could not be considered favorable to the Company due to the anticipated difficulty of repaying such loans as a result of the Company's slow or nonexistent growth in assets and income and the increasing level of competition from better-capitalized entities. The terms of any financing available to the Company at that time and at the present time was and continues to be such that the Company's acceptance of financing on such terms would place the Company at a competitive disadvantage in terms of its debt obligations and available capital. At a Board meeting held on December 20, 1994, the Board determined that it might be appropriate for the Company to consider eliminating its status as a "public company," in part because, as a "private company," the Company could reduce certain costs associated with complying with the federal securities laws. Management indicated that this cost savings, which the Company estimates to be approximately $75,000 per year, could cause the Company to be more attractive to the types of well-capitalized and sophisticated investors that are willing to invest substantial amounts of capital in an enterprise. In addition, in the experience of certain members of the Board, investors generally are not willing to commit significant amounts of capital to an enterprise that, like the Company, does not have a history of profitable operations unless the number of shareholders is relatively small and composed primarily of individuals who either are actively involved in the operations of the Company or are family members of such persons. Further, management of the Company believes that the additional disclosure regarding company operations, stock ownership and compensation of, or payments to, persons with a significant investment in the company that is required by the federal securities laws applicable to a public company is often unacceptable to investors that are
considering a substantial investment in a company.    The Board believes that
the Company could be an attractive investment, even at this time, because the infusion of additional capital would enable the Company to expand its business and thereby increase the likelihood that the Company will become profitable, due in part to the Company's ability, as a larger company, to achieve economies of scale. However, a substantial investment in a company, such as the Company, that does not have a history of profitable operations, but whose prior operating history and relative position in its markets indicate that a significant infusion of capital could produce profitable operating results on a consistent basis in the future, may be more likely to prove profitable (and, therefore, may be more attractive to a potential investor) if the company is a private company. In the experience of management, based on its discussions with potential investors in the Company, the additional attraction of a private company lies in the belief of many potential investors that the full value of the stock of a private company is less likely to be reflected in the price at which the stock may be transferred than is the case for the stock of a public company.


         At the request of the Board, Mr. Foster agreed to explore the feasibility and potential benefits of causing the Company to become a private company.


         At a meeting on January 23, 1995, the Board specifically considered eliminating the Company's status as a public company. The Board believes that the elimination of the Company's status as a publicly held company would provide the Company with greater flexibility in structuring financing arrangements and attracting additional potential sources of capital. For example, the Board believes that, as a private company, the Company might be better able to attract investors that are willing to invest significant amounts in the Company for the reasons discussed above. In addition, this change in the Company's status would allow the Company to reduce or eliminate certain costs associated with its status as a public company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to audit the financial statements of the Company in compliance with federal securities laws and regulations (approximately $10,000 per year); those required to communicate with the approximately 3,800 Shareholders (approximately $15,000 per year); and those required to make the necessary filings with, and otherwise comply with the regulations of, the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), including legal fees and expenses (approximately $44,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. See "Purposes and Reasons for the Merger," below.



         At the January 23, 1995 Board meeting, Mr. Foster recommended that the Company retain Bannon & Co., Inc. (the "Financial Advisor") to evaluate the Company in connection with the Company's consideration of becoming a private company because of the Financial Advisor's experience with entertainment entities and its reasonable quoted fees. Mr. Foster became aware of the financial services provided by the Financial Advisor through Douglas M. Suliman, Jr., an agent of Hampshire Securities Corporation (the "Placement Agent"). For a discussion of how Mr. Foster became acquainted with Mr. Suliman, see "Alternatives Considered," below. Mr. Foster then presented to the Board information regarding the qualifications and fees of the Financial Advisor, which Mr. Foster had obtained by contacting the Financial Advisor directly, at the suggestion of Mr. Suliman. Mr. Foster had no prior contact or relationship with the Financial Advisor before he contacted the Financial Advisor to obtain such information. Upon Mr. Foster's request for additional valuation experts, John L. Kidde suggested that the Board consider Brown, Brothers, Harriman & Co. and Layne Weggeland. The Board authorized Mr. Foster to obtain information regarding the qualifications and fees of these two valuation experts and to select, in consultation with the other directors as appropriate, the most suitable of the three experts to present an opinion to the Board. The Board also authorized the Company to pay all reasonable fees and expenses incurred by the expert selected in connection with the engagement. The Board did not establish any parameters with respect to the fees to be incurred by the expert.

         Each of the two experts referred to the Board by Mr. Kidde advised Mr. Foster that the firm would be unable to undertake the engagement, without offering any specific reason for that decision. Although Mr. Foster contacted certain other experts in the industry who were recommended by the two experts originally referred by Mr. Kidde, these individuals or organizations were, in the opinion of Mr. Foster, understaffed or had relatively insufficient experience to complete the evaluation properly. Consequently, in March 1995, Mr. Foster engaged the Financial Advisor to undertake a study to enable it to render an opinion with respect to the proposed Merger Payment as an independent third party and present a fairness opinion to the Board. Except as described above, there were no contacts between the Financial Advisor and the Company and its affiliates regarding the hiring of the Financial Advisor to present a fairness opinion to the Board. See "Special Factors - Opinion of the Financial Advisor."

         Alternatives Considered.   After Mr. Foster selected the Financial
Advisor, the Board began an analysis of methods of structuring a transaction that would have the effect of eliminating the Company's status as a publicly held company while maximizing Shareholder value. At meetings held on April 4, and October 2, 1995, the Board considered continuing to operate the Company with the current capital structure as a public company. The Board rejected this alternative primarily because of the Company's history of poor performance and the Board's belief that the Company's status as a private company would reduce certain expenses associated with its current public status and provide the Company with greater flexibility in structuring financing arrangements and additional potential sources of capital. Because the Board believes that reducing such expenses and obtaining financing will increase the likelihood that the Company's performance will improve and the value of the Common Stock will increase, the Board determined that it would be imprudent to sell the Company at this time.


         In addition, the Company has received only one bid in the last two years. On August 11, 1994, the Company received an unsolicited letter via facsimile from On Cue Limited ("On Cue") in which On Cue merely indicated three things. On Cue indicated that it operated four billiard club restaurants in Canada, that its shares were listed on NASDAQ and that it proposed to exchange shares of Common Stock for shares of On Cue in a transaction that, prior to expenses and based on the then-trading value of the common stock of On Cue, would have had a value of approximately $1.25 per share. Immediately thereafter, in an effort to evaluate the relative merits of the proposal, Mr. Foster, on behalf of the Company, contacted On Cue and requested copies of recent financial statements of On Cue, as well as any other documents that On Cue had available that would provide the Company information about On Cue's business, with which the Company has no familiarity. On September 13, 1994, Mr. Foster sent On Cue a brochure describing the Company's business. In addition, Mr. Foster asked an employee of the Company to contact the Commission and NASDAQ to ascertain whether any securities of On Cue were registered or listed thereon. The employee learned that no securities of On Cue had ever been registered with the Commission or listed on NASDAQ. Despite additional calls placed by Mr. Foster during the next few weeks to follow up with On Cue with respect to the proposal, On Cue has never responded to the Company's inquiries. The Company has no knowledge of any reason or reasons On Cue has failed to provide the information that Mr. Foster requested and failed to contact the Company to discuss the proposal further.



         Although the Board has not solicited bids for the sale of the Company's assets during the past two years nor received any other bids during this time, the Board believes that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. These clubs are not readily convertible to other uses, and without an agreement by the Company or the managers of the clubs to continue operating these clubs, the clubs, the leasehold interests and the equipment and furniture held by the Company have relatively low resale value even if sold to a competitor of the Company that would take over operations of the clubs. In particular, the Board believes that a sale of the Company's assets, with the accompanying expenses, would be unlikely to result in a net distribution to Shareholders of an amount as great as the Merger Payment. For these reasons, the Board believes that it can structure a transaction likely to yield greater distributions to the Shareholders than any distributions they would receive if the Company were sold. The Board's view on this matter took into account the Company's receipt of the unsolicited share exchange proposal from On Cue. The Company never received any information from On Cue to enable the Company to evaluate the relative merits of the proposal, including the basis for On Cue's determination of the exchange value of $1.25 per share, and the Company was unable to locate any information about On Cue through its own investigations. In addition, On Cue failed to respond to Mr. Foster's efforts to discuss the proposal. Consequently, because On Cue took no affirmative steps after it sent the initial letter to the Company to indicate that it was serious about engaging in a transaction with the Company, the Board believes that it is inadvisable to consider the proposal an indication of the Company's resale value or that the Company's consummation of a transaction with On Cue would have resulted in greater distributions to the Shareholders than the Merger Payment. In fact, the Company's experience with On Cue (in which the entity initiating a bid on an unsolicited basis lacked the interest necessary to pursue the matter) led the Board to conclude that it was likely to be unproductive to invest Company resources in seeking additional bids for the Company in order to assist the Board in determining the Company's value. Even if the

Company had obtained one or more additional bids for the Company, it would be necessary for the Board to assess the likelihood that any particular bid could result in a sale of the Company on terms acceptable to all parties in order to utilize the bids as a measure of the value of the Company.


         At the meeting held on April 4, 1995, the Board made an informal, initial determination that Shareholders should be paid approximately $0.50 per share in any transaction that the Board structured that would have the effect of eliminating the Company's status as a publicly held company. For a discussion of the Board's determination of this distribution amount, see "Payments to the Other Shareholders," below.

         In light of the Board's belief that it is not in the best interests of the Company and the Shareholders to sell the Company at this time, the Board considered transactions at the meeting held on October 2, 1995 that could have the effect of taking the Company private, but would retain the interest in the Company or any successor to the Company of each Continuing Shareholder (i.e., a Shareholder that beneficially owns at least 101,000 shares of Common Stock as of the Record Date (an Initial Continuing Shareholder) and each Shareholder who is an employee of the Company and who beneficially owns shares of Common Stock on the Record Date in an amount that, when added to the aggregate number of shares of Common Stock underlying stock options or warrants beneficially owned by such employee on the Record Date, whether or not such options or warrants are then exercisable, totaling at least 101,000 shares of Common Stock (an Employee Continuing Shareholder)). Any one of the transactions considered could have the effect of terminating the interest of each Other Shareholder (i.e., a Shareholder that beneficially owns less than 101,000 shares of Common Stock as of the Record Date). The Board considered (i) a tender offer by the Company, (ii) a tender offer by the Company and a subsequent merger of the Company into a newly formed company to eliminate any nontendering Other Shareholders, and (iii) a merger, as proposed herein.

         The Board rejected the first alternative as impractical because there could be no assurance that any Shareholders would elect to tender their Common Stock to the Company. Further, in light of its recent difficulty in obtaining financing from financial institutions and other sources, it was unlikely that the Company could obtain financing sufficient to acquire all of the tendered Common Stock. Because the Board had determined that it was in the best interest of the Company and the Shareholders for the Company to become a private company not subject to the provisions of the federal securities laws and regulations relating to the operation of public entities, the Board did not believe that it was advisable or in the interest of the Shareholders to undertake a transaction in which the Company would incur significant expense but would have no assurance that, even if a majority of the Shareholders supported the transaction by tendering their Common Stock to the Company, the transaction would accomplish its purpose. If the transaction were not sufficient to enable the Company to become a private company, the Company would have incurred the expense associated with a transaction of this type but would be required to continue to incur additional expenses to satisfy the additional recordkeeping requirements associated with operating the Company as a public company that is subject to the provisions of the federal securities laws and regulations relating to the operation of public entities. The second alternative was rejected because, while it could terminate the interests of all Shareholders in the Company, it would be a protracted and costly process. After reviewing these alternatives, the Board unanimously selected the Merger as the most efficient method for taking the Company private and paying some Shareholders a fair price for their interests in the Company, as well as retaining the interests of other Shareholders in the Company or a successor to the Company.


         The Board has structured the proposed Merger so that (i) the Company will be merged into Newco (the "Surviving Company"), (ii) each Other Shareholder (i.e., a Shareholder that beneficially owns less than 101,000 shares of Common Stock as of the Record Date or that holds of record through a Broker-Dealer Shareholder and does not provide the Company with evidence regarding the number of shares beneficially owned by such holder) will have the right to receive the Merger Payment of $0.50 per share of Common Stock, (iii) each share of Common Stock held by a Continuing Shareholder (i.e., a Shareholder that beneficially owns at least 101,000 shares of Common Stock as of the Record Date) or a Shareholder who is an employee of the Company and who beneficially owns shares of Common Stock on the Record Date in an amount that, when added to the aggregate number of shares of Common Stock underlying stock options or warrants beneficially owned by such employee on the Record Date, whether or not such options or warrants are then exercisable, totals at least 101,000 shares of Common Stock (an Employee Continuing Shareholder) will be converted into the right to receive one share of common stock of Newco and/or each stock option issued under the Stock Option Plans or warrant of the Company held by a Continuing Shareholder will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions. The Board determined that Initial Continuing Shareholders should receive shares of common stock in Newco in the Merger so that the Merger would satisfy one of the requirements necessary for the Merger to have no federal income tax consequences to the Company. One of the conditions for such tax-free treatment is that after the Merger, the Shareholders, as a group, maintain a significant continuing equity interest in Newco. The Board was advised by its tax advisor, Shaw, Pittman, Potts & Trowbridge, that this continuity requirement would be satisfied if Shareholders, as a group, receive shares of common stock in Newco in the Merger with a value equal to at least 48 percent of the value of the Common Stock surrendered in the Merger. After reviewing the Company's Shareholder records, the Board determined that it could satisfy this requirement if it set a 101,000-share threshold for those receiving shares of common stock of Newco in the Merger. The Board decided that Employee Continuing Shareholders should receive shares of common stock in Newco because it would satisfy one of the requirements necessary for the Merger to have no federal income tax consequences to the Company and, therefore, would make it more attractive to a potential investor that could supply the funds necessary to make the Merger Payments. See "Material Federal Income Tax Consequences." The Board also determined that unexercised warrants and options should be aggregated with shares of Common Stock held by an employee in determining whether or not the employee would qualify as a Continuing Shareholder because the options and warrants held by Company employees had primarily been granted to the employees as additional compensation or bonuses for their services. For this reason, and because certain of the options and warrants are not presently exercisable (or were not exercisable at the time of the Board's deliberations on this matter), the Board determined that it was appropriate, and consistent with the compensation associated with the granting of such options and warrants, to include such options and warrants in determining the number of shares held by the employee for purposes of the employee's qualifications as a Continuing Shareholder. As of the date of this Proxy Statement, there are a total of 13 Continuing Shareholders, two of whom are Employee Continuing Shareholders.



         At the meeting held on October 2, 1995, the Board also discussed potential sources of financing for the Merger. For a discussion of the Company's estimate of the total cost of the Merger, which will be paid entirely by the Company, see "Fees and Expenses." At the suggestion of Mr. Foster, the Board authorized the Company to retain Island Partners, Ltd. ("Island") to structure a transaction designed to raise funds to be used for the Merger Payments. Mr. Foster was introduced to Douglas M. Suliman, Jr. of Island approximately two years ago by a mutual friend who works in the entertainment industry in Boston, Massachusetts. After this introduction, Mr. Foster had a few meetings with Mr. Suliman to discuss his experience in raising capital, particularly his success in raising funds for an entity in the restaurant industry. Mr. Foster then contacted two of Mr. Suliman's references, each of whom confirmed that Mr. Suliman had been successful in his capital raising efforts. Based on Mr. Suliman's qualifications, Mr. Foster recommended to the Board that the Company hire Island to assist the Company with the Company's efforts to raise funds. Mr. Foster had no prior contact or relationship with Mr. Suliman or Island prior to the initial introduction approximately two years ago.



         In March 1996, Mr. Suliman became an agent of Hampshire Securities Corporation (i.e., the Placement Agent). On April 29 1996, the Board authorized the Company to retain Hampshire Securities Corporation, a New York corporation that specializes in underwriting private placements of debt and equity and public offerings of small and medium-sized companies and providing such companies with business valuations and strategic advice on non-recurring transactions such as mergers and acquisitions and restructurings (the "Placement Agent"), to structure a transaction designed to raise $6,000,000 to $12,000,000 in gross proceeds to be used for the Merger Payments, working capital and the development of additional billiard clubs. The Board had initially authorized the Company to retain Island because of the experience and success of Mr. Suliman, one of its principals, particularly his success in raising capital for an entity in the restaurant industry. Once Mr. Suliman became affiliated with the Placement Agent, which has had success in raising capital for small and medium-sized companies in the entertainment/lesiure industry, the Board believed that it was advisable to retain the Placement Agent. The Company had no prior contact or relationship with the Placement Agent before the Company retained the Placement Agent on May 23, 1996. The Company's prior contacts with Mr. Suliman are discussed above. See "Financing of the Merger."



          At the meeting on October 2, 1995, the Financial Advisor presented its preliminary fairness opinion to the Board. See "Opinion of the Financial Advisor," below.



         In its consideration of the timing and structure of the proposed Merger at the October 2, 1995 meeting, the Board reviewed the Company's guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries to determine what impact, if any, the Merger would have on such obligations. See "Current Effects of Borrowings and Equity Financing," above and "Financial Statements of the Company." The Board determined that all of the obligations that the Company undertook in connection with these private placements will continue in the Surviving Company if the Merger is consummated regardless of the fact that the Surviving Company will not be a public company. However, the investors in the private placements would be unable to effectively exercise their registration rights without the Company's re-registration of its securities under the federal securities laws (which the Company has no present intention of doing) because the Common Stock will be deregistered under the Exchange Act and delisted from NASDAQ under the terms of the Merger. The inability of investors to effectively exercise their registration rights and/or the loss of their expectation to have rights or interests in a public company could result in a suit by any of them against the Surviving Company. The Company in the future may undertake negotiations with the investors in the private placements to purchase their interests in the subsidiaries with proceeds from the Private Placement, if any. As of the date of this Proxy Statement, the Company has not begun any such negotiations and has no current plans to do so.



         Mr. Foster, as Chairman of the Board and as a Continuing Shareholder, is a participant on both sides of the proposed Merger because he will be a shareholder in the Surviving Company. His participation in the Board's decision making process regarding the timing and structure of the proposed Merger presented him with a conflict of interest. Mr. Foster is the only Continuing Shareholder who participated in the Board's decision making process. As of the Record Date, Mr. Foster held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding) and Mr. Rubin, a business associate of Mr. Foster, held a total of 1,264,465 shares (approximately 13.8 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Merger is consummated, immediately thereafter, Messrs. Foster and Rubin, as Continuing Shareholders, will own the same number of shares of common stock in the Surviving Company as they owned in the Company. See "Proposal to Approve the Merger - Certain Effects of the Merger." However, the actual, individual percentage of equity ownership of Messrs. Foster and Rubin, as well as all other Continuing Shareholders, in the Surviving Company will depend upon the type and amount of securities of the Surviving Company issued in the Private Placement. Accordingly, the relative equity ownership interests of any individual or group of Continuing Shareholders cannot be determined at this time. See "Financing of the Merger."


         Payments to the Other Shareholders


         At its meeting on April 4, 1995, the Board made a preliminary determination that Shareholders should yield a distribution of approximately $0.50 per share of Common Stock in any transaction that would have the effect of eliminating the Company's status as a publicly held company. The Board based this determination on the market value of the Common Stock at that time, which the Board believes is a reasonable and reliable measure of the value of the Common Stock. During the first three months of 1995, the average of high and low bid prices of the Common Stock, as reported by NASDAQ, was $0.53 per share. In light of such market value, the Board determined that a distribution of $0.50 would be fair, subject to the Board's review of the preliminary fairness opinion to be provided by the Financial Advisor.



         The Board then evaluated the preliminary fairness opinion, presented to it by the Financial Advisor on October 2, 1995, that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of October 2, 1995. The Board also considered the fact that the Common Stock had not traded above $0.50 per share since March 16, 1995. In light of the foregoing, the Board determined at its October 2, 1995 meeting that the Merger Payment was fair to the Other Shareholders. The Board continues to believe that the Merger Payment is fair to the Other Shareholders based on the final fairness opinion, dated ____________, 1996, rendered by the Financial Advisor to the Other Shareholders and the fact that, as of the date of this Proxy Statement, the Common Stock still has not traded above $0.50 per share since March 16, 1995. See "Special Factors - Opinion of the Financial Advisor."



         For the reasons discussed above under "Alternatives Considered," the Board did not solicit bids for the sale of the Company's assets in connection with its determination of the Merger Payment, despite the Company's receipt of the unsolicited share exchange proposal from On Cue.


         Opinion of the Financial Advisor


         On October 2, 1995, the Financial Advisor presented its preliminary opinion, subject to review and revision, to the Board that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of October 2, 1995. In addition, the Financial Advisor issued its final opinion to the Other Shareholders that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of ___________, 1996. The opinion is being delivered to the Other Shareholders as Appendix __ to this Proxy Statement. The Financial Advisor was not retained to provide, and did not provide, any advice as to the fairness of the Merger to any of the Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Company.



         The Financial Advisor provides investment banking, strategic planning and financial advisory services to companies primarily in the media and entertainment industries. The Financial Advisor, as part of its investment banking activities, is continually engaged in the valuations of businesses and their securities, principally in the media and entertainment industries. The Financial Advisor is based in Beverly Hills, California. As of the date of this Proxy Statement, the Financial Advisor and its controlling persons do not beneficially own any equity securities of the Company. Neither the Financial Advisor nor its controlling persons has ever had any relationship with the Company or any of its controlling persons.



         The Board selected the Financial Advisor based on its qualifications and experience, particularly its familiarity with entertainment entities and its lack of potential conflicts of interest, as well as its reasonable quoted fees. The Financial Advisor was retained for the limited purpose of rendering a preliminary opinion, subject to review and revision, to the Board, and delivering a final opinion to the Other Shareholders, as to the fairness of the Merger Payment to the Other Shareholders. The Board did not give any instructions to or impose any limitations on the Financial Advisor in connection with rendering its fairness opinions. The Board did not retain the Financial Advisor to market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any shares of Common Stock, and the Financial Advisor did not market the Company or solicit indications of interest from or negotiate with any party with respect to the acquisition of any such shares, in connection with rendering the fairness opinions. In connection with the engagement, the Financial Advisor did not make an independent evaluation or appraisal of the assets or liabilities of the Company (or its affiliates), and the Company did not furnish the Financial Advisor any such evaluation or appraisal.



         In March 1995, Mr. Foster engaged the Financial Advisor to undertake a study to enable it to render an opinion to the Board with respect to the proposed Merger Payment and to pay all reasonable fees and expenses incurred by the Financial Advisor in connection with providing such opinion. See "Special Factors - Background of the Merger - Certain Effects of Borrowings and Equity Financing." In ___________, 1996, the Board authorized the Company to engage the Financial Advisor to render a final opinion to the Other Shareholders as to the fairness of the Merger Payment to the Other Shareholders. Except as described above, there were no business contacts between the Financial Advisor and the Company and its affiliates regarding the engagement of the Financial Advisor.



         In conducting its analysis and arriving at its opinion, the Financial Advisor considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the financial projections provided to it by the Company for the Company's 1996 fiscal year; and (iii) the historical and current market for the Common Stock and for the equity securities of certain other publicly traded companies that the Financial Advisor determined were comparable in certain limited respects to the Company, which are identified below (the "Comparison Companies"). The Financial Advisor also took into account its assessment of general economic, market and financial conditions and its knowledge of the entertainment industry as well as its experience in connection with similar transactions and securities valuation generally. The Financial Advisor's opinion was based on conditions as they existed and could be evaluated on ___________, 1996, the date of its opinion. In rendering its opinion, the Financial Advisor reviewed, among other things, certain publicly available information relating to the Company and performed such studies and analyses as it considered appropriate, including, among other things, a comparison of the financial and operational results and certain other financial and stock market information of the Company with similar information of the Comparison Companies.



         The Financial Advisor relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by the Financial Advisor for the purposes of its opinion. With respect to any financial forecasts, the Financial Advisor assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company as to the expected future financial performance of the Company.



         In connection with a presentation to the Board on October 2, 1995, the Financial Advisor advised the Board that, in evaluating the consideration to be received in the Merger by the Other Shareholders, the Financial Advisor had performed a variety of financial analyses with respect to the Company, all as summarized below.



         The Financial Advisor reviewed with the Board for background purposes certain aspects of the financial performance of the Company, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for fiscal years 1992, 1993, 1994 and 1995 and during the latest twelve months ended June 30, 1995 ("LTM"), as well as management projections for fiscal 1996 (calculated as of September 11, 1995). The Financial Advisor also reviewed with the Board certain information concerning the trading prices and volumes of trading of the Common Stock through September 29, 1995. The Financial Advisor observed that the Merger Payment represented approximately a 60 percent premium over the trading price of the Common Stock on September 29, 1995. The Financial Advisor also reviewed with the Board certain publicly available financial, operating and stock market information for the Company and for the Comparison Companies. The Comparison Companies consisted of Bowl America, O'Charley's, Brinker International and Western Country Clubs.



         The Financial Advisor indicated to the Board that, in order to assess the public market valuation of the Company based on the Merger Payment and the relative public market valuations of the Comparison Companies, it performed a market analysis of the Company and the Comparison Companies. With respect to such analysis, the Financial Advisor calculated a range of market multiples for each of the Comparison Companies based on dividing the "Firm Value" (the total common shares outstanding times the market price per share on September 25, 1995, plus the latest reported total debt, less cash and cash equivalents) of each of the Comparison Companies by each such company's most recent four quarters and latest fiscal year EBITDA and EBIT. The range of market multiples for the Comparison Companies included: (i) Firm Value compared to most recent four quarters EBITDA multiples of 5.90x to 15.53x; (ii) Firm Value compared to most recent four quarters EBIT multiples of 8.45x to 20.83x; (iii) Firm Value compared to most recent fiscal year EBITDA multiples of 5.30x to 22.67x; and
(iv) Firm Value compared to most recent fiscal year EBIT multiples of 6.92x to 46.87x. Based on the these measures, the Financial Advisor then compared the Company's market multiples based on the Merger Payment of $0.50 per share of Common Stock with the median market multiples of the Comparison Companies in order to establish the relationship between the Company's market multiples and those of the Comparison Companies. With respect to such review, the Financial Advisor noted to the Board that: (i) the Company's Firm Value to most recent four quarters EBITDA multiple was 90.03x ($5,582,000/$62,000), compared to a median Firm Value to most recent four quarters EBITDA multiple of 9.6x for the Comparison Companies; (ii) the Company's Firm Value to most recent four quarters EBIT multiple was not meaningful because the Company's EBIT was a negative number, compared to a median Firm Value to latest four quarters EBIT multiple of 14.00x for the Comparison Companies; (iii) the Company's Firm Value to most recent fiscal year EBITDA multiple was 92.79x ($5,582,000/$60,000), compared to a median Firm Value to latest fiscal year EBITDA multiple of 12.12x for the Comparison Companies; and (iv) the Company's Firm Value to most recent fiscal year EBIT multiple was not meaningful because the Company's EBIT was a negative number, compared to a median Firm Value to most recent fiscal year EBIT multiple of 20.97x for the Comparison Companies. In addition, the Financial Advisor reviewed the Company's projected fiscal year 1996 earnings, EBITDA and EBIT market multiples. With respect to such review, the Financial Advisor noted to the Board that: (i) the Company's Firm Value to projected fiscal year 1996 earnings multiple was not meaningful because the Company's earnings were negative; (ii) the Company's Firm Value to projected fiscal year 1996 EBITDA multiple was 9.04x ($5,582,000/$618,000); and (iii) the Company's Firm Value to projected fiscal 1996 EBIT was not meaningful because the

Company's EBIT was negative. The Financial Advisor informed the Board that the EBIT and EBITDA calculations are before start-up costs and provisions for losses and other income after minority interest expense and adjustments for the compensation and bonuses paid by the Company to Mr. Foster.



         The foregoing summary does not purport to be a complete description of the analyses performed by the Financial Advisor. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. The Financial Advisor believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by the Financial Advisor, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by the Financial Advisor and of its opinion. The Financial Advisor made no attempt to assign specific weights to particular analyses. Any estimates contained in the Financial Advisor's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.



         Based on the foregoing, on October 2, 1995, the Financial Advisor delivered to the Board its preliminary opinion, subject to review and revision, that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of October 2, 1995. In addition, the Financial Advisor issued its final opinion to the Other Shareholders that the proposed Merger Payment of $0.50 per share was fair to the Other Shareholders, as of ___________, 1996. The opinion is being delivered to the Other Shareholders as Appendix __ to this Proxy Statement.


         In connection with the engagement, the Company has agreed to indemnify the Financial Advisor against all losses, claims, damages, liabilities and expenses to which the Financial Advisor or any of its affiliates, stockholders, partners, directors, agents, employees or controlling persons may become liable. In the case of a loss, claim, damage or liability, the Company will not be required to indemnify the Financial Advisor to the extent that the loss, claim, damage or liability results from the gross negligence or willful misconduct of the Financial Advisor in connection with its issuance of the fairness opinion or any services that it may have provided to the Company.


         For its services in rendering its opinions, the Company paid the Financial Advisor a $_______ fee and reimbursed the Financial Advisor for out-of-pocket expenses totaling $______, which consisted of $______ in travel expenses, $____ in legal expenses and $_____ in miscellaneous expenses. The Company has already paid the Financial Advisor the $_______ fee. Consequently, such payment was not dependent upon the approval of the Merger by the Shareholders or the consummation of the Merger.

         Board of Directors Determination of Fairness of the Merger


         The Board unanimously approved the Merger. Two of the four directors are not employed by the Company. The Board believes that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to, and in the best interest of, each Shareholder, including each Other Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company. In reaching this conclusion, the Board considered a number of factors, including but not limited to the following. Each of these factors supported this conclusion.



         (1) The fairness opinion of the Financial Advisor. In considering such opinion, the Board also took note of the Financial Advisor's reputation, qualifications and experience in the entertainment industry. The Board in reaching its conclusion considered the fact that the Financial Advisor, which is an independent entity whose principals have substantial experience in making fairness determinations of the type delivered to the Other Shareholders, concluded that the Merger Payment is fair to the Other Shareholders as of ______________, 1996 supported its view that the Merger is fair to the Shareholders.



         (2) Certain of the factors considered by the Financial Advisor, as set forth in this paragraph. Like the Financial Advisor, the Board considered the Company's financial condition and operating losses (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), the market price of the Common Stock, and the trading market for the Common Stock and the manner in which these matters compared to those of the Comparison Companies. In general, the financial condition, earnings, market price of the common equity and trading market for the common equity were more favorable than those of the Company and, therefore, support the fairness of the Merger and the Merger Payment.



         (3) The Board's own knowledge regarding the financial condition, results of operations and projections of the Company for fiscal 1996 (which, for the reasons discussed above under "Certain Effects of Borrowings and Equity Financing," indicated that the Company would not realize a profit if it continued to operate under its current structure), as well as current industry, economic and market conditions. The financial projections provided to the Financial Advisor by the Company projected, for the Company's 1996 fiscal year, total revenues of approximately $11,500,000 and an adjusted net loss before taxes of approximately $300,000. In preparing these projections, management projected a 43.8 percent increase in total revenues (along with a 29.7 percent increase in the costs associated with operating the billiard clubs and the Company) over the prior fiscal year based primarily on the opening of the Long Beach billiard club and an increase in comparable sales of approximately 5.9 percent over the prior fiscal year. The Board believes that the current industry, economic and market conditions favor companies that are involved in businesses similar to that of the Company. Entertainment industry experts project that American consumers will spend over $250,000,000,000 in domestic restaurant and leisure time entertainment in 1997; American consumers spent $185,000,000,000 in such entertainment in 1992. In particular, billiards represented a $4,000,000,000 industry in 1995, with more than 40,000,000 Americans paying at least once a year and 5,000,000 playing at least once a week, an increase of nearly 20 percent over the past five years. However, due to the Company's poor financial condition, particularly its current cash shortage, the Board determined that the Company would be unable to benefit from these conditions by developing additional billiard clubs without a substantial infusion of capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Absent a restructuring of the Company, the Board concluded that the Company would be unable to obtain the infusion of capital required.



         (4) The Merger Payment in relation to current market prices, historical market prices and purchase prices paid by members of the Board and executive officers and other Shareholders owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date during the past two years. As of the date of this Proxy Statement, the Common Stock has not traded above $0.50 per share since March 16, 1995. During the past two years, no member of the Board, executive officer or other Shareholder owning more than five percent of the issued and outstanding shares of Common Stock as of the Record Date has purchased shares of Common Stock for a price in excess of $0.25 per share. The Board believes that the current market price of the Common Stock and purchase prices paid for shares of Common Stock by controlling persons of the Company support the fairness of the Merger and the Merger Payment.



         (5) The effect that the Merger may have on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is not a controlling person of the Surviving Company. The Merger will not be consummated unless the Company raises at least $6,000,000 in gross proceeds from the Private Placement. After deducting the Merger Payments of approximately $2,000,000, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, the Surviving Company will have approximately $__________ for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." The Board believes that such an infusion of capital will enable the Surviving Company to expand its business and improve its profitability, which in turn would be likely to make the Surviving Company more attractive to potential investors. Consequently, the Board concluded that consummation of the Merger may have an indirect positive effect on the liquidity of the common stock of the Surviving Company held by the Continuing Shareholders, including those Continuing

Shareholders who are not controlling persons of the Surviving Company, which supports the fairness of the Merger. Based on the foregoing, the Board determined that consummation of the Merger would not have an adverse effect on Continuing Shareholders, including those Continuing Shareholders who are not controlling persons of the Surviving Company.



         (6) The desirability of soliciting indications of interest in purchasing the Company or otherwise purchasing the shares of Common Stock held by the Other Shareholders. In particular, the Board considered the fact that since the Company began its upscale billiard club business in 1990 the Company has experienced a net operating loss in each year other than 1993 and the fact that the Company has never received a "firm offer" of this type. As discussed above under "Alternatives Considered," the Company did receive an unsolicited share exchange proposal from On Cue but was unable to initiate negotiations with On Cue. Further, the Board considered its belief that the Company has little resale value because of the nature of the Company's assets, which are primarily comprised of leasehold interests in the billiard clubs that the Company operates, as well as equipment and furniture. See "Alternatives Considered," above. In light of these facts, the Board determined that it was not advisable for the Company to incur any additional expense in order to retain the Financial Advisor or another advisor to solicit indications of interest from potential bidders, and the Board believes that this decision does not detract from the overall fairness of the Merger, including the Merger Payment and the process by which it was determined. For a discussion of the process by which the Merger Payment was determined, see "Payments to the Other Shareholders," above.



         In reaching its conclusion that the Merger, including the process by which the Merger was decided upon and the Merger Payment, is fair to each Shareholder, including each Other Shareholder who is not a controlling person of the Company and each Continuing Shareholder who is not a controlling person of the Company, the Board considered the aforementioned factors because most of them involve evaluations and judgments made by an unaffiliated third party. In view of the variety of factors considered, the Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusion that the Merger is fair to the Shareholders. For the reasons discussed in the preceding listing of these factors, each of the individual factors supported its conclusion.



           The Board believes that the Merger is fair even though the Financial Advisor was not retained by the two directors who are not employed by the Company or by any of the Other Shareholders and even though the Merger has not been structured to require the approval of a majority of the Shareholders who are not controlling persons of the Company. While the Financial Advisor was not retained by the two directors who are not employed by the Company or by any of the Other Shareholders, the Board retained the Financial Advisor on behalf of the Other Shareholders and the Financial Advisor rendered its opinion directly to the Other Shareholders. The Board believes that a transaction structured to require the approval of a majority of the shareholders who are not controlling persons of a company is just one indicator of the fairness of the transaction and that the transaction must be considered as a whole to ascertain its fairness. The Board is of the view that the absence of such a procedural safeguard in the case of the Merger does not detract from the overall fairness of the Merger.



         The Board did not seek an explanation of the analysis performed, other than as described under "Opinion of the Financial Advisor," above, or conclusion reached by the Financial Advisor because it had hired the Financial Advisor, which has substantial experience in these types of evaluations, to function as an independent expert and did not wish to influence either the process followed by the Financial Advisor or its ultimate opinion. The Board accepted the opinion of the Financial Advisor without detailed evaluation of the conclusion contained therein not only because of the expertise and experience of the Financial Advisor in these types of evaluations but also because the conclusion of the Financial Advisor, which is an independent expert not affiliated with any member of the Board, any officer or any affiliate of either, accorded with the analysis, evaluation and conclusion of the Board.



         The Board believes that it has satisfied its fiduciary obligation to the Other Shareholders, including each Other Shareholder who is not a controlling person of the Company, to obtain a fair price for their Common Stock. In order to fulfill this obligation, the Board not only reviewed the history of the Company's performance and lack of ability to obtain financing and attract investors as a public company, but also obtained an opinion from an independent third party as to the fairness of the Merger Payment.



         The analysis of the Financial Advisor included consideration of the Merger Payment in relation to EBITDA, EBIT, LTM EBIT and LTM EBITDA. The Board considered these factors in reaching its conclusion that the Proposal, including the Merger Payment, is fair to each Shareholder, including the Continuing Shareholders. For a detailed discussion of the Financial Advisor's presentation of these factors to the Board, see "Opinion of the Financial Advisor," above. The Board considered these factors in the aggregate when they were presented to the Board by the Financial Advisor. The Board did not undertake an analysis of the fairness of the Merger Payment in relation to each factor.



         No firm offers of which the Board is aware have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of the Company into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company. or (iii) the purchase of a number of shares of Common Stock that would enable the holder thereof to exercise control of the Company. In addition, the Board did not solicit any such offers. The Board did not consider the unsolicited share exchange proposal from On Cue a "firm offer" because the Company did not have an opportunity to evaluate the relative merits of the proposal or engage in negotiations with On Cue with respect to the proposal. Although the Company made several attempts to pursue the matter, On Cue took no affirmative steps after it made its initial contact with the Company to indicate that it was serious about engaging in a transaction with the Company. For a detailed discussion of the On Cue proposal, see "Background of the Merger - Alternatives Considered," above.



         Certain Effects of the Merger



         If the Merger is consummated, the Other Shareholders will no longer have an equity interest in the Company. Instead, each Other Shareholder will have the right to receive the Merger Payment of $0.50 per share of Common Stock in cash. The Other Shareholders will no longer be subject to the inherent risks of investing in a Company with a history of poor performance, but will also be denied the opportunity to participate in any future growth of the Company after the Effective Time. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Financial Condition."



         The Continuing Shareholders, who include Steven L. Foster, Chief Executive Officer and Chairman of the Board of the Company, and Hugh Brennan, Director of Construction of the Company, will have an opportunity to share in the future results of operations of the Surviving Company and to take advantage of any increase in the value of such Company's assets if the Merger is consummated. There can be no assurance, however, that the value of these assets will increase or as to whether there will be any future distributions by the Surviving Company. The Company has never declared a cash dividend. See "Market Information." Mr. Foster is the only Continuing Shareholder who is a member of the Board and/or an executive officer of the Company.



         Consummation of the Merger through the Private Placement would likely result in the execution by the Continuing Shareholders of Lock-Up Agreements (as defined below) which would restrict their ability to transfer any shares of common stock of Newco received in the Merger and in which they represented that they had no plan or intention to dispose of the shares of common stock of Newco. See "Proposal to Approve the Merger - Lock-Up Agreements."



         It is anticipated that all of the current officers and directors of the Company will continue to hold the same positions in Newco, although the form of the Merger Agreement has not yet been negotiated. Except as described in this Proxy Statement, there will be no other relationships that will continue between the Company and any persons who are officers, directors or Shareholders of the Company as of the date of this Proxy Statement.



         The Company, as a result of the Merger, will become an entity the securities of which are privately held. The registration of the Common Stock under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will terminate, resulting in the suspension of the Company's obligations to file periodic reports such as Forms 10-KSB, 10-QSB
and 8-K.   Since the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and the executive officers and directors of the Company and Shareholders owning more than 10 percent of the Common Stock will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. In addition, the Common Stock will be delisted from NASDAQ, which will terminate the Company's public trading market and the Company no longer will be required to comply with the rules and regulations relating to NASDAQ listing.



         If the Merger is consummated, all of the Company's loan obligations and guaranteed return, buy-out and registration rights obligations undertaken in connection with the private placement of the securities of certain of its subsidiaries will continue in the Surviving Company. See "Current Effects of Borrowings and Equity Financing," above.


         Material Federal Income Tax Consequences

         The following is a summary of the material federal income tax consequences associated with the proposed Merger, based upon the advice of Shaw, Pittman, Potts & Trowbridge, as tax advisor to the Company. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Proxy Statement (or, in the case of certain regulations, proposed as of such date), all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all Shareholders in light of their particular investment circumstances (such as their source and level of income, the nature of their investment portfolio and the nature and amount of tax deductions, credits and other expenses unrelated to the Company). This discussion also does not purport to deal with all categories of Shareholders, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal income tax consequences of the Merger has been or will be requested from the Internal Revenue Service or from any other tax authority.

         This discussion of the federal income tax consequences of the Merger is intended to provide a general summary and does not address tax consequences which may vary with, or are contingent on, individual circumstances. For example, the proposed Merger may affect the tax liability of each Shareholder differently, depending on such factors as whether the Shareholder is an individual, corporation, company or other entity. This discussion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to those expressed in this discussion will not be asserted and sustained. Moreover, this discussion does not address any foreign, state or local income or other tax consequences of the Merger.

         ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR REGARDING ANY SPECIFIC TAX CONSEQUENCES TO THE SHAREHOLDER OF THE MERGER, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         Federal Income Tax Consequences for Continuing Shareholders. The federal income tax consequences of the Merger for Continuing Shareholders will depend upon whether or not the Merger is treated as a reorganization under section 368(a)(1)(A) of the Code (a so-called "Type A reorganization") for federal income tax purposes.

         In order to qualify as a Type A reorganization the Merger must satisfy four requirements. First, the Merger must qualify as a merger or consolidation under state law. Second, the Merger must have a bona fide business purpose (other than tax avoidance). Third, after the Merger, Newco must continue the Company's billiard club business or use a significant portion of the Company's "historic business assets" in its business. Fourth, after the Merger, the Shareholders, as a group, must maintain a significant continuing equity interest in Newco. For purposes of issuing private letter rulings, the IRS has provided a safe harbor, with respect to the minimum continuing equity interest needed to satisfy this requirement. The safe harbor requires that the shareholders in a corporation that is being merged out of existence (the "target" corporation) receive and retain an amount of acquiring corporation stock with a value at the time of the transaction equal to at least 50 percent of the value of the target corporation stock surrendered by such shareholders in the transaction. However, this is merely a safe harbor, and the Company's tax advisor believes that the Shareholders should be treated as maintaining a sufficient continuing equity interest in the Company if they, as a group, receive shares of common stock of Newco in the Merger with a value equal to at least 48 percent of the value (measured at the time of the Merger) of the shares of Common Stock surrendered in the Merger, and they actually retain ownership of such stock for at least two years (assuming that at the time of the Merger, Shareholders owning at least 48 percent of the Common Stock have no plan or intention to dispose of the shares of common stock of Newco received in the Merger). Therefore, if the Merger is structured as described in this Proxy Statement and Shareholders owning at least 48 percent of the Common Stock (i) enter into Lock-Up Agreements (as defined below) and (ii) have no plan or intention of disposing of the shares of common stock of Newco, then the Merger should qualify as a Type A reorganization for federal income tax purposes.

         If the Merger qualifies as a Type A reorganization, Continuing Shareholders should not recognize any gain or loss as a result of the Merger and the tax basis of each Continuing Shareholder in the shares of common stock of Newco received in the Merger should be equal to such Shareholder's adjusted tax basis in the shares of Common Stock surrendered in the Merger.

         On the other hand, if the Merger does not qualify as a Type A reorganization, it most likely will be treated as a taxable exchange of the Company's assets for shares of common stock of Newco and cash, followed by a liquidation of the Company in which the Continuing Shareholders receive shares of common stock of Newco. As a result, if the Merger does not qualify as a Type A reorganization, each Continuing Shareholder will recognize taxable gain (or loss) equal to the difference, if any, between (i) the value of the shares of common stock of Newco received by such Shareholder in the Merger and (ii) such shareholder's adjusted tax basis in its shares of Common Stock immediately prior to consummation of the Merger. This gain (or loss) will be treated as ordinary income (or loss) if the shares of Common Stock surrendered by a Continuing Shareholder is not a capital asset. Otherwise, if the shares of Common Stock had been held by a Continuing Shareholder for more than one year prior to the Merger, then this gain (or loss) will be treated as long-term capital gain (or loss), and if the shares of Common Stock had been held by a Continuing Shareholder for one year or less prior to the Merger, then they will be treated as short-term gain (or loss).

         If the Merger does not qualify as a Type A reorganization and the value of the shares of common stock of Newco and cash distributed in the Merger exceeds the Company's adjusted taxable basis in its assets, then the Merger will also result in the recognition of taxable gain by the Company. All of the Shareholders, including the Continuing Shareholders, may be liable as transferees under section 6901 of the Code for the Company's tax liability with respect to such taxable gain.

         Individual Shareholders will be subject to federal income tax on any capital gains recognized as a result of the Merger at a maximum rate of 28 percent and generally will only be able to offset capital gains with capital losses and up to $3,000 of ordinary income, on an annual basis ($1,500 in the case of a married individual filing a separate return). However, unused capital losses of individual Shareholders may be carried forward indefinitely to subsequent tax years to offset either capital gains or a maximum of $3,000 of ordinary income, on an annual basis. Individual Shareholders will be subject to federal income tax on any ordinary income recognized as a result of the Merger at a maximum rate of 39.6 percent.

         Corporate Shareholders will be subject to federal income tax on any ordinary income or capital gains recognized as a result of the Merger at a maximum rate of 35 percent (39 percent for certain corporations in order to effect the phase-out of the benefits of the graduated rates applied to income below $75,000) and generally will be able to use any capital losses only to offset capital gains. However, unused capital losses of corporate Shareholders may be (i) carried back to each of the three taxable years preceding the taxable year in which the loss is recognized and (ii) carried forward to each of the five taxable years following the taxable year in which the loss is recognized.

         Federal Income Tax Consequences for Other Shareholders. As a result of the Merger, Other Shareholders will receive a cash payment in exchange for each share of their Common Stock (i.e., the Merger Payment), resulting in taxable gain or loss to such Shareholders. This gain or loss will be equal to the difference, if any, between (i) the Merger Payment received by the Other Shareholder and (ii) such Other Shareholder's adjusted tax basis in such Shareholder's shares of Common Stock immediately prior to consummation of the Merger. If the shares of Common Stock surrendered in the Merger by an Other Shareholder is a capital asset, the gain or loss recognized by such Other Shareholder will be treated as a capital gain or loss. Otherwise, the gain or loss recognized by such Other Shareholder will be treated as ordinary income or loss. Capital gain (or loss) recognized by an Other Shareholder who has held shares of Common Stock for more than one year at the time of the Merger will generally be treated as long term capital gain (or loss). Capital gain (or loss) recognized by an Other Shareholder who has held shares of Common Stock for one year or less at the time of the Merger will generally be treated as short-term capital gain (or loss).

         Any capital gains or ordinary income that would be recognized by the Other Shareholders, would be taxed at the same rates and could be utilized subject to the same rules described in "Federal Income Tax Consequences for Continuing Shareholders," above.

         As noted above, if the Merger does not qualify as a Type A reorganization and the value of the shares of common stock of Newco and cash distributed in the Merger exceeds the Company's adjusted taxable basis in its assets, then the Merger will result in the recognition of taxable gain by the Company. All of the Shareholders, including the Other Shareholders, may be liable as transferees under section 6901 of the Code for the Company's tax liability with respect to such taxable gain. This tax liability would be in addition to any tax liability resulting from any taxable gain recognized by the Other Shareholders in connection with their receipt of a Merger Payment.

         Federal Income Tax Consequences for Holders of Warrants to Purchase Common Stock. If the Merger is approved, each warrant to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions. This conversion will be treated as a taxable exchange, and each holder of a warrant to purchase a share or shares of Common Stock will recognize gain or loss equal to the difference, if any, between (i) the value of the warrant to purchase shares of common stock of Newco and (ii) such holder's adjusted tax basis in the warrant to purchase shares of Common

Stock immediately prior to the conversion. This gain (or loss) will be treated as ordinary income (or loss) if the warrants are not capital assets.
Otherwise, if the warrant had been held for more than one year prior to the conversion, then this gain (or loss) will be treated as long-term capital gain (or loss), and if the warrant had been held for one year or less prior to the conversion, then it will be treated as short-term gain (or loss).

         Federal Income Tax Consequences for Holders of Options to Purchase Common Stock. If the Merger is approved, each stock option issued under the Stock Option Plans to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco. This conversion will not effect the exercise price, expiration date, vesting provisions, or any other provisions of the options. The holders of options to purchase shares of Common Stock issued under the Stock Option Plans should not recognize any taxable income as a result of this conversion.

         Purposes and Reasons for the Merger


         The Board's purpose in proposing to the Shareholders the transactions contemplated by the Proposal is to provide the Company greater flexibility in structuring financing arrangements and additional potential sources of capital that will enable it to operate efficiently, expand its business and improve its market position, while providing fair treatment to the Other Shareholders. The Board believes that, as a private company, the Company might be better able to attract venture capitalists for the reasons set forth under "Special Factors - Background of the Merger - Current Effects of Borrowings and Equity Financing." In addition, the Board believes that operating the Company as a private company that does not include the Other Shareholders will significantly reduce or eliminate certain costs that currently are necessary to operation of the Company. Such costs include those incurred to pay the Transfer Agent (approximately $6,000 per year); those required to audit the financial statements of the Company in compliance with federal securities laws and regulations (approximately $10,000 per year); those required to communicate with the approximately 3,800 Shareholders (approximately $15,000 per year); those required to make the necessary filings with, and otherwise comply with the regulations of, the Commission and NASDAQ, including legal fees and expenses (approximately $44,000 per year). The Board estimates that the annual savings for the Company due to the reduction or elimination of these costs would be approximately $75,000. The majority of this savings would result from reductions in audit and legal fees associated with the Company's compliance with federal securities laws and regulations. The Company would also incur significantly lower expenses relating to printing, mailing and postage charges. In addition, the Company would not in the future incur certain other charges due to its status as a public corporation.

         Interests of Certain Persons in the Merger


         Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company and as an Employee Continuing Shareholder, and Hugh Brennan, as Director of Construction of the Company and as an Employee Continuing Shareholder, are each participants on both sides of the proposed Merger because they will be shareholders in the Surviving Company. Their continuing interest in the Company, as well as certain other effects of the Merger, present each of them with a conflict of interest in voting for the Proposal and recommending that the Other Shareholders vote for the Proposal. In addition, each Continuing Shareholder, even if not a member of management or employee of the Company, has an interest in voting their shares of Common Stock in favor of the Proposal because their interests in the Merger are not the same as those of the Other Shareholders. See "Special - Certain Effects of the Merger." As of the date of this Proxy Statement, there are a total of 13 Continuing Shareholders, two of whom are Employee Continuing Shareholders.



         As of the Record Date, Mr. Foster held a total of 1,323,600 shares (approximately 14.4 percent of the total shares of Common Stock outstanding), the members of the Board and the executive officers of the Company owned an aggregate of 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding), and Mr. Rubin held a total of 1,264,465 shares (approximately 13.8 percent of the total shares of Common Stock outstanding). See "Security Ownership of Certain Beneficial Owners and Management." If the Merger is consummated, immediately thereafter, Messrs. Foster and Rubin, as Continuing Shareholders, will own the same number of shares of common stock in the Surviving Company as they owned in the Company. See "Proposal to Approve the Merger - Certain Effects of the Merger." However, the actual, individual percentage of equity ownership of Messrs. Foster and Rubin, as well as all other Continuing Shareholders, in the Surviving Company will depend upon the type and amount of securities of the Surviving Company issued in the Private Placement. Accordingly, the relative equity ownership interests of any individual or group of Continuing Shareholders cannot be determined at this time. See "Financing of the Merger." Mr. Foster is the only member of the Board and/or executive officer of the Company who is a Continuing Shareholder.



         Consummation of the Merger could have a positive effect on the liquidity of the shares of common stock of the Surviving Company held by each Continuing Shareholder, including each Continuing Shareholder who is a controlling person of the Surviving Company. The Merger will not be consummated unless the Company raises at least $6,000,000 in gross proceeds from the Private Placement. After deducting the Merger Payments of approximately $2,000,000, expenses associated with consummation of the Merger of approximately $__________ and expenses associated with consummation of the Private Placement of approximately $550,000, the Surviving Company will have approximately $__________ for the development of additional billiard clubs and working capital if the Private Placement is consummated. See "Financing of the Merger" and "Fees and Expenses." Such an infusion of capital may enable the Surviving Company to expand its business and improve its profitability, which in turn would likely make the Surviving Company more attractive to potential investors. Consequently, consummation of the Merger may indirectly result in the creation of a market for the common stock of the Surviving Company.



         The proposed Agreement and Plan of Merger (the "Merger Agreement"), which will, when negotiated, provide the terms and conditions of the Merger, is expected to permit continuing indemnification in accordance with the articles of incorporation of the Surviving Company and the bylaws of the Surviving Company in the Merger, of directors and executive officers of the Company to the fullest extent permitted under applicable state law, including indemnification relating to the period occurring prior to the time at which Articles of Merger are filed and recorded with the Secretary of State of the State of Florida and a Certificate of Merger and Certificate of Amendment to the articles of incorporation of the Surviving Company are filed and recorded with the Secretary of State of the State of Delaware (the "Effective Time"). See "Proposal to Approve the Merger - Indemnification."






         Effect if the Merger is Not Approved


         The Board expects that if the Proposal is not approved by the Shareholders, or if the Merger is not consummated for any other reason, the Board will continue to manage the Company as an ongoing business. In addition, if the Proposal is not approved by the Shareholders, the Placement Agent will not consummate the Private Placement. See "Financing of the Merger." No other transaction is currently under consideration by the Company as an alternative to the Merger, although the Company from time to time may explore other alternatives if the Proposal is not approved.


                         PROPOSAL TO APPROVE THE MERGER

         General

          Because the Proposal will terminate the interests of the Other Shareholders in the Company while enabling the Continuing Shareholders to obtain ownership of all of the equity interest in the Company, Shareholders will have one vote per share of Common Stock with respect to the Proposal. The description of the Merger Agreement included in this Proxy Statement is a summary of the principal terms currently expected to be included, and should not be viewed as complete. The form of Merger Agreement will become available only upon negotiation of the final terms thereof with the investors in the Private Placement, and the following description is, therefore, subject to change and qualified in its entirety by reference to the definitive Merger Agreement. The Company will make copies of the form of Merger Agreement available to any Shareholder without cost upon request when the form of Merger Agreement becomes available.

         Certain Effects of the Merger


         The Merger Agreement provides that, subject to its terms and conditions, (i) the Company will be merged with and into Newco at the Effective Time, and each share of Common Stock held by Other Shareholders (the "Other Common Stock") will be converted into the right to receive the Merger Payment of $0.50 in cash, without interest; (ii) the Other Common Stock will be canceled; (iii) each share of Common Stock owned by the Continuing Shareholders will be converted into a share of common stock of the Surviving Company; (iv) each stock option issued under the Stock Option Plans or warrant of the Company to purchase a share or shares of Common Stock outstanding immediately prior to consummation of the Merger will be converted into the right to purchase the same number of shares of common stock of Newco on the same terms and conditions; (v) Newco will be the Surviving Company in the Merger, and the Company will cease to exist as a result of the Merger; (vi) the articles of incorporation and bylaws of Newco will be the articles of incorporation and bylaws of the Surviving Company; and (vii) the name of the Company shall be the
name of the Surviving Company.   In addition, it is anticipated that the board
of directors of Newco will be identical to the Company's Board, with one or more investors as possible additions, but the terms of the Board structure have not yet been negotiated. Immediately after the Effective Time, the Other Shareholders will possess no interest in, or rights as Shareholders of, the Company, and the Company will be wholly owned by the Continuing Shareholders. For a description of how the Company will calculate the number of shares of Common Stock held by each holder of record on the Record Date for purposes of determining a Shareholder's status as a Continuing Shareholder or Other Shareholder, see "Voting and Proxy Information - Record Date; Outstanding Shares; Voting."


         Effective Time of the Merger


         The Merger Agreement provides that the Merger will become effective upon the filing and recordation of Articles of Merger with the Secretary of State of the State of Florida and a Certificate of Merger and Certificate of Amendment to the articles of incorporation of the Surviving Company with the Secretary of State of the State of Delaware (i.e., the Effective Time). The Company intends to make such filing promptly after the satisfaction or written waiver, where permissible, of the conditions contained in the Merger Agreement.


         Amounts Paid in the Merger


         The Merger Payments will be funded by the Company from funds obtained through the Private Placement. See "Financing of the Merger." One of the conditions to consummation of the Merger is that the Company raise a minimum of $6,000,000 in gross proceeds from the Private Placement and close the transaction within 180 days after the Shareholders approve the Proposal. See "Proposal to Approve the Merger - Conditions to the Merger" and "Financing of the Merger."


         Payment for Common Stock in the Merger

         In order to receive the Merger Payment, each Other Shareholder will be required to (i) submit a duly executed letter of transmittal (a "Letter of Transmittal") in the form to be sent to each such Shareholder as promptly as practicable after the Effective Time and (ii) surrender their Common Stock certificates to a disbursing agent (the "Disbursing Agent").

         Upon receipt of a duly executed Letter of Transmittal and Common Stock certificates, the Disbursing Agent will promptly issue a check to the person or persons entitled thereto in an amount equal to $0.50 for each share of Other Common Stock owned by such person or persons. No interest will be paid or accrued on amounts payable. Instructions with respect to the submission of a Letter of Transmittal to be used for this purpose will be mailed to Other Shareholders as promptly as practicable after the Effective Time. It is also expected that Letters of Transmittal will be available at the office of the Disbursing Agent. OTHER SHAREHOLDERS SHOULD NOT SEND ANY COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY OR AT ANY TIME PRIOR TO RECEIPT OF A LETTER OF TRANSMITTAL.

         The Merger Agreement provides that the Surviving Company shall deposit in trust for the benefit of Other Shareholders with the Disbursing Agent the funds to which the holders of shares of Other Common Stock will be entitled in the Merger. The Merger Agreement provides that the Disbursing Agent may invest portions of the cash as the Surviving Company shall direct, provided that substantially all of such investments be in obligations of the United States of America or agencies of the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group or in certificates of deposit, bank repurchase agreements secured by obligations of the United States of America or bank money market funds of banks with capital, surplus and retained earnings in excess of $500,000,000 (collectively, the "Permitted Investments"). The maturity of the obligations of the United States of America or agencies of the United States of America shall not exceed six months and the maturity of the commercial paper may not exceed 270 days. Any net profit resulting from, or interest or income produced by, the Permitted Investments, shall be paid from time to time to the Surviving Company.

         Any amount remaining on deposit with the Disbursing Agent six months after the Effective Time will be released and paid by the Disbursing Agent to the Surviving Company, which will be liable for any payment to be made thereafter under the terms of the Merger Agreement, after which time persons entitled thereto may look, subject to applicable abandonment, escheat or similar laws, only to the Surviving Company for any cash payments remaining to be paid to them pursuant to the Merger, without any interest thereon.

         Conditions to the Merger


         The respective obligations of the Company and Newco to consummate the Merger are subject to the fulfillment or written waiver of the following conditions at or prior to the Effective Time: (i) approval of the Proposal by Shareholders owning a majority of the outstanding Common Stock; (ii) the absence of any order, decree or temporary, preliminary or permanent injunction of any court of competent jurisdiction preventing the consummation of the Merger (the Company and Newco having agreed to use their best efforts to prevent the entry or issuance of such an order or injunction); and (iii) the Company's success in consummating a Private Placement that grosses at least $6,000,000 within 180 days after the Proposal is approved by the Shareholders. In addition, Newco's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) the Company's having performed in all material respects its agreements contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of Newco being true and correct in all material respects at the Effective Time; and (iii) the Company's having made all necessary filings, registrations and notifications with appropriate regulatory authorities and having obtained all necessary approvals and authorizations from appropriate third parties. Furthermore, the Company's obligation to effect the Merger is subject to the fulfillment or written waiver of the following conditions: (i) the Company's having performed in all material respects its agreements contained in the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of Newco being true and correct in all material respects at the Effective Time; (iii) Newco's having made all necessary filings, registrations and notifications with appropriate regulatory authorities and having obtained all necessary approvals and authorizations from appropriate regulatory authorities; and (iv) the opinion of the Financial Advisor included herein as Appendix __ not having been withdrawn prior to the Effective Time.


         Lock-Up Agreements

         The Merger Agreement provides that the Company shall use its best efforts to obtain a lock-up agreement (a "Lock-Up Agreement") from each Continuing Shareholder prior to consummation of the Merger pursuant to which each Continuing Shareholder (i) agrees not to offer, sell or otherwise transfer any of the shares of common stock of Newco received by the Continuing Shareholder in the Merger until two years following consummation of the Merger without the prior written consent of the Surviving Company, and (ii) will represent that the Continuing Shareholder has no plan or intention to dispose of the shares of common stock of Newco. Consummation of the Merger is not conditioned upon the execution of a Lock-Up Agreement by each Continuing Shareholder. Failure of each Continuing

Shareholder to execute a Lock-Up Agreement could result in certain adverse tax consequences to all of the Shareholders and the Surviving Company, however. See "Special Factors - Material Federal Income Tax Consequences - Federal Income Tax Consequences for Continuing Shareholders." There can be no assurance that each Continuing Shareholder will execute a Lock-Up Agreement.

         Indemnification


         The Merger Agreement provides that the Company and the Surviving Company shall provide continuing indemnification, in accordance with the articles of incorporation and bylaws of the Surviving Company, to the directors and executive officers of the Company to the greatest extent permissible under applicable law for matters occurring prior to the Effective Time.


         Employee Benefit Matters

         The Company anticipates that the Surviving Company will continue all of the existing employee benefit plans offered by the Company as of the date of this Proxy Statement. The terms of the Merger have not yet been negotiated, however, and, as a result, the employee benefit plans offered by the Surviving Company may differ substantially from those offered by the Company.

         Waiver and Amendment

         Any provision of the Merger Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof and the Merger Agreement may be amended in writing at any time before or after approval of the Merger by the Shareholders, but after any such approval no amendment may be made that decreases the amount or changes the type of the Merger Payments or that in any way adversely affects the rights of such Shareholders without the approval of the Other Shareholders.

         Fees and Expenses

         The Merger Agreement provides that if the Merger Agreement is not consummated, all legal and other costs and expenses incurred in connection with the Merger Agreement will be paid by the Company.

         Rights of Dissenting Shareholders

         Any Shareholder objecting to the Proposal is not entitled to any statutory rights of dissent or appraisal under Florida law or the Articles of Incorporation or Bylaws of the Company.

         Vote Required and Recommendation of the Board of Directors


         The Merger will be approved if and only if it receives the favorable vote of the majority of all Common Stock outstanding on the Record Date. As of the Record Date, members of the Board and executive officers of the Company owned 1,340,850 shares (approximately 14.7 percent of the total shares of Common Stock outstanding). Steven L. Foster, as Chief Executive Officer and Chairman of the Board of the Company, is the only Continuing Shareholder who is a member of the Board and/or an executive officer of the Company. Such Continuing Shareholder held a total of 1,323,600 (approximately 14.4 percent of the total shares of Common Stock outstanding) as of the Record Date and has informed the Company that he intends to vote all of the shares of Common Stock held by him in favor of the Proposal.


         The board of directors and shareholders of Newco have approved the Merger, the execution and delivery of the Merger Agreement by Newco and consummation of the Merger.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

                               REGULATORY MATTERS


         No federal or state regulatory approvals must be obtained in connection with the Proposal. However, certain filings will be required to be made with the Secretary of State of the State of Florida and the State of Delaware in order to effect the Merger.

                            FINANCING OF THE MERGER


         The Company has determined that approximately $2,000,000 in cash will be required in order to make the Merger Payment with respect to each share of Other Common Stock held by an Other Shareholder. For a discussion of the Company's estimate of the total cost of the Merger, see "Fees and Expenses." The Company retained the Placement Agent (i.e., Hampshire Securities Corporation) to raise $6,000,000 to $12,000,000 through the Private Placement (i.e., the private placement of equity and/or subordinated debt securities of the Surviving Company), as described below. However, the Placement Agent has no obligation to consummate any Private Placement if the Proposal is not approved by the Shareholders. The Company intends to use funds obtained through the Private Placement to make the Merger Payments, and to provide Newco, following its merger with the Company, with funds for working capital and for the development of additional billiard clubs. The respective obligations of the Company and Newco to consummate the Merger are contingent upon, among other things, the Company's success in consummating a Private Placement that grosses at least $6,000,000 within 180 days after the Proposal is approved by the Shareholders. See "Proposal to Approve the Merger - Conditions to the Merger." Consequently, even if the Proposal is approved by the requisite vote of the Shareholders, the Merger will not be consummated unless the Company obtains a minimum of $6,000,000 in gross proceeds from the Private Placement and closes the transaction within 180 days of such Shareholder approval. If this condition is not satisfied, the Company will not consummate the Merger or make the Merger Payments to any of the Shareholders. In that event, the Company will continue to conduct its operations as a public company. There can be no assurance, however, that the Company will raise any funds from the Private Placement or that the Private Placement that raises at least $6,000,000 in gross proceeds will be consummated within 180 days after the Proposal is approved by the Shareholders.



         By written agreement dated May 23, 1996, the Company granted the Placement Agent an exclusive right to present a Merger proposal by June 30, 1996 acceptable to the Company designed to raise $6,000,000 to $12,000,000 in gross proceeds through the Private Placement to a limited number of accredited
investors.   As of the date of this Proxy Statement, the Placement Agent and its controlling persons do not beneficially own any equity securities of the Company. Neither the Placement Agent nor its controlling persons is affiliated with, or has ever had any relationship with, the Company or any of its controlling persons.



         Consummation of each Private Placement is subject to a number of material contingencies, including execution of a definitive purchase agreement satisfactory to the potential investor, the Company and Newco, approval of the Proposal by the Shareholders, deregistration of the Common Stock under the Exchange Act and delisting of the Common Stock from NASDAQ. There can be no assurance, however, that the Placement Agent will consummate a Private Placement or that a Private Placement raising at least $6,000,000 in gross proceeds will be consummated within 180 days after the Proposal is approved by the Shareholders.


         The Placement Agent has proposed, subject to negotiation among each potential investor, the Company and Newco, that the Private Placement consist of 12 units of 100,000 shares of preferred stock of the Surviving Company per unit for a price of $500,000 per unit (the "Preferred Stock") and that none of the Preferred Stock be sold unless all 12 units are sold. Each share of Preferred Stock would be convertible, at the option of the holder, initially into two shares of common stock of the Surviving Company, subject to certain customary anti-dilution adjustments under certain circumstances. The Preferred Stock would automatically convert into shares of common stock of the Surviving Company if the Surviving Company sold shares of its common stock in a public offering or upon the consent of two thirds of the shares of Preferred Stock outstanding. The Surviving Company would be obligated to redeem the Preferred Stock six years from the date of issuance of the Preferred Stock. Dividends on the Preferred Stock would be payable in cash at a rate of six percent per annum on a cumulative basis at the time of either conversion or redemption, whichever would occur first, of the Preferred Stock. The Preferred Stock would be entitled to voting rights identical to the common stock of the Surviving Company, on an "as if converted" basis, and would have special voting rights as a class requiring approval of a majority of the shares of Preferred Stock outstanding for the creation of any senior security or any transaction in which control of the Surviving Company were transferred. The Preferred Stock would be entitled to a liquidation preference over the common stock of the Surviving Company, or any other class or series of stock of the Surviving Company ranking junior to the Preferred Stock, in an amount equal to the original purchase price of the Preferred Stock plus accrued but unpaid dividends. In addition, holders of shares of Preferred Stock would be granted certain demand and piggyback registration rights.


         If the Preferred Stock is placed on the terms described above, the Continuing Shareholders would realize an immediate increase in the net tangible book value of the shares of common stock of the Surviving Company owned by them, while purchasers of the Preferred Stock would experience an immediate dilution (reduction) in the net tangible book value of their shares of Preferred Stock because the price per share of the Preferred Stock would exceed the net tangible book value per share of the common stock of the Surviving Company immediately subsequent to placement of the Preferred Stock. Net tangible book value per share is (i) the difference between the total tangible assets and total liabilities of the Surviving Company divided by (ii) the number of shares of common stock of the Surviving Company and number of shares of Preferred Stock that are expected to be outstanding immediately subsequent to placement of the Preferred Stock. The following table illustrates the increase in the net tangible book value of the shares of common stock of the Surviving Company that the Continuing Shareholders would realize if the Preferred Stock were placed.

         Pro forma net tangible book value per share
                as of December 31, 1995(1)............................................... $
                                                                                           ----

         Increase in net tangible book value
                per share attributable to placement
                of the Preferred Stock....................................................
                                                                                           ----

         Pro forma net tangible book value per share
                after placement of the Preferred Stock....................................
                                                                                           ----

         Dilution per share of the Preferred Stock........................................
                                                                                           ----



         ------------------------
         (1) Based upon the pro forma financial statements of the Surviving Company appearing elsewhere in this Proxy Statement.



         As of the date of this Proxy Statement, the Placement Agent has neither sought nor received any letters of intent or expressions of interest from potential purchasers of Preferred Stock. Consequently, there is no indication that the Placement Agent will be able to place any Preferred Stock at all or will be able to place any Preferred Stock on the terms described above. As of the date of this Proxy Statement, the Company does not intend to sell any Preferred Stock to any of its affiliates.



         In consideration of the Placement Agent's undertaking, the Company expects to pay, upon the successful raising of at least $6,000,000 in gross proceeds from the Private Placement, an amount equal to five percent of such gross proceeds. In addition, the Company has agreed to sell to Island, concurrently with the consummation of the Private Placement, for a price of $0.50 per share (i) 300,000 shares of common stock of the Surviving Company if the gross proceeds from the Private Placement equal at least $6,000,000, (ii) one share of common stock of the Surviving Company per $40 of gross proceeds from the Private Placement in an amount of between $6,000,001 and $10,000,000, and (iii) one share of common stock of the Surviving Company per $20 of gross proceeds from the Private Placement in an amount of between $10,000,001 and $12,000,000 The Company has also agreed to accept Island's seven-year promissory note as payment for any shares acquired pursuant to such agreement. The Company anticipates that the note would be secured by all of the shares of common stock of the Surviving Company purchased by Island. The note would bear interest at a rate applicable to the federal rate for seven-year notes, with the entire principal amount of the loan maturing at the end of the seven-year term. Regardless of the success or otherwise of the Placement Agent's efforts, the Company further agrees to pay the expenses of the Placement Agent involved in this undertaking, provided such expenses do not exceed $10,000. Such expenses are not to include payments by the Placement Agent in respect of legal advice or services and the services of other third party service providers.
The Company may, in its
discretion and having had received prior written notice of the proposed expenditure by the Placement Agent, pay the reasonable expenses of the Placement Agent where the total of expenses otherwise paid or payable is in excess of $10,000.


         The Company estimates that the fees and expenses in connection with placement of the Preferred Stock, which would be paid by the Company out of the proceeds of the sale of such Preferred Stock, would total approximately $550,000, which consists of $310,000 in fees and expenses payable to the Placement Agent, $______ in legal expenses, $______ in travel expenses and $______ in miscellaneous expenses.


                     BUSINESS AND PROPERTIES OF THE COMPANY

         Description of Business


         General. From its organization in 1983 through March 16, 1989, the Company conducted business as a wholesale dealer engaged in the purchase and sale of fine gold and pure silver in the form of bullion and granules. The Company registered the Common Stock under the Exchange Act on July 15, 1985. The Company terminated its precious metals division with the sale of the assets used in the precious metals operation on March 16, 1989. The operations and all related gains and losses of the metals division have been treated as discontinued operations. From the date of the sale of its metals operation and until April 11, 1990 when the Company acquired an interest in a billiard club business (discussed below), the Company's primary business operation was conducted through its wholly owned subsidiary, Dixie Run Corporation ("Dixie Run"). Dixie Run and its wholly owned subsidiaries had been engaged in the business of identifying, purchasing and developing raw land suitable for subdivision and resale to builders and developers and construction of primarily luxury residential homes. On June 7, 1990, the Board approved the discontinuation of the operations of Dixie Run and, accordingly, Dixie Run has been treated as discontinued operations. For a discussion of the discontinued precious metal division and real estate subsidiary, see "Financial Statements of the Company."


         On March 11, 1990, the Board approved the acquisition by the Company of a majority interest in Jillian's, Inc., formerly Jillian's Entertainment Corporation, a Delaware corporation formed to acquire and operate billiard clubs located in various cities throughout the United States. The Company entered into a Stock Exchange Agreement, dated April 11, 1990 (the "Acquisition Date"), with Jillian's Inc. and Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy (collectively, the "Foster Group") pursuant to which it acquired a 51 percent ownership interest in Jillian's, Inc., and the Foster Group acquired the remaining 49 percent ownership interest. The Company acquired the remaining 49 percent of Jillian's, Inc. from the Foster Group on March 14, 1991. See "Financial

Statements of the Company" for a discussion of the terms and conditions of the agreements governing the acquisition of Jillian's, Inc.


         Pursuant to a series of related transactions, on the Acquisition Date, Jillian's, Inc. acquired all of the outstanding stock of corporations that own and operate billiard clubs in Seattle, Washington and Miami, Florida. Since the Acquisition Date, Jillian's, Inc., through wholly owned subsidiaries, has constructed new billiard clubs in Cleveland, Ohio, Cleveland Heights, Ohio, Worcester, Massachusetts, Champaign, Illinois, Annapolis, Maryland, Long Beach, California and Tacoma, Washington and additionally, has acquired an existing billiard club in Pasadena, California.



         The Jillian's clubs are part of the new generation of upscale billiard clubs in America. These new billiard clubs offer a wider variety of entertainment and food and beverage service and are designed to attract a broader segment of the adult population than traditional pool halls. The clubs are decorated in an appealing and comfortable style. The Jillian's billiard clubs face competition in their respective cities from other billiard clubs, as well as from other leisure time activities, such as theaters, bowling centers, theme restaurants and night clubs. The Jillian's billiard clubs also compete with entertainment centers, large facilities which offer diverse forms of entertainment, such as billiards, virtual reality and other electronic games, restaurant and bar services and night club-style entertainment. Some of these competitors operate single outlet facilities, while others operate multi-unit entertainment facilities. For a description of some of the competitors that operate a chain of entertainment facilities, see "Special Factors - Background of the Merger - General." The Jillian's clubs compete with other billiard clubs, leisure time activities and entertainment centers by providing adult customers a single stop destination for an entire evening's entertainment. The Jillian's clubs offer customers an upscale, comfortable setting, billiards activities, a variety of entertainment activities (e.g., electronic games, darts and pingpong) and food and beverage services.



         The Company currently is concentrating its efforts on its investment in the billiard club business. Although no assurance can be given, the Company intends to develop, through wholly owned subsidiaries of Jillian's, Inc., additional Jillian's clubs that offer the same forms of entertainment that are offered by the existing clubs. These clubs may be owned by Jillian's, Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures that own the clubs. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states.

         The Company hired four new executive officers during the first half of 1995. See "Executive Officers and Directors of the Company and Newco." These officers will assist the Company with its efforts to expand its billiard club business, as discussed above. As of the date of this Proxy Statement, the Company is not considering any new lines of business, concepts or changes in priorities. Prior to the hiring of the officers, the Company was thinly staffed at the management level. The Company believes that the addition of these new personnel will enable it to provide more efficient and effective management, including the centralization of its administrative operations.



         Jillian's Clubs. Set forth in the table below are descriptions of the existing Jillian's clubs.



- -------------------------------------------------------------------------------------------------------------
                                                DATE OF      DESCRIPTION OF SPACE     NUMBER OF BRUNSWICK
         NAME OF                              COMMENCEMENT       (APPROXIMATE          BILLIARD TABLES;
   SUBSIDIARY OWNER       LOCATION OF CLUB   OF OPERATIONS         FOOTAGE)             OTHER AMENITIES
   ----------------       ----------------   -------------         -------              ----------------
- -------------------------------------------------------------------------------------------------------------
 Jillian's  - Kendall     Miami, Florida    November 1989    9,600 square feet;      27 tables; other
                                                             located in a            table top games;
                                                             shopping center next    high tech video
                                                             to a nine-screen        games; bar and food
                                                             movie theater           service


- -------------------------------------------------------------------------------------------------------------
 Jillian's - Seattle      Seattle,          April 1990       18,500 square feet;     34 tables; other
                          Washington                         two-story free          table top games;
                                                             standing building       high tech video
                                                                                     games; separate room
                                                                                     available for
                                                                                     private rental; bar
                                                                                     and food service on
                                                                                     both floors

- -------------------------------------------------------------------------------------------------------------
 Jillian's - Cleveland    Cleveland, Ohio   July 1990        13,000 square feet;     25 tables; other
                          (on the banks                      two floors of a         table top games;
                          of the Cuyohoga                    building                high tech video
                          River)                                                     games; separate room
                                                                                     available for
                                                                                     private rental; bar
                                                                                     and food service on
                                                                                     both floors

- -------------------------------------------------------------------------------------------------------------
 Jillian's - Cleveland    Cleveland         November 1992    9,600 square feet       21 tables; other
 Heights                  Heights, Ohio                                              table top games;
                                                                                     high tech video
                                                                                     games; bar and food
                                                                                     service

- -------------------------------------------------------------------------------------------------------------
 Jillian's  - Pasadena    "Old Town"        August 1993      7,200 square feet;      16 tables; bar and
                          Pasadena,                          two floors of a         food service on both
                          California                         building with           floors
                                                             additional outside
                                                             seating on the first
                                                             floor
- -------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------
                                                DATE OF      DESCRIPTION OF SPACE     NUMBER OF BRUNSWICK
         NAME OF                              COMMENCEMENT       (APPROXIMATE          BILLIARD TABLES;
   SUBSIDIARY OWNER       LOCATION OF CLUB   OF OPERATIONS         FOOTAGE)             OTHER AMENITIES
   ----------------       ----------------   -------------         -------              ----------------
- -------------------------------------------------------------------------------------------------------------
 Jillian's  -             Worcester,        December 1993    16,000 square feet,     24 tables; other
 Worcester1/              Massachusetts                      including a 5,000       table top games;
                          (near Worcester                    square foot game        high tech video
                          Polytechnic                        room; one-story free    games
                          Institute)                         standing building

- -------------------------------------------------------------------------------------------------------------
 Jillian's -              Champaign,        August 1994      12,000 square feet;     20 tables; other
 Champaign1/              Illinois                           two-story free          table top games;
                          (adjacent to                       standing building       high tech video
                          the University                                             games; bar and food
                          of Illinois                                                service
                          campus)

- -------------------------------------------------------------------------------------------------------------
 Jillian's  -             Annapolis,        October 1994     10,000 square feet;     16 tables; other
 Annapolis1/              Maryland (near                     one-story free          table top games;
                          the U.S. Naval                     standing building       high tech video
                          Academy and the                                            games; bar and food
                          Annapolis                                                  service
                          historical
                          district)

- -------------------------------------------------------------------------------------------------------------
 Jillian's  - Long        Long Beach,       May 1995         16,000 square feet;     16 tables; bar and
 Beach                    California                         two floors of a 13-     food service; night
                                                             story free standing     club located in the
                                                             building                basement
- -------------------------------------------------------------------------------------------------------------
 Jillian's - Tacoma       Tacoma,           December 1995    25,000 square feet      25 tables; other
                          Washington                         including a game        table top games;
                          (near the                          room; two-story free    video games; bar and
                          University of                      standing building       food service
                          Puget Sound
                          campus)
- -------------------------------------------------------------------------------------------------------------


1/   The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which the Jillian's subsidiary owner is the general partner and owns a substantial (87%, 25%, 43% and 79%, respectively) interest. The Jillian's subsidiary receives a management fee for operating the related club equal to 6.5% of the gross revenues in the case of the Cleveland Heights club, 6% in the case of the Champaign and Annapolis clubs and 5% in the case of the Worcester club.
- --------------------------------------------------------------------------------
2/ The club located in Pasadena was an existing billiard club/diner that the Company, through Jillian's - Pasadena, acquired in August 1993. As part of the acquisition, the Company acquired all of the assets located at the existing club (including all leasehold improvements, furniture, fixtures, bar and kitchen equipment and billiard tables), all of the seller's interest in the lease for the premises and all alcoholic beverage licenses and other licenses necessary to operate the club.
- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------

         Description of  Properties

         Administrative Operations. On June 13, 1995, the Company entered into a written lease agreement for 3,020 square feet of space for its administrative operation to be located at 727 Atlantic Avenue in Boston, Massachusetts. The agreement began on July 28, 1995 and expires on July 28, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Company is obligated to pay the lessor minimum annual rent equal to

$31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.

         On May 20, 1993, the Company entered into a verbal agreement to sublet 1,110 square feet of space for its administrative operation in an executive center in Coral Gables, Florida. The agreement began on June 1, 1993 and expired on June 30, 1994. The monthly payments were $1,500. On June 1, 1994, the Company entered into a written lease agreement for its administrative operation in an executive center located at One Alhambra Plaza, Coral Gables, Florida. The lease is for 1,243 square feet of office space and began on July 1, 1994 and expires June 30, 1999. The total required monthly payments are $1,916, all of which is paid by third parties who sublease the space.

         Jillian's, Inc. leases additional administrative space in an executive center located at 508 North Second Street, Fairfield, Iowa. The lease began on April 1, 1994 and expires on March 31, 1997. The required monthly payments are $910.


         Jillian's Clubs. Set forth in the table below are descriptions of the leases for the Jillian's clubs.




- --------------------------------------------------------------------------------------------------------------
                                                                                               OTHER
                                                                                                 &
                          LEASE TERM &                                                     RENTAL PAYMENTS
   LESSEE/       LEASE      RENEWAL              MINIMUM                                    FOR THE YEAR
  SUBLESSEE      DATE        OPTION            ANNUAL RENT            PERCENTAGE RENT       ENDED 3/31/95
  ----------     ----      ----------          -----------            ---------------       -------------
- --------------------------------------------------------------------------------------------------------------
 Jillian's -   5/26/89;   triple net;   $192,000 ($16,000 per       6% of gross sales in  under 3/7/94
 Kendall       amended    10 years;     month); adjusted each       excess of $1,000,000  amendment,
               3/7/94     two five-     year based on increases                           lessor was
                          year renewal  in the Consumer Price                             granted warrants
                          options       Index ("CPI"), but                                to purchase
                                        limited to 6% of the                              65,000 shares of
                                        prior year's annual rent;                         lessee's common
                                        all CPI adjustments                               stock at $0.50
                                        deferred until 1/1/95 by                          per share for a
                                        3/7/94 amendment                                  five-year period

                                                                                          rental payments
                                                                                          for FY-95 of
                                                                                          $263,874, which
                                                                                          includes taxes,
                                                                                          common area
                                                                                          maintenance
                                                                                          charges and
                                                                                          percentage rent
                                                                                          of $3,905
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                                                                               OTHER
                                                                                                 &
                          LEASE TERM &                                                     RENTAL PAYMENTS
   LESSEE/       LEASE      RENEWAL              MINIMUM                                    FOR THE YEAR
  SUBLESSEE      DATE        OPTION            ANNUAL RENT            PERCENTAGE RENT       ENDED 3/31/95
  ----------     ----      ----------          -----------            ---------------       -------------
- --------------------------------------------------------------------------------------------------------------
 Jillian's -    8/29/89   triple net;   $258,000 ($21,500 per       3% of gross sales in  FY-95 rental
 Seattle                  10 years;     month); beginning 3/91      excess of $750,000;   payments totaled
                          one five-     and every 12th month        adjusted annually     $292,780, which
                          year renewal  thereafter, monthly rent    based on increases    included taxes,
                          option        will increase based on      in CPI, but no more   common area
                                        increase in CPI, but no     than 6%; two thirds   maintenance
                                        more than 6% annually; if   of the percentage     charges and
                                        option to renew lease is    rental payments can   percentage rent
                                        exercised, rent shall be    be made by issuing    of $10,315 in
                                        agreed to by both parties   the lessor warrants   cash; FY-95
                                        and based on fair market    to purchase shares    rental payments
                                        value ("FMV") of            of the Company's      also made by the
                                        comparable rentals          Common Stock on a     Company's
                                                                    one share per dollar  issuance of
                                                                    basis                 warrants to
                                                                                          purchase 20,631
                                                                                          shares of the
                                                                                          Company's Common
                                                                                          Stock at an
                                                                                          exercise price
                                                                                          of $0.45 per
                                                                                          share
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                                                                               OTHER
                                                                                                 &
                          LEASE TERM &                                                     RENTAL PAYMENTS
   LESSEE/       LEASE      RENEWAL              MINIMUM                                    FOR THE YEAR
  SUBLESSEE      DATE        OPTION            ANNUAL RENT            PERCENTAGE RENT       ENDED 3/31/95
  ----------     ----      ----------          -----------            ---------------       -------------
- --------------------------------------------------------------------------------------------------------------
 Jillian's -   4/20/90;   triple net;   $69,615 ($5,801 per         5% of gross sales in  11/24/93
 Cleveland      amended   10 years;     month) for years 1-4;       excess of $1,392,300  amendment
               11/24/93   two five-     $80,325 ($6,694 per         for years 1-4,        temporarily
                          year renewal  month) thereafter;          $1,606,500            limited rent and
                          options       beginning year 7, rent      thereafter            common area
                                        will be increased to an                           maintenance
                                        amount equal to the                               charges and
                                        lesser of (i) 105% of the                         lessor and
                                        annual rent payable for                           lessee
                                        the prior lease year, or                          subsequently
                                        (ii) the annual rent                              verbally agreed
                                        payable for the prior                             to limit the
                                        lease year adjusted for                           rents indefinite
                                        increases in CPI; if                              ly to $6,000 per
                                        option to renew lease is                          month from
                                        exercised, rent shall be                          October through
                                        negotiated, but will not                          March and $9,000
                                        be less than the greater                          per month from
                                        of comparable rentals or                          April through
                                        the rent payable for the                          September; in
                                        last month of the                                 exchange for
                                        preceding term; rent for                          such reduction,
                                        each year of first                                lessee agreed to
                                        renewal period may not be                         pay 8.5% of
                                        greater than 115% of                              gross sales in
                                        annual rent of last year                          excess of
                                        of initial term                                   $650,000 until
                                                                                          lessor received
                                                                                          100% of the
                                                                                          reduced rents
                                                                                          and common area
                                                                                          maintenance

                                                                                          FY-95 rental
                                                                                          payments totaled
                                                                                          $133,132, which
                                                                                          included taxes
                                                                                          and common area
                                                                                          maintenance
                                                                                          charges

- --------------------------------------------------------------------------------------------------------------
 Jillian's -   10/17/91   triple net;   $57,240 ($4,770 per month   none                  FY-95 rental
 Cleveland                10 years;     starting 5/92) for years                          payments for
 Heights                  two five-     1 and 2; $68,688 ($5,724                          primary and
                          year renewal  per month) for years 3-6;                         option space
                          options       $76,320 ($6,360 per                               totaled
                                        month) for years 7-10; if                         $108,666, which
                                        renewal option is                                 included taxes
                                        exercised, minimum annual                         and common area
                                        rent for each of the                              maintenance
                                        options will be $91,584                           charges
                                        and $106,848,
                                        respectively
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                                                                               OTHER
                                                                                                 &
                          LEASE TERM &                                                     RENTAL PAYMENTS
   LESSEE/       LEASE      RENEWAL              MINIMUM                                    FOR THE YEAR
  SUBLESSEE      DATE        OPTION            ANNUAL RENT            PERCENTAGE RENT       ENDED 3/31/95
  ----------     ----      ----------          -----------            ---------------       -------------
- --------------------------------------------------------------------------------------------------------------
 Jillian's -    8/19/93   1st           $33,048 ($2,754 per         none                  FY-95 rental
 Pasadena                 sublease:     month) for each year                              payments (for
                          10 years;     through 9/96; thereafter,                         both subleases)
                          two five-     rent will be equal to FMV                         totaled
                          year renewal  of comparable rentals                             $141,159, which
                          options       with CPI adjustments                              included taxes
                          (1,377 sq.    starting 4/1/98                                   and common area
                          ft. on                                                          maintenance
                          ground                                                          charges
                          floor)        $68,928 ($5,744 per
                                        month) for each year
                          2nd           through 9/30/94;
                          sublease:  5  thereafter, rent will be
                          years;        increased by CPI
                          expires
                          9/30/96;
                          three five-
                          year renewal
                          options
                          (5,744 sq.    both subleases provide
                          ft. in        that if a renewal option
                          basement)     is exercised, rent for
                                        such period shall be
                                        agreed upon by the
                                        parties and based on FMV
                                        of comparable rentals
                                        with certain CPI
                                        adjustments
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                                                                               OTHER
                                                                                                 &
                          LEASE TERM &                                                     RENTAL PAYMENTS
   LESSEE/       LEASE      RENEWAL              MINIMUM                                    FOR THE YEAR
  SUBLESSEE      DATE        OPTION            ANNUAL RENT            PERCENTAGE RENT       ENDED 3/31/95
  ----------     ----      ----------          -----------            ---------------       -------------
- --------------------------------------------------------------------------------------------------------------
 Jillian's -    4/21/93   triple net;   $123,780 ($10,315 per       none                  separate lease
 Worcester                10 years;     month starting 8/93) for                          for parking
                          two five-     years 1-3; $140,284                               spaces for the
                          year renewal  ($11,690 per month) for                           same term as
                          options       years 4-5; $165,040                               building lease;
                                        ($13,753 per month) for                           annual rent is
                                        years 6-10; if renewal                            $13,200 for
                                        option exercised, rent                            years 1-5 and
                                        for each year of the                              $15,840 for
                                        first 5-year period will                          years 6-10; for
                                        be $198,048, and of the                           the first and
                                        second 5-year period will                         second renewal
                                        be greater of $198,048 or                         periods, rent
                                        80% of the then FMV for                           will be $19,000
                                        similar space                                     and $22,800,
                                                                                          respectively

                                                                                          FY-95 rental
                                                                                          payments totaled
                                                                                          $185,064, which
                                                                                          included taxes,
                                                                                          parking rental
                                                                                          and common area
                                                                                          maintenance
                                                                                          charges

- --------------------------------------------------------------------------------------------------------------
 Jillian's -    4/14/93   triple net;   $64,800 ($5,400 per month   none                  in 10/94, lessee
 Champaign                10 years;     starting 8/93) for years                          entered into
                          two five-     1 and 2; from April 1,                            separate leasing
                          year renewal  1995, and on April 1 of                           agreement for
                          options       each year thereafter,                             parking; annual
                                        during the initial term                           rent is $5,220
                                        and any extension term,                           ($435 per month)
                                        the monthly rental amount                         and the lease
                                        shall be adjusted by                              expires on
                                        increases in CPI                                  9/1/97

                                                                                          FY-95 rental
                                                                                          payments totaled
                                                                                          $79,842, which
                                                                                          included taxes
                                                                                          and common area
                                                                                          maintenance
                                                                                          charges
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                                                                               OTHER
                                                                                                 &
                          LEASE TERM &                                                     RENTAL PAYMENTS
   LESSEE/       LEASE      RENEWAL              MINIMUM                                    FOR THE YEAR
  SUBLESSEE      DATE        OPTION            ANNUAL RENT            PERCENTAGE RENT       ENDED 3/31/95
  ----------     ----      ----------          -----------            ---------------       -------------
- --------------------------------------------------------------------------------------------------------------
 Jillian's -    4/20/93   triple net;   $79,992 ($6,666 per month   none                  FY-95 rental
 Annapolis                10 years;     starting 4/26/93) for                             payments totaled
                          two five-     year 1;  $90,000 ($7,500)                         $119,451, which
                          year renewal  for year 2; $99,996                               included taxes
                          options       ($8,333 per month) for                            and common area
                                        year 3; beginning year 4,                         maintenance
                                        the minimum annual rent                           charges
                                        will be adjusted upward
                                        to an amount equal to 66
                                        2/3% of the annual
                                        increase in CPI, with the
                                        adjustment in any year
                                        limited to 5% of prior
                                        year's annual rent; if a
                                        renewal is exercised, the
                                        minimum annual rent for
                                        each of the first and
                                        second five-year renewal
                                        periods will be the same
                                        as the tenth year's rent
                                        with the same CPI
                                        adjustment


- --------------------------------------------------------------------------------------------------------------
 Jillian's -    7/12/93   triple net;   $178,935 ($14,911 per       none                  FY-95 rental
 Long Beach               10 years,     month starting 1/94) for                          payments totaled
                          two five-     year 1;  $220,790                                 $284,480, which
                          year renewal  ($18,399 per month) for                           included taxes
                          options       years 2-3; yearly                                 and common area
                                        increases of 5% for years                         maintenance
                                        4-10; if renewal option                           charges
                                        is exercised, minimum
                                        annual rent will be equal
                                        to annual base rent
                                        payable for immediately
                                        preceding year, increased
                                        by 5% per annum


- --------------------------------------------------------------------------------------------------------------
 Jillian's -   12/21/94;  triple net;   $223,119 ($18,593 per       none                  no rental
 Tacoma         amended   10 years      month starting                                    payments were
                6/15/95                 commencement of                                   made during FY-
                                        operations or 1/1/96) for                         95
                                        years 1-3; $224,119
                                        ($20,343 per month) for
                                        years 4-6; $265,116
                                        ($22,093 per month) for
                                        years 7-10
- --------------------------------------------------------------------------------------------------------------

         Legal Proceedings


         Neither the Company nor any of its properties currently is subject to any litigation nor, to the knowledge of the Board, is any material litigation currently threatened against the Company or any of its properties, other than ordinary litigation routine to the Company's business, except as follows. In October 1995, an action to enforce a mechanics lien was filed against the Company in the California Superior Court for Los Angeles County for approximately $123,000, plus interest. The Company filed an answer and cross complaint to the suit in January 1996. While the Company is vigorously defending the action and believes that it has meritorious defenses, no assurance can be given of an outcome favorable to the Company. An unfavorable outcome could have a material adverse effect on the Company's financial condition, results of operations or liquidity. See "Financial Statements of the Company."


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS


         Results of Operations


         Third Quarter Ended December 31, 1995 Compared to Third Quarter Ended December 31, 1994. The Company had net losses of $225,059 and $584,435, respectively, for the three and nine month periods ended December 31, 1995 as compared to net losses of $481 and $472,117, respectively, during the three and nine month periods ended December 31, 1994. The increase in net losses for the three month period ended December 31, 1995 as compared to the same period ended December 31, 1994 was primarily due to increased general and administrative expenses of $321,621, offset in part by a reduction in start-up costs related to development stage clubs of $126,117. The increase in net losses for the nine month period ended December 31, 1995 as compared to the same period ended December 31, 1994 was primarily due to increased general and administrative expenses of $644,403, depreciation and amortization of $67,525 and interest expense of $71,789, offset in part by higher net club operating income of $317,013 and a reduction in start-up costs related to development stage clubs of $357,720.



         The Company had revenues from the clubs of $2,967,995 and $8,105,868, respectively, for the three and nine month periods ended December 31, 1995 as compared to $2,318,597 and $5,500,912, respectively, for the three and nine month periods ended December 31, 1994. The increase of $649,398 for the three month period ended December 31, 1995 as compared to the same period ended December 31, 1994 was due to increases in comparable sales of $118,158 and increased revenues of $531,240 from the Annapolis, Long Beach and Tacoma clubs, which opened in October 1994, May 1995 and December 1995, respectively. The increase of $2,604,956 for the nine month period ended December 31, 1995 as compared to the same period ended December 31, 1994 was due to increases in comparable club sales of

$313,530 and increased revenues of $2,291,426 from the Champaign, Annapolis, Long Beach and Tacoma clubs, which opened in August 1994, October 1994, May 1995 and December 1995, respectively.



         Total costs and expenses increased $870,709 and $2,691,797, respectively, for the three and nine month periods ended December 31, 1995 as compared to the same periods ended December 31, 1994. The increase in total expenses was due primarily to increased cost of club operations of $629,064 and $2,287,943, respectively, for the three and nine month periods ended December 31, 1995 as compared to the same periods ended December 31, 1994, of which $592,117 and $2,172,123, respectively, were increased costs associated with the Champaign, Annapolis, Long Beach and Tacoma clubs, and increased general and administrative expenses of $321,621 and $644,403, respectively, for the three and nine month periods ended December 31, 1995 as compared to the same periods ended December 31, 1994. The increase in general and administrative expenses for the nine months was primarily due to increased wages, professional services and travel of approximately $307,000, $205,000 and $100,000, respectively. The increase in wages and travel from 1994 to 1995 was primarily attributed to the hiring of a new President and Chief Operating Officer, Controller, Vice President of Operations, Vice President of Development and support personnel. The increase in professional fees was primarily due to consulting and legal fees associated with the preparation and filing with the Commission of this Proxy Statement.



         Interest expense was $58,220 and $133,325, respectively, for the three and nine month periods ended December 31, 1995 as compared to $26,209 and $61,536, respectively, during the three and nine month periods ended December 31, 1994. The increase was primarily due to additional debt associated with the opening of the Champaign, Annapolis and Long Beach clubs.





         Fiscal Year Ended March 31, 1995 Compared to Fiscal Year Ended March 31, 1994. The Company had a net loss of $863,056 for the year ended March 31, 1995 as compared to a net loss of $904,282 for the year ended March 31, 1994. This improvement from 1994 to 1995 was primarily due to higher net club operating income of $812,171 offset in part by increased start-up costs relating to development stage clubs of $293,790 and increased general and administrative expenses of $503,682.


         The Company had revenues from the club operations of $7,969,247 and $5,147,637 for the year ended March 31, 1995 and 1994, respectively. The increase of $2,821,610 for the year ended March 31, 1995, as compared to the same period ended March 31, 1994 was due to increases in comparable sales of $437,968, increased revenues of $938,662 from full operating years for second year clubs (relating to the Pasadena and Worcester clubs, which opened for business on August 19, 1993 and December 3, 1993, respectively) and from new clubs opened in fiscal 1995 of $1,444,980.

         The increase of $437,968 in comparable sales for the year ended March 31, 1995, as compared to the same period ended March 31, 1994 was primarily due to increases of $250,226 or 16.4% in Seattle and $188,134 or 28.8% in Cleveland. The increase is principally due to an increase in the number of customers at the clubs. No specific trends can be anticipated based on economic and market events.



         The increase in start-up costs relating to development stage clubs of $293,790 was primarily due to the fact that during fiscal 1995, the Company developed three new clubs as compared to two new clubs in fiscal 1994. In addition, the Long Beach club was required to pay rent totaling approximately $284,000 during fiscal 1995, but did not open for business until May 5, 1995.


         The provision for losses on investments and receivables amounted to $41,587 and $398,000 for the years ended March 31, 1995 and 1994, respectively. In 1994, the provision was due to the write off of various receivables totaling $353,000 and an investment in L.C. Holdings of $45,000. In 1995, the provision was due to the write down of the note receivable from stockholders. See "Financial Statements of the Company," Note 4.

         The Company had general and administrative expenses of $1,145,174 and $641,492 for the years ended March 31, 1995 and 1994, respectively. General and administrative expenses consisted primarily of wages in the amount of $259,621 and $197,738, professional fees in the amount of $345,656 and $122,237 for the years ended March 31, 1995 and 1994, respectively, and a one-time charge of $88,158 for the write-off of franchise costs previously capitalized. The increase in wages from 1994 to 1995 was primarily attributable to the hiring of a new President and Chief Operating Officer and a new Controller.
The increase in professional fees was primarily due to recruiting fees paid in connection with hiring the new President and Chief Operating Officer and various consulting fees.

         The Company's continuing operations during fiscal 1994 consisted of the operations of Jillian's, Inc. The following is a summary of the Company's club operations for the fiscal years ended March 31, 1995 and 1994.





                                      -84
- -

JILLIAN'S ENTERTAINMENT CORPORATION
SUMMARY OF CLUB OPERATIONS
MARCH 31, 1995

 OPENED                                    11/89      4/5/90      7/18/90     11/5/92     8/19/93      12/3/93      8/19/94

                                                                              CLEVELAND
                                                                              ---------
 YEAR ENDED 3/31/95                        MIAMI      SEATTLE     CLEVELAND   HEIGHTS     PASADENA    WORCESTER    CHAMPAIGN
 ------------------                        -----      -------     ---------   -------     --------    ---------    ---------
 TABLE TIME RENTALS                          440482      641184      225358      242123      191456       203887       10196
 BEVERAGE SALES                              423460      623292      469775      445684      378022       720862       35758
 CAFE SALES                                  146832      403973      120354      130836      236211       107831       15108
 PRO SHOP AND OTHER                           47246      110232       26363       32902        1864       154038        5179
                                              -----      ------       -----       -----        ----       ------        ----

      TOTAL REVENUES FROM CLUB OPERATIONS   1058020     1778681      841850      851545      807553      1186618       66243

 COST OF SALES                               200634      295544      193685      182235      212330       319223       16932
 WAGES                                       263034      453029      162573      183008      245589       278368       15303
 RENT                                        263874      292780      133132      108667      141159       185064        4767
 DIRECT OPERATING COSTS                      201546      295431      186690      218823      202069       263445       10743
                                             ------      ------      ------      ------      ------       ------       -----

      TOTAL COST OF CLUB OPERATIONS          929088     1336784      676080      692733      801147      1046100       47746

      NET OPERATING INCOME                   128932      441897      165770      158812        6406       140518       18496


 OPENED                                        10/27/94



 YEAR ENDED 3/31/95                            ANNAPOLIS    TOTAL
 ------------------                            ---------    -----
 TABLE TIME RENTALS                              139039    2185498
 BEVERAGE SALES                                  490496    3909179
 CAFE SALES                                       63842    1360961
 PRO SHOP AND OTHER                               89171     513609
                                                  -----

      TOTAL REVENUES FROM CLUB OPERATIONS        782548    7969247

 COST OF SALES                                   176291    1749269
 WAGES                                           131728    1870360
 RENT                                             51434    1223785
 DIRECT OPERATING COSTS                          114832    1590270
                                                 ------

      TOTAL COST OF CLUB OPERATIONS              474285    6433684

      NET OPERATING INCOME                       308263    1535563

                                                                              CLEVELAND
                                                                              ---------
 YEAR ENDED 3/31/94                        MIAMI      SEATTLE     CLEVELAND   HEIGHTS     PASADENA    WORCESTER    CHAMPAIGN
 ------------------                        -----      -------     ---------   -------     --------    ---------    ---------
 TABLE TIME RENTALS                          472936      572328      185914      243913      119341        90863
 BEVERAGE SALES                              419276      545905      357162      450285      206904       371990
 CAFE SALES                                  145319      347733       93470      124921      136427        63166
 PRO SHOP AND OTHER                           36962       62489       17170       16345        1346        65472
                                              -----       -----       -----       -----        ----        -----

      TOTAL REVENUES FROM CLUB OPERATIONS   1074493     1528455      653716      835464      464018       591491            0

 COST OF SALES                               199168      265353      153077      180893      122170       158146
 WAGES                                       231970      381267      156197      204198      133834       121088
 RENT                                        268890      289781      133703      113040       80139       121997
 DIRECT OPERATING COSTS                      201496      268538      166057      226497      112657       134089
                                             ------      ------      ------      ------      ------       ------

      TOTAL COST OF CLUB OPERATIONS          901524     1204939      609034      724628      448800       535320            0

      NET OPERATING INCOME                   172969      323516       44682      110836       15218        56171            0


 YEAR ENDED 3/31/94                          ANNAPOLIS    TOTAL
 ------------------                          ---------    -----
 TABLE TIME RENTALS                                       1685295
 BEVERAGE SALES                                           2351522
 CAFE SALES                                                911036
 PRO SHOP AND OTHER                                        199784


      TOTAL REVENUES FROM CLUB OPERATIONS            0    5147637

 COST OF SALES                                            1078807
 WAGES                                                    1228554
 RENT                                                     1007550
 DIRECT OPERATING COSTS                                   1109334


      TOTAL COST OF CLUB OPERATIONS                  0    4424245

      NET OPERATING INCOME                           0     723392

         Liquidity and Capital Resources


         The Company's cash and cash equivalents and restricted cash decreased $664,171 during the nine month period ended December 31, 1995. The decrease was primarily due to the construction costs related to the Long Beach and Tacoma clubs of approximately $1,024,000 and the repayment of certain indebtedness of approximately $433,000, offset in part, by approximately $299,000 from cash provided by operating activities and approximately $630,000 in issuance of notes payable. Property and equipment, net of accumulated depreciation and amortization, was $7,342,028 as of December 31, 1995, increasing $2,353,404 over March 31, 1995. The new club development of Long Beach and Tacoma accounted for the majority of the Company's capital additions. As of December 31, 1995, inventory was $202,462 as compared to $155,567 as of March 31, 1995. The increase was primarily due to the Long Beach and Tacoma clubs, which opened in May 1995 and December 1995, respectively.



         As of December 31, 1995, notes and equipment payable were $2,717,577 as compared to $2,052,329 as of March 31, 1995. The majority of the increase is attributed to the development of the Long Beach and Tacoma clubs.



         As of December 31, 1995, total current liabilities were $2,133,089 as compared to $1,468,216 as of March 31, 1995. The increase is primarily due to the increase in the current portion of long-term debt, increased accounts payable and accrued expenses relating to the opening of the Long Beach and Tacoma clubs and professional services.



         The total cost of building out and equipping the Long Beach club was $1,500,000. The Long Beach club was financed primarily by a $250,000 landlord contribution, a $450,000 eleven-year loan from the City of Long Beach, equipment financing and cash generated from the Company's club operations.



         On December 8, 1995, the Company, through a wholly owned Delaware corporation, opened a new Jillian's billiard club in Tacoma, Washington. The property is located near the University of Puget Sound. The club occupies approximately 25,000 square feet of space on two floors and contains 25 Brunswick billiard tables, along with other table-top games, dart boards and a high-tech electronic game room. The cost of building out and equipping the club is approximately $2,100,000. The Tacoma club is being financed primarily by a $638,000 landlord contribution, $300,000 in equipment financing, $245,000 in vendor financing, $300,000 in bank financing, $280,000 in bridge financing and cash generated from the Company's clubs operations. The Company is pursuing an additional $300,000 in bank or bridge financing to complete the financing of the club.



         The Company had ten clubs fully operational as of December 31, 1995 as compared to eight clubs as of December 31, 1994. Net club operating income was $566,808 and $1,291,346, respectively, for the three and nine month periods ended December 31, 1995 as compared to $546,474 and $974,333, respectively, for the three and nine month period ended December 31, 1994.



         The Company continues to generate losses from its operations and currently is experiencing a cash shortage. The Company is considering various alternatives, including issuing additional equity or debt securities and other financing arrangements, to raise funds to meet its working capital needs and to finance the costs incurred in the build-out of the Tacoma club. The Company also is seeking to raise funds to finance the development of additional Jillian's clubs. If the Company is unable to obtain such financing, the Company's operations and its plans for future growth will be materially and adversely affected.



         The Company intends to develop, through wholly owned subsidiaries of Jillian's, Inc., additional Jillian's clubs. These clubs may be owned by Jillian's, Inc. subsidiaries directly or indirectly through their participation in limited partnerships or joint ventures. In the case of clubs owned by limited partnerships, the Company expects that in each case a wholly owned subsidiary would be the general partner, own a substantial interest in the limited partnership and receive a management fee. The Company currently is investigating potential sites for clubs in Massachusetts and certain other areas in the Midwest and Mid-Atlantic states. There can be no assurance that the Company will be successful in developing additional billiard clubs.





                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


         The following table sets forth, at June 10, 1996, the ownership of the Common Stock and the common stock of the Company's subsidiaries, by each executive officer and director of the Company, executive officers and directors of the Company as a group and each person known by the Board to own more that five percent of the Common Stock. The ownership percentages are calculated in accordance with Rule 13d-3 under the Exchange Act. The calculations were based on a total of 10,717,070 shares, which reflects the shares issued and outstanding at June 10, 1996 of 9,137,798 and 1,579,272 shares issuable pursuant to and stock options issued under the Stock Option Plans and warrants of the Company.

          Name, Position &
          Business Address                     Number of Shares              Percent of Outstanding Shares
          ----------------                     ----------------              -----------------------------
 Steven L. Foster, Chief Executive               1,551,100(1)                            14.5%
   Officer, Chairman of the Board
   and a Director of the Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

 Daniel M. Smith, President, Chief                115,000(2)                             1.1%
  Operating Officer and a Director
  of the Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

 Richard F. Landry, Vice President                 15,000(3)                             (7)%
  of Finance, Treasurer, Secretary
    and Principal Accounting Officer
 of the Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

 Stephen M. Weis, Vice President of                  0(4)                                0.0%
    Operations of the Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

 Ronald Widman, Vice President of                    0(5)                                0.0%
    Development of the Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

 John L. Kidde, Director of the                    67,250(6)                              (7)
    Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

 Donald R. Leopold, Director of the                50,000(8)                              (7)
    Company
 727 Atlantic Avenue, Suite 600
 Boston, MA  02111

          Name, Position &
          Business Address                     Number of Shares              Percent of Outstanding Shares
          ----------------                     ----------------              -----------------------------
 Kevin Troy                                       634,167(9)                             5.9%
 145 Ipswich Street
 Boston, MA 02215

 Steven Rubin                                    1,280,765(10)                           12.0%
 508 North Second Street
 Fairfield, IA  52556

 All executive officers and                      1,798,350(11)                           16.8%
 directors as a group (seven
 persons)



- ----------

         (1) Consists of (i) 300,000 shares owned by a trust, (ii) 1,020,000 shares held by Mr. Foster, of which Mr. Steven Rubin, a personal friend and business associate of Mr. Foster, beneficially owns 10,000 shares,
(iii) 187,500 shares issuable pursuant to options held by Mr. Foster, (iv) 40,000 shares issuable pursuant to a warrant held by Mr. Foster, (v) 5,000 shares held by Mr. Foster's spouse, and (vi) 8,600 shares, of which 4,300 shares are held by each of Mr. Foster's sons. Mr. Foster disclaims any beneficial ownership of the 10,000 shares owned by Mr. Rubin, the 5,000 shares owned by his spouse, and the 8,600 shares owned by his children. Excludes 562,500 shares issuable pursuant to options held by Mr. Foster.



         (2) All shares issuable pursuant to options held by Mr. Smith. Excludes 345,000 shares issuable pursuant to options held by Mr. Smith.



         (3) All shares issuable pursuant to options held by Mr. Landry. Excludes 45,000 shares issuable pursuant to options held by Mr. Landry.


         (4) Excludes 60,000 shares issuable pursuant to options held by Mr. Weis.

         (5) Excludes 60,000 shares issuable pursuant to options held by Mr. Widman.


         (6) Consists of (i) 1,000 shares owned by Mr. Kidde's son, (ii) 17,250 shares held by Mr. Kidde, and (iii) 50,000 shares issuable pursuant to options held by Mr. Kidde. Mr. Kidde disclaims any beneficial ownership of the 1,000 shares owned by his son.


         (7)     Less than one percent.


         (8)     All shares issuable pursuant to options held by Mr. Leopold.



         (9) Consists of (i) 551,667 shares, (ii) 62,500 shares issuable pursuant to options held by Mr. Troy, and 20,000 shares issuable pursuant to a warrant held by Mr. Troy. Excludes 250,000 shares issuable pursuant to options held by Mr. Troy.

         (10) Consists of (i) 10,000 shares purchased by Mr. Foster in Mr. Foster's name and beneficially owned by Mr. Rubin, (ii) 1,230,765 shares held by Mr. Rubin, and (iii) 40,000 shares issuable pursuant to warrants held by Mr. Rubin.


         (11) Includes 40,000, 20,000 and 40,000 shares issuable pursuant to warrants held by Mr. Foster, Mr. Troy and Mr. Rubin, respectively, but excludes 562,500, 345,000, 45,000, 60,000, 60,000, 1875,000 shares issuable pursuant to options held by Mr. Foster, Mr. Smith, Mr. Landry, Mr. Weis, Mr. Widman, and Mr. Troy, respectively.


                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY




         Set forth below is the name, age and principal occupation or employment during the past five years of each executive officer and director of the Company, each of whom is a citizen of the United States.



                                                        Positions with the Company;
 Name and Business Address                              Principal Occupation and Business Experience
 -------------------------                              --------------------------------------------
 Steven L. Foster, age 47.............................. Mr. Foster has been Chief Executive Officer of the
                                                        Company since March 1991, Chairman of the Board of
                                                        the Company since March 1994 and a Director of the
                                                        Company since April 1991.  He is the principal
                                                        founder and co-creator of the Jillian's billiard
                                                        club concept.  He has been actively involved in
                                                        creating and operating entertainment clubs since
                                                        1979 and is co-owner of a Jillian's billiard club in
                                                        Boston, Massachusetts.  In addition, Mr. Foster is
                                                        co-founder of United Fuels International, Inc., an
                                                        international energy brokerage firm, and its
                                                        affiliates.  Mr. Foster graduated magna cum laude
                                                        from Boston University School of Law in 1978 with a
                                                        Juris Doctor (J.D.) degree.

 Daniel M. Smith, age 34............................... Mr. Smith has been President, Chief Operating
                                                        Officer and a Director of the Company since January
                                                        1995.  Mr. Smith was a Vice President of KFC
                                                        (Kentucky Fried Chicken) from 1990 to 1995 and prior
                                                        to that was employed as Vice President-European
                                                        Operations of Domino's Pizza from 1986 to 1990.  He
                                                        received a  Masters of Management (M.M.A.) degree
                                                        from Northwestern University.

                                                        Positions with the Company;
 Name and Business Address                              Principal Occupation and Business Experience
 -------------------------                              --------------------------------------------
 Richard F. Landry, age 39............................. Mr. Landry has been Controller, Principal Accounting
                                                        Officer and Secretary of the Company since January
                                                        1995 and Vice President of Finance of the Company
                                                        since May 1995.  Mr. Landry was employed by Dunkin'
                                                        Donuts from 1985 to 1994 and served as Controller of
                                                        Development and Operations from 1990 to 1994,
                                                        Regional Controller of Development and Operations
                                                        from 1989 to 1990 and Corporate Accounting Manager
                                                        from 1985 to 1989.  Mr. Landry holds a Bachelor of
                                                        Science (B.S.) degree in accounting from Bentley
                                                        College.  Mr. Landry also is a Certified Public
                                                        Accountant.


 Ronald Widman, age 31................................. Mr. Widman has been Vice President of Development of the Company since June 1995.  Prior to joining the
                                                        Company, Mr. Widman was employed by KFC/Pepsico for
                                                        over 11 years where he was most recently responsible
                                                        for the creation, implementation and turn-key
                                                        development of new concepts, including the cross
                                                        functional development of Taco Bell and KFC
                                                        facilities.   He received a  Masters of Business
                                                        Administration (M.B.A.) degree from the University
                                                        of Louisville.

 Stephen M. Weis, age 30............................... Mr. Weis has been Vice President of Operations of the Company since June 1995.  Mr. Weis was Delivery
                                                        Operations Manager of KFC from 1991 to 1995 where he
                                                        oversaw the field operations of over 100 delivery
                                                        restaurants.  Prior to that, Mr. Weis was Senior
                                                        Operations Supervisor of Domino's Pizza in the Mid-
                                                        Atlantic region from 1987 to 1991.  He received a
                                                        Bachelor of Arts (B.A.) degree  in marketing from
                                                        The American University.

                                                        Positions with the Company;
 Name and Business Address                              Principal Occupation and Business Experience
 -------------------------                              --------------------------------------------
 John L. Kidde, age 61................................. Mr. Kidde has been a Director of the Company since its inception.  Mr. Kidde is currently the President
                                                        of KDM Development Corporation, an investment
                                                        management firm.  Mr. Kidde currently serves as a
                                                        member of the board of directors of The Futures
                                                        Group of Washington, D.C.; Asset Management
                                                        Advisors, Inc., Palm Beach, Florida; International
                                                        Resources Group, Washington, D.C.; Australasia Inc.,
                                                        Cayman Islands; Continental Europe '90, Cayman
                                                        Islands; International Agritech Resources, New York;
                                                        Juniper Partners, Inc., New York; and HFG Expansion
                                                        Management Inc., Massachusetts.    He currently
                                                        serves as a trustee of Stevens Institute of
                                                        Technology, Hoboken, New Jersey; Open Space
                                                        Institute, New York; and the Frost Valley YMCA,
                                                        Montclair, New Jersey.  He is a general partner of
                                                        Claflin Capital Management I-VII and The Opportunity
                                                        Fund, both of Boston, Massachusetts, and North
                                                        American Venture Capital II, L.P. of Madison, New
                                                        Jersey.  From June 1968 through January 1988, Mr.
                                                        Kidde was Vice President and Director of
                                                        International Operations of Kidde, Inc., a multi-
                                                        industrial conglomerate.

 Donald R. Leopold, age 45............................. Mr. Leopold has been a Director of the Company since
                                                        April 1991.  For the past six years, he has been
                                                        President of Game Plan, Inc., a Boston-area based
                                                        marketing and strategic planning consulting firm.
                                                        Game Plan provides marketing research, marketing
                                                        planning and strategic planning consulting services
                                                        to clients in the sports, recreation, leisure and
                                                        consumer goods industries.  Mr. Leopold is also on
                                                        the faculty of the Harvard University Extension
                                                        School, where he teaches graduate level courses in
                                                        Marketing of Services and Management of Service
                                                        Operations.  He earned a Bachelor of Arts (B.A.)
                                                        degree, cum laude, from Harvard College in general
                                                        studies, and a Masters in Business Administration
                                                        (M.B.A.) degree from the Harvard University Graduate
                                                        School of Business Administration.


                       PRIOR CONTACTS BETWEEN THE COMPANY
                             AND CERTAIN AFFILIATES

         Since April 1, 1993, there have been no contacts, negotiations or transactions between the Company and a current director or executive officer of the Company, or between the

Company or a director or executive officer of the Company and an unaffiliated party concerning (i) a merger, consolidation or acquisition, (ii) tender offer for or other acquisition of any class of securities of the Company, (iii) an election of directors of the Company, or (iv) a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries. In addition, there have been no transactions between the Company and any one or more of its directors or executive officers since April 1, 1993 that involve an aggregate amount of one percent or more of the Company's consolidated revenues.

                            SELECTED FINANCIAL DATA


         The following table sets forth certain financial information with respect to the Company. The financial information was excerpted or derived from the audited and unaudited financial statements contained elsewhere in this Proxy Statement and should be read in conjunction with such financial statements. See "Financial Statements of the Company."


                                 Year Ended      Year Ended     Year Ended      Year Ended     Year Ended
                                   3/31/95         3/31/94         3/31/93        3/31/92       3/31/91
                               --------------  --------------  -------------  -------------  -------------
 Income Statement Data:
 ---------------------

 Total Revenue                     $8,023,949     $ 5,196,423     $3,620,756   $  3,037,917   $  2,401,226
 Income/(loss) from
 continuing operations             $ (863,056)    $  (932,529)    $   64,824   $ (1,061,404)  $   (990,663)
 Net income (loss)                 $ (863,056)    $  (904,282)    $  161,834   $ (1,665,676)  $ (2,715,719)

 Per Share Data:
 --------------

 Income (loss) from
 continuing operations             $    (0.11)    $     (0.12)    $      .01   $      (0.25)  $      (0.31)
 Net income (loss)                 $    (0.11)    $     (0.12)    $      .02   $      (0.40)  $      (0.86)
 Weighted average common and
 common stock equivalent
 shares outstanding                 8,116,291       7,803,209      6,713,323      4,176,041      3,150,317

 Balance Sheet Data:
 ------------------
 Working capital                   $  (24,485)    $   454,879     $  555,641   $    141,083   $  2,070,441
 Total assets                      $7,847,472     $ 6,339,345     $5,352,088   $  5,459,847   $  8,102,334
 Long-term debt                    $1,568,171     $   589,291     $  406,266   $    469,108   $    753,401
 Stockholders' equity              $3,111,746     $ 3,600,298     $4,049,771   $  3,008,211   $  4,691,277

                               MARKET INFORMATION


         The Common Stock is traded in the over-the-counter market and is included for quotation on NASDAQ under the symbol "QBAL." On June 10, 1996, the average of high and low bid prices of the Common Stock was $0.25 per share. On ___________, 1996, the last full day of trading for which quotations were available at the time of printing of this Proxy Statement, the average of the high and low bid prices of the Common Stock was $_____ per share.



         The following table sets forth the range of high and low bid quotations for the Common Stock as reported by NASDAQ for each quarter since December 31, 1993. Such quotations reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions.



            Quarter Ended                          High Bid                             Low Bid
            -------------                          --------                             -------
              12/31/93                             1 1/16                                9/16
               3/31/94                               7/8                                 9/16
               6/30/94                              25/32                                11/16
               9/30/94                              23/32                                 5/8
              12/31/94                               3/4                                 7/16
               3/31/95                               5/8                                 7/16
               6/30/95                              15/32                                5/16
               9/30/95                               7/16                                11/32
              12/31/95                              15/32                                7/32


         Despite the fact that the Common Stock is quoted on NASDAQ, there is currently only a limited trading market for the Common Stock. In addition, the Company has never declared a cash dividend and does not intend to do so in the foreseeable future.

         The following table shows the shares of Common Stock purchased by the Company and each director and executive officer (including former directors and officers) of the Company and the average purchase price for shares for each quarter since March 31, 1993.


                                                                Number of              Average Purchase
                             Company/Director/Officer       Shares Purchased              Price Paid
                             ------------------------       ----------------              ----------
 First Quarter Ended         Steven  L. Foster, Chief            260,000                    $0.0(1)
 6/30/93                     Executive Officer,
                             Chairman of the Board and
                             a Director of the Company

                             Howard Glicken, formerly            750,000                     $0.13
                             Chairman of the Board of
                             the Company

 Second Quarter Ended        N/A                                   N/A                        N/A
 9/30/93

 Third Quarter Ended         N/A                                   N/A                        N/A
 12/31/93

 Fourth Quarter Ended        John L. Kidde, Director             10,000                      $0.25
 3/31/94                     of the Company

 First Quarter Ended         N/A                                   N/A                        N/A
 6/30/94

 Second Quarter Ended        N/A                                   N/A                        N/A
 9/30/94

 Third Quarter Ended         N/A                                   N/A                        N/A
 12/31/94

 Fourth Quarter Ended        Steven L. Foster, Chief             850,000                     $0.25
 3/31/95                     Executive Officer,
                             Chairman of the Board and
                             a Director of the Company

 First Quarter Ended         N/A                                   N/A                        N/A
 6/30/95

 Second Quarter Ended        N/A                                   N/A                        N/A
 9/30/95

 Third Quarter Ended         N/A                                   N/A                        N/A
 12/31/95


 -----------

         (1) The shares were purchased without consideration in satisfaction of certain anti-dilution obligations of the Company arising from a merger agreement between the Company and a company owned by Mr. Foster and Kevin Troy, a Shareholder of the Company.

                               FEES AND EXPENSES


         All fees and expenses in connection with the preparation, printing and mailing of this Proxy Statement and the Proxy and in connection with the Proposal (including the fees and expenses of the Financial Advisor) will be borne by the Company, whether or not Shareholders approve the Proposal and whether or not the Merger is consummated.



         The estimated fees and expenses referred to above are as follows:



Merger Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $2,000,000
Commission Filing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        426
Financial Advisor Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .   *
Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
Accounting Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
Solicitation Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
Mailing Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
Printing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
    TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *


- -----------------------
*To be determined.

                            INDEPENDENT ACCOUNTANTS


         The financial statements of the Company as of March 31, 1995 and 1994 and for each of the years in the three-year period ended March 31, 1995 included herein have been included herein in reliance upon the report of _________________, independent certified public accountants to the Company, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of the firm are expected to be present at the Special Meeting, will have an opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

         BDO Seidman, LLP was engaged by the Company as its principal accountant on June 11, 1996 after the resignation of Deloitte & Touche LLP ("Deloitte") on March 21, 1996 (the "Resignation Date"). Deloitte had served as principal accountant to the Company since 1989.



         Deloitte's report on the financial statements of the Company for the fiscal years ended March 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.



         During the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, during the two fiscal years in the period ended March 31, 1995 and in the subsequent period through the Resignation Date, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.


                                 MISCELLANEOUS

         No person has been authorized to give any information or make any representation on behalf of the Company other than as contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

         The Board is not aware of any matter which may properly be presented for action at the Special Meeting other than the matters set forth herein, but should any matter requiring the vote of the Shareholders arise, it is intended that Proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the Proxies, discretionary authority to do so being included in the Proxy.

                      DOCUMENTS INCORPORATED BY REFERENCE

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                    GLOSSARY



         "Annapolis Limited Partnership" means Jillian's Billiard Club of Annapolis Limited Partnership.



         "Board" means the Board of Directors of the Company.



         "Broker-Dealer Shareholders" means holders of record of Common Stock who are brokers or dealers registered under the Exchange Act.



         "Champaign Limited Partnership" means Jillian's Billiard Club of Champaign - Urbana, L.P.



         "Cleveland Heights Limited Partnership" means Jillian's Billiard Club of Cleveland Heights Limited Partnership.



         "Code" means the Internal Revenue Code of 1986, as amended.



         "Commission" means the Securities and Exchange Commission.



         "Common Stock" means the issued and outstanding shares of common stock, par value $.001 per share, of the Company.



         "Company" means Jillian's Entertainment Corporation, a Florida corporation.



         "Comparison Companies" means Bowl America, O'Charley's, Brinker International and Western Country Clubs.



         "Continuing Shareholder/s" means the Employee Continuing Shareholders and the Initial Continuing Shareholders, and any of them.



         "CPI" means the Consumer Price Index.



         "Deloitte" means Deloitte & Touche LLP.



         "Disbursing Agent" means the disbursing agent that will accept the Common Stock certificates of the Other Shareholders and will distribute and accept the Letters of Transmittal, that will act as the depositary for the Merger Payments and that will distribute a Merger Payment to each Other Shareholder owning a share of Other Common Stock entitled thereto.



         "Dixie Run" means Dixie Run Corporation.

         "EBIT" means earnings before interest and taxes.



         "EBITDA" means earnings before interest, taxes, depreciation and amortization.



         "Effective Time" means the time at which Articles of Merger are filed and recorded with the Secretary of State of the State of Florida and a Certificate of Merger and Articles of Amendment to the articles of incorporation of the Surviving Company are filed and recorded with the Secretary of State of the State of Delaware, at which point the Merger will become effective.



         "Employee Continuing Shareholder" means an employee of the Company beneficially owning on the Record Date an aggregate number of shares of Common Stock, plus an aggregate number of shares of Common Stock underlying stock options or warrants held on the Record Date (whether or not such options or warrants are then exercisable), totaling at least 101,000 shares.



         "Exchange Act" means the Securities Exchange Act of 1934, as amended.



         "Financial Advisor" means Bannon & Co., Inc.



         "Firm Value" means the Company's market capitalization plus debt less cash and cash equivalents.



         "First Union" means First Union Bank.



         "FMV" means fair market value.



         "Foster Group" means Steven L. Foster, The Frank and Celia Foster Family Trust, Steven Rubin and Kevin Troy.



         "Initial Continuing Shareholder" means any Shareholder that is the beneficial owner of at least 101,000 shares of Common Stock as of the Record Date.



         "Island" means Island Partners, Ltd.



         "Jillian's  - Annapolis" means Jillian's Billiard Club of Annapolis,
Inc.



         "Jillian's - Champaign" means Jillian's Billiard Club of Champaign - Urbana, Inc.



         "Jillian's - Cleveland" means Jillian's Billiard Club of Cleveland,
Inc.



         "Jillian's - Cleveland Heights" means Jillian's Billiard Club of Cleveland Heights, Inc.

         "Jillian's - Kendall" means Jillian's Billiard Club of Kendall, Inc.



         "Jillian's - Long Beach" means Jillian's Billiard Club of Long Beach, Inc.



         "Jillian's - Pasadena" means Jillian's Billiard Club of Pasadena, Inc.



         "Jillian's - Seattle" means Jillian's Billiard Club of Seattle, Inc.



         "Jillian's - Tacoma" means Jillian's Billiard Club of Tacoma, Inc.



         "Jillian's - Worcester" means Jillian's Billiard Club of Worcester,
Inc.



         "Letter of Transmittal" means a duly executed letter of transmittal that each Other Shareholder will be required to submit to the Disbursing Agent in order to receive the Merger Payment for each share of Other Common Stock owned by each of them.



         "Lock-Up Agreement/s" means the lock-up agreements which the Company shall, pursuant to the Merger Agreement, use its best efforts to obtain from the Continuing Shareholders prior to consummation of the Merger, and any of them.



         "LTM" means the twelve month period ended June 30, 1995.



         "Merger" means the merger between the Company and Newco to be effected subject to the terms and conditions of the Merger Agreement.



         "Merger Agreement" means the proposed Agreement and Plan of Merger by and between the Company and Newco.



         "Merger Payment" means the cash payment of $0.50 per share of Common Stock, without interest, that will be paid to Other Shareholders for each share of Other Common Stock owned by them upon consummation of the Merger.



         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.



         "Newco" means a recently formed Delaware corporation.



         "On Cue" means On Cue Limited, a company operating four billiard club restaurants in Canada.

         "Other Common Stock" means each share of Common Stock held by Other Shareholders which at the Effective Time will be converted into the right to receive the Merger Payment.



         "Other Shareholder" means any Shareholder, other than an Employee Continuing Shareholder, that (A) is the beneficial owner of less than 101,000 shares of Common Stock as of the Record Date, or (B) holds its shares through a broker or dealer registered under the Exchange Act and does not provide the Company with evidence regarding the number of shares beneficially owned.



         "Permitted Investments" means collectively, investments made by the Disbursing Agent, at the direction of the Surviving Company, with portions of the cash to which the holders of shares of Other Common Stock will be entitled in the Merger in obligations of the United States of America or agencies of the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investor Service, Inc. or Standard & Poor's Rating Group or in certificates of deposit, bank repurchase agreements secured by obligations of the United States of America or bank money market funds of banks with capital, surplus and retained earnings in excess of $500,000,000.



         "Placement Agent" means Hampshire Securities Corporation, a New York corporation.



         "Preferred Stock" means the preferred stock of the Surviving Company, to be sold, pursuant to the Private Placement, in 12 units of 100,000 shares at a price of $500,000 per unit.



         "Private Placement" means the private placement of equity and/or subordinated debt securities of the Surviving Company.



         "Proposal" means the proposal to approve the Merger.



         "Proxy" means the proxy set forth on the proxy card enclosed with this Proxy Statement.



         "Proxy Statement" means this Proxy Statement, as the same may be amended.



         "Put" means the right acquired by an unaffiliated trust in November 1989 to require the Company to repurchase 206,825 shares of Common Stock from the trust at $1.64 per share immediately upon the demand of the trust.



         "QBAL" means the symbol under which the Common Stock is included for quotation on the NASDAQ.

         "Record Date" means June 10, 1996, the date as of which Shareholders are shown on the Company's records as holders of issued and outstanding shares of Common Stock.



         "Resignation Date" means March 21, 1996, the date Deloitte resigned as principal accountant to the Company.



         "Schedule 13E-3" means the Rule 13e-3 Transaction Statement on
Schedule 13E-3 under the Exchange Act, and any amendments thereto, including exhibits filed as a part thereof, that the Company has filed with the Commission.



         "Shareholder/s" means the shareholders of the Company, and any of them.



         "Special Meeting" means the special meeting, together with adjournments thereof, at which the Shareholders will vote on the Proposal.



         "Stock Option Plans" means collectively, the Company's Consolidated Stock Option Plan, 1994 Director, Adviser and Key Employee Stock Option Plan and 1995 Director, Adviser and Key Employee Stock Option Plan.



         "Surviving Company" means Newco, which will be the surviving company in the Merger.



         "Transfer Agent" means American Stock Transfer.



         "Type A reorganization" means a reorganization under section 368(a)(1)(A) of the Code.



         "Worcester Limited Partnership" means Jillian's Billiard Club of Worcester Limited Partnership.

                        INDEX TO FINANCIAL STATEMENTS



 Unaudited Financial Statements:
   Consolidated Condensed Balance Sheets as of December 31, 1995 and March 31, 1995
       (unaudited).......................................................................................  F-2

   Consolidated Condensed Statements of Operations for the Three Month and Nine Month Periods ended
       December 31, 1995 and 1994 (unaudited)............................................................  F-3

   Consolidated Condensed Statements of Cash Flows for the Nine Month Periods ended December 31,
       30, 1995 and 1994 (unaudited).....................................................................  F-4

   Notes to Consolidated Condensed Financial Statements for the Three Month Period ended June 30,
       1995 (unaudited)..................................................................................  F-5

 Financial Statements:
   Report of __________________, Independent Auditors....................................................  F-7

   Consolidated Balance Sheets as of March 31, 1995 and 1994.............................................. F-8

   Consolidated Statements of Operations for the Years Ended March 31, 1995 and 1994 ..................... F-9

   Consolidated Statements of Cash Flows for the Years Ended March 31, 1995 and 1994......................F-10

   Consolidated Statements of Changes in Stockholders' Equity for the Years Ended March 31, 1995
       and 1994 ..........................................................................................F-12

   Notes to Consolidated Financial Statements for the Years Ended March 31, 1995 and 1994.................F-13

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                 (Unaudited)

                                                                             December 31,       March 31,
                                                                                  1995             1995
                                                                           ----------------    -----------
                                                   ASSETS
 Current assets:
    Cash and cash equivalents                                                 $    589,949     $    564,120
    Restricted cash                                                                     -           690,000
    Inventory                                                                      202,462          155,567
    Accounts receivable                                                             72,241           33,688
    Other current assets                                                           277,937          263,910
                                                                              ------------     ------------
             Total current assets                                                1,142,589        1,707,285
 Investments, net                                                                   39,725           39,725
 Property and equipment, net                                                     7,342,028        4,988,624
 Goodwill, net                                                                     818,697          858,636
 Other assets                                                                      216,697          253,202
                                                                              ------------     ------------
             Total assets                                                     $  9,559,788      $ 7,847,472
                                                                              ============     ============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable                                                          $  1,254,911     $    683,028
    Current portion of notes and equipment leases payable                          523,030          484,158
    Accrued expenses and other liabilities                                         355,148          301,030
                                                                              ------------     ------------
            Total current liabilities                                            2,133,089        1,468,216
     Deferred rent                                                               1,204,262          263,554
 Notes and equipment leases payable                                              2,194,547        1,568,171
                                                                              ------------     ------------
            Total liabilities                                                    5,531,898        3,299,941
                                                                              ------------     ------------
 Minority interest                                                               1,397,166        1,435,785
                                                                              ------------     ------------
 Stockholders' equity:
    Cumulative preferred stock, $.001 par value, 1,000,000 shares
       authorized, none issued or outstanding                                                             -
        Common stock, $.001 par value, 25,000,000 shares authorized,
       9,137,798 shares issued  and outstanding on June 30, 1995 and
       March 31, 1995                                                                9,138            9,138
 Paid-in capital                                                                 9,513,277        9,513,277
 Accumulated deficit                                                            (6,891,691)      (6,307,256)
                                                                              ------------     ------------
               Total                                                             2,630,724        3,215,159
 Notes receivable from stockholders                                                 -              (103,413)
                                                                              ------------     ------------
    Total stockholders' equity                                                   2,630,724        3,111,746
                                                                              ------------     ------------
    Total liabilities and stockholders' equity                                $  9,559,788     $  7,847,472
                                                                              ============     ============



     See accompanying notes to consolidated condensed financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)



                                                     Three Month Period             Nine Month Period
                                                     Ended December 31,             Ended December 31,
                                                     1995           1994           1995           1994
                                                  ----------     ----------     ----------     ----------
 Revenues from clubs                                $2,967,995     $2,318,597     $8,105,868     $5,500,912
 Cost and expenses:
   Cost of club operations:
    Cost of goods sold                                 722,221        503,419      1,943,988      1,207,251
    Wages                                              702,471        527,427      1,944,404      1,323,558
    Rent                                               406,129        321,159      1,215,532        892,661
    Direct operating expenses                          570,366        420,118      1,710,598      1,103,109
 Start-up costs related to development
    stage clubs                                         20,216        146,333         82,575        440,295
 General and administrative expenses                   531,368        209,747      1,211,652        567,249
 Depreciation and amortization                         154,226        142,485        449,826        382,301
 Minority interest                                      72,466         38,066         87,864         38,218
                                                    ----------     ----------     ----------     ----------
    Total cost and expenses                          3,179,463      2,308,754      8,646,439      5,954,642

 Other income/(expenses):
     Gain on sale of investment                              -              -              -          4,785
     Other income, primarily interest                   44,629         15,885         89,461         38,364
     Interest expense                                  (58,220)       (26,209)      (133,325)       (61,536)
                                                    ----------     ----------     ----------     ----------
       Total other income/(expenses)                   (13,591)       (10,324)       (43,864)       (18,387)
                                                    ----------     ----------     ----------     ----------
 Net loss                                            $(225,059)     $    (481)     $(584,435)     $(472,117)
                                                    ==========     ==========     ==========     ==========
 Net loss per share of common and
     common equivalents                              $   (0.02)     $     --       $   (0.06)     $   (0.06)
                                                    ==========     ==========     ==========     ==========
 Weighted average common and common
     equivalent shares outstanding                   9,137,798      8,032,798      9,137,798      8,032,798
                                                    ==========     ==========     ==========     ==========






     See accompanying notes to consolidated condensed financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (Unaudited)



                                                                                      Nine Month Period
                                                                                     Ended December 31,
                                                                                    1995             1994
                                                                               -------------     ------------
 Cash flows from operating activities:
 Net loss                                                                          $ (584,435)      $  (472,117)
    Adjustments to reconcile loss to net
      cash used by continuing operations:
          Depreciation and amortization                                                449,826          382,301
          Gain on sale of investment                                                         -           (4,785)
          Increase in accounts receivable                                              (38,553)         (35,260)
          Increase in inventory                                                        (46,895)         (32,920)
          Increase in other assets                                                      367.00        (1,888,35)
          Increase in accounts payable                                                 324,833           87,035
          Increase in other liabilities                                                106,826          191,686
          Increase in minority interest                                                 87,864           38,218
                                                                                  ------------       ----------
    Total adjustments                                                                  883,584          437,440
                                                                                  ------------       ----------
 Cash provided by/(used by) operating
    activities                                                                         299,149          (34,677)
                                                                                  ------------       ----------
 Cash flows from investing activities:
          Purchases of property and equipment                                       (1,137,932)      (1,359,631)
          Collections of notes receivable                                              103,413           (6,667)
          Proceeds from sale of stock                                                      -              9,470

 Cash used in investing activities                                                  (1,034,519)      (1,343,494)
                                                                                  ------------       ----------
 Cash flows from financing activities:
          Repayment of notes and leases payable                                       (432,571)        (220,671)
          Issuance of notes payable                                                    630,253         (969,320)
          Proceeds from sale of partnership interest                                         -         (258,084)
          Distributions to minority interest shareholders                             (126,483)         (70,424)
                                                                                  ------------       ----------
 Cash provided by financing activities                                                  71,199          936,309
                                                                                  ------------       ----------
 Net decrease in cash                                                                 (664,171)        (441,862)
 Cash and cash equivalents at beginning of year                                      1,254,120       (1,129,561)
 Cash and cash equivalents at end of period                                         $  589,949       $  687,699
                                                                                  ============       ==========



 Supplemental cash flow disclosure:



 During 1995, the Company acquired equipment by entering into capital leases in the amount of $467,566.



 During 1995, the Company acquired leasehold improvements of $888,000 through landlord contributions.



          See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES notes To Consolidated Condensed Financial Statements

                              December 31, 1995


Note A - General

         The unaudited consolidated financial statements include the accounts of Jillian's Entertainment Corporation (the "Registrant"), Jillian's, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         Net loss per share amounts are computed based upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options and warrants were used to purchase common shares, outstanding at the average fair market value during each period, unless such exercise is anti-dilutive.

         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the instructions for Form 10-QSB and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and changes in cash flow in conformity with generally accepted accounting principles. The unaudited consolidated condensed financial statements should be read in conjunction with the financial statements and related notes included in the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1995.
In the opinion of management, the unaudited consolidated condensed financial statements contain all adjustments necessary for a fair presentation of the results of operations for the interim periods presented and all such adjustments are of a normal and recurring nature. The results of operations for the three months ended June 30, 1995 are not necessarily indicative of the results which may be expected for the entire fiscal year.


         Certain amounts in the accompanying condensed consolidated financial statements as of March 31, 1995 and for the three and nine months ended December 31, 1994 have been reclassified to conform to the presentation in the three months ended December 31, 1995.



Note B - Tacoma Club



On December 8, 1995, the Registrant, through a wholly owned Delaware corporation, opened a new Jillian's billiard club in Tacoma, Washington. The property is located near the University of Puget Sound. The club occupies approximately 25,000 square feet of space on two floors and contains 25 Brunswick billiard tables, along with other table-top games, dart boards and a high-tech electronic game room. The cost of building out and equipping the club was approximately $2,100,000. The Tacoma club is being financed primarily by a $638,000 landlord contribution, $300,000 in equipment financing, $245,000 in vendor financing, $300,000 in bank financing, $280,000 in bridge financing and cash generated from the Registrant's clubs operations. The Registrant is pursuing an additional $300,000 in bank or bridge financing to complete the financing of the club.

Note C - Contingencies



         On October 13, 1995, an action foreclosing a mechanics lien was filed against the Registrant in a California Superior Court for Los Angeles county for approximately $123,000, plus interest. The Registrant has filed an answer and cross complaint on January 3, 1996. While the Registrant is vigorously defending the action and believes that it has meritorious defenses, no assurance can be given of a favorable outcome. An unfavorable outcome could have a material adverse effect on the Company's financial condition, results of operation or liquidity.



         The Registrant continues to generate losses from its operations and currently is experiencing a cash shortage. The Registrant is considering various alternatives, including issuing additional equity or debt securities and other financing arrangements, to raise funds to meet its working capital needs and to finance the costs incurred in the build-out of the Tacoma club. The Registrant also is seeking to raise funds to finance the development of additional Jillian's clubs. If the Registrant is unable to obtain such financing, the Registrant's operations and its plans for future growth will be materially and adversely affected.

INDEPENDENT AUDITORS' REPORT


                   [To be provided in a subsequent amendment]

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            March 31, 1995 and 1994

                                     ASSETS


                                                                          March 31,             March 31,
                                                                             1995                   1994
                                                                         ------------           ----------
 Current assets:
    Cash and cash equivalents (Note 1)                                  $   564,120           $   889,561
    Restricted cash (Note 4)                                                690,000               240,000
    Inventory                                                               155,567               117,083
    Accounts receivable                                                      33,688                39,394
    Other current assets                                                    263,910               142,982
                                                                        ------------           -----------
       Total current assets                                               1,707,285             1,429,020

 Investments, net (Note 2)                                                   39,725                44,410
 Property, leasehold improvements and equipment, net (Note 3)             4,988,624             3,646,410
 Goodwill, net (Note 9)                                                     858,636               911,887
 Other assets                                                               253,202               307,618
                                                                         -----------           -----------
    Total assets                                                         $7,847,472            $6,339,345
                                                                         ==========            ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
    Accounts payable                                                      $  683,028          $   398,436
    Accrued expenses and other liabilities                                   564,584              270,482
    Current portion of notes and equipment leases payable (Note 4)           484,158              305,223
                                                                          -----------         -----------
       Total current liabilities                                           1,731,770              974,141

       Notes and equipment leases payable (Note 4)                         1,568,171              589,291
                                                                         -----------          -----------
       Total liabilities                                                   3,299,941            1,563,432
                                                                         -----------           ----------
 Minority interests (Note 14)                                              1,435,785            1,175,615
                                                                         -----------           ----------
 Stockholders' equity (Note 7)
    Cumulative preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding
    Common stock, $.001 par value, 25,000,000 shares authorized,
    9,137,798 and 8,032,798 shares issued and outstanding in 1995 and
    1994, respectively                                                         9,138                8,033
 Paid-in capital                                                           9,513,277            9,188,132
 Accumulated deficit                                                      (6,307,256)          (5,444,200)
                                                                         ------------         ------------
       Total                                                               3,215,159            3,751,965

 Note receivable from stockholders (Notes 4 and 8)                          (103,413)            (151,667)
                                                                         ------------        ------------

 Total stockholders' equity                                                3,111,746            3,600,298
                                                                         -----------          -----------

 Total liabilities and stockholders' equity                               $7,847,472          $ 6,339,345
                                                                          ==========           ==========

          See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the years ended March 31, 1995 and 1994

                                                                                 1995.00          1994.00
                                                                                 -------          -------
 Revenues:
    Revenues from club operations                                               $7,969,247      $5,147,637
    Gain on sale of investments (Note 2)                                             4,785
    Other income, primarily interest                                                49,917          48,786
                                                                                ----------      ----------
         Total                                                                   8,023,949       5,196,423
                                                                                ----------      ----------
 Costs and expenses:
    Cost of club operations:
      Cost of goods sold                                                         1,749,269       1,078,807
      Wages                                                                      1,870,360       1,228,554
      Rent                                                                       1,223,785       1,007,550
      Direct operating costs                                                     1,590,270       1,109,334
 Start-up costs related to development stage clubs                                 534,808         241,018
 Loss on investment (Note 2)                                                           -            45,000
 Provision for losses on receivables (Notes 4 and 8)                                41,587         353,000
 General and administrative expenses                                             1,145,174         641,492
 Interest expense                                                                   98,021          49,540
 Depreciation and amortization expense                                             523,500         394,134
 Income/(loss) applicable to minority interest (Note 1)                            110,231         (19,477)
                                                                                ----------      ----------
 Total                                                                           8,887,005       6,128,952
                                                                                ----------      ----------
 Loss from continuing operations                                                  (863,056)       (932,529)
 Discontinued operations (Note 10):
   Gain on disposal of precious metals division                                       -             28,247
                                                                                ----------      ----------
         Net loss                                                                 (863,056)       (904,282)
                                                                                ==========      ==========
 Loss per share of common and common equivalent share for primary and fully diluted:
     Continuing operations                                                       $   (0.11)      $   (0.12)
     Discontinued operations                                                          -               -
                                                                                 ----------      ----------
         Net loss                                                                $   (0.11)      $   (0.12)
                                                                                 ==========      ==========
 Weighted average common and common equivalent shares outstanding:
     Primary                                                                     8,116,291       7,803,209
                                                                                ==========      ==========
     Fully diluted                                                               8,116,291       7,803,209
                                                                                ==========      ==========

          See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                  For the Years ended March 31, 1995 and 1994


                                                                               March 31,        March 31,
                                                                                 1995             1994
                                                                              -----------      -----------
Cash flows from operating activities:

       Loss from continuing operations                                     $     (863,056)    $  (932,529)
       Adjustments to reconcile loss to
          net cash used in continuing operations:
             Depreciation and amortization                                        523,500         394,134
             (Gain)/loss on sale of investments                                    (4,785)         45,000
             Provision for losses on receivables                                   41,587         353,000
             Increase in paid-in capital for contribution
               of services                                                         50,000           -
             Decrease/(increase) in accounts receivable                             5,706         (14,957)
             Increase in inventory                                                (38,484)        (56,554)
             Increase in other assets                                            (103,015)       (161,560)
             Increase in accounts payable                                         284,592         125,650
             Increase in accrued expenses and other liabilities                   294,102         128,465
             Increase/(decrease) in minority interest                             110,231         (19,477)
                                                                               ----------       ----------
             Total adjustments                                                  1,163,434         793,701
                                                                               ----------       ----------

          Cash provided/(used) in continuing operations                           300,378        (138,828)

       Income from discontinued precious metals operations                          -              28,247
       Adjustments to reconcile to net cash
          used in discontinued operations:
             Gain on sale of stock                                                -               (28,247)
                                                                               ----------       ----------

       Cash provided/(used) in continuing and discontinued
          operations                                                              300,378        (138,828)
                                                                               ----------       ----------


          See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                  For the Years ended March 31, 1995 and 1994
                                  (Continued)



                                                                        March 31,                March 31,
                                                                          1995                     1994
                                                                       ---------                ---------
Cash flow from investing activities:
      Purchase of property and equipment                             $  (1,775,960)       $    (1,211,497)
      Issuance of note receivable                                                -               (318,000)
      Collection of note receivable                                          6,667                 93,333
      (Purchase)/proceeds from sale of
         investment securities                                               9,470                 16,815
      Proceeds from sale of stock received in
         sale of precious metals division                                -                         28,247
                                                                        ----------             ----------
      Net cash used in investing activities                             (1,759,823)            (1,391,102)
                                                                        ----------             ----------

Cash flows from financing activities:
          Proceeds from notes payable                                    1,419,320                175,000
          Repayment of notes and leases payable                           (261,505)               (39,330)
          Proceeds from issuance of common stock                           276,250                326,476
          Proceeds from sale of partnership interests                      258,084              1,150,000
          Distributions to minority interest partners                     (108,145)               (83,578)
                                                                        ----------             ----------
          Net cash provided by financing activities                      1,584,004              1,528,568
                                                                        ----------             ----------

Net increase/(decrease) in cash and equivalents                            124,559                 (1,362)
Cash and cash equivalents at beginning of year                           1,129,561              1,130,923
                                                                        ----------             ----------
Cash and cash equivalents at end of year                            $    1,254,120        $     1,129,561
                                                                        ==========             ==========


Supplemental Disclosure of Cash Flow Information -
      Cash paid during the year for interest                        $       98,021        $        47,377
                                                                      ============            ===========

River Club's conversion of notes payable into
limited partnership interest (Note 11)                              $      100,000        $           -
                                                                      ============            ===========





          See accompanying notes to consolidated financial statements

              JILLIAN'S ENTERTAINMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  For the years ended March 31, 1995 and 1994


                                           Common Stock                                                               Total
                                     -----------------------     Paid-in         Accumulated         Notes        Stockholders'
                                     Shares         Amount       Capital           Deficit         Receivable        Equity
                                     ------         ------       -------      -----------------    ----------    ---------------
Balance at March 31, 1993            6,482,798      $  6,483     $  8,863,206   $  (4,539,918)    $    (280,000)   $ 4,049,771
Shares issued in connection
 with the precious metals
 settlement (Note 10)                  100,000           100             (100)                                             -
Offering costs in connection
 with private placement (Note 7)                                       (5,284)                                          (5,284)
Shares issued. stock options
 exercised (Note 8)                    760,000           760          323,800                           (318,000)        6,560
Note receivable from
 stockholder (Notes 4 and 8)              -             -                -              -                446,333       446,333
Shares issued in connection with
 private placement (Note 7)            650,000           650             (650)                                            -
Shares issued in connection
 with site selection (Note 7)           40,000            40            7,160                                            7,200
Net loss                                                                             (904,282)                        (904,282)
                                     ---------      --------     -----------   --------------     --------------  ------------
Balance at March 31, 1994            8,032,798         8,033        9,188,132      (5,444,200)          (151,667)    3,600,298
                                     ---------      --------     -----------   --------------     --------------  ------------
Shares issued, stock options
 exercised (Note 7)                  1,105,000         1,105          275,145                                          276,250
Note receivable from
 stockholder (Notes 4 and 8)                                                                              48,254        48,254
Services contributed by shareholder                                    50,000                                           50,000
Not loss                                                                             (863,056)                        (863,056)
                                     ---------      --------      -----------   --------------     -------------- ------------
Balance at March 31, 1995            9,137,798       $ 9,138       $9,513,277     $(6,307,256)          (103,413)  $ 3,111,746
                                     =========      ========      ===========   ==============     ============== ============

         See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

Jillian's Entertainment Corporation (the "Company"), owns, operates and manages, through wholly-owned subsidiaries, billiard clubs in Miami, Florida, Seattle, Washington, Cleveland, Ohio, Cleveland Heights, Ohio, Pasadena, California, Worcester, Massachusetts, Champaign, Illinois and Annapolis, Maryland. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries of Jillian's, Inc. are the general partners and own 87%, 25%, 43% and 79% interests, respectively. The Company, through wholly-owned subsidiaries, opened a club in Long Beach, California on May 5, 1995 and has entered into a lease for a new billiard club in Tacoma, Washington.

The following is a summary of significant accounting policies followed in the preparation of these consolidated financial statements:

         Principles of Consolidation

The consolidated financial statements include the accounts of Jillian's Entertainment Corporation, Jillian's, Inc. and subsidiaries and Carom Financial Corporation. The Cleveland Heights, Worcester, Champaign and Annapolis clubs are owned by limited partnerships in which wholly-owned subsidiaries of the Company have an 87%, 25%, 43% and 79% ownership interest respectively. All of the limited partnerships are consolidated herein, since the Company controls the operations of the limited partnership. All significant intercompany accounts and transactions have been eliminated.

         Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits with banks, with original maturities of less than three months.

         Inventory

Inventory, primarily food and beverage, is stated at cost. Cost is determined by the first-in, first-out method.

         Investments

Investments in equity securities and non-billiard club limited partnerships are carried at the lower of cost or fair market value. Gains and losses on the sale of investments are calculated on the "specific identification" method.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS, CONTINUED

         Property, Leasehold Improvements and Equipment

Property, leasehold improvements and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets which range from five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including all renewal periods) or the useful lives of the improvement which range from ten to twenty years. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are recognized.

         Goodwill

The excess of the cost of the investment in Jillian's, Inc. over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years from the acquisition dates. The Company reviews at each balance sheet date the value of the goodwill for impairment. The valuation is principally based on the profitability of the clubs and the ongoing value of the Jillian's concept based on the evaluation. The Company does not believe that its goodwill has been impaired. See Note 9.

         Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement No. 109 entitled "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the liability approach and made certain changes in the measurement of deferred tax liabilities and assets. The Company has adopted the provisions of SFAS No 109 for the financial statements as of April 1, 1993. The adoption of this Statement had no effect on the Company's consolidated financial statements. See Note 5.

         Earnings/Loss Per Share

Primary per share amounts are computed based upon the average number of common and common equivalent shares outstanding, assuming proceeds from the assumed exercise of options were used to purchase common shares outstanding at the average fair market value during each period, unless such exercise is anti-dilutive. Fully diluted earnings per share assumes that the proceeds were used to purchase common shares outstanding at the higher of the fair market value per share as of the end of each period or the average fair market value during each period, unless such exercise is anti-dilutive.

         Start-up Costs

Start-up costs related to development stage clubs are expensed as incurred. These costs include all wages, rents and general and administrative expenses incurred prior to a club opening for business.

2.       INVESTMENTS

Investments at March 31, 1995 and 1994 consisted of the following:

                                                                        1995                   1994
                                                                      -------                -------

 North American Venture Capital Fund II, L.P.                         $25,000                $25,000
 Celtic Trust                                                            -                     9,685
 Tellurado Assoc., Ltd.                                                14,725                  9,725
                                                                       ------                 ------
 Total                                                                $39,725                $44,410
                                                                      =======                =======

North American Venture Capital Fund H, LP. and Tellurado Assoc. Ltd represent limited partnership interests purchased in fiscal 1990 and fiscal 1992, respectively. These partnerships were formed primarily to invest in marketable securities and real estate, respectively. The stock held in Celtic Trust was sold in May 1994 for $14,470 and the Company recognized a gain of $4,785. In fiscal 1994, the Company wrote off it's $45,000 investment in L.C. Holdings, Ltd. after it was advised that the company was insolvent.

3.       PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT, NET

Property, leasehold improvements and equipment consists of the following at March 31, 1995 and 1994:

                                                                          1995                  1994
                                                                       -------                -------

 Leasehold improvements                                              $ 3,760,618            $ 2,750,246
 Game equipment                                                          805,757                506,142
 Club and office equipment                                             1,107,487                863,191
 Furniture and fixtures                                                  425,720                571,996
                                                                     -----------            -----------
                                                                       6,099,582              4,691,575
 Less accumulated depreciation                                        (1,110,958)            (1,045,165)
                                                                     -----------            -----------
                  Total                                              $ 4,988,624            $ 3,646,410
                                                                     ===========            ===========

4.       NOTES AND EQUIPMENT LEASES PAYABLE

         Notes and equipment leases payable at March 31, 1995 and 1994 consist of the following:


                                                                                     1995          1994
                                                                                  -------         -------

 Note payable to The River Club Limited Partnership.  Exchanged for a 10%
   interest in the Limited Partnership which owns the Champaign club during
   1995. (See Note 11).                                                         $   -            $100,000

 Note payable to U.S. Government. (See Note 10).                                    229,792
                                                                                                  244,792

 Note payable to City of Cleveland Heights. Interest payable at 7%.
   Principal and interest payable in monthly installments of $1,161. Balance
   due in April 1998.                                                                84,501        92,222

 Note payable to bank collateralized by certificates of deposit totaling
   $240,000.  Interest payable at 9.75%.  Principal and interest payable in monthly installments of $2,500.  Balance was paid off in June 1995.  See
   discussion below.                                                                262,500       282,500

 Note payable to seller of Pasadena club. Interest payable monthly at 8%.
   Principal due in August, 1996. (See Note 12).                                    175,000       175,000

 Note payable to unaffiliated third parties.  Interest payable at 15%.
   Interest payable monthly at 12%.  Principal and accrued interest due
   October 20, 1999.                                                                185,000          -

 Note payable to bank collateralized by stock in Seattle club.  Interest payable at 9.5%.  Principal and interest payable in monthly installments of
   $4,205.  Balance due May 18, 1999.                                               176,527          -

 Note payable to Champaign club landlord.  Interest payable at 10%.
   Principal and interest payable in monthly installments of $3,187.  Balance
   due September 1, 1999.                                                           136,097          -

 Note payable to City of Long Beach. Interest accrues at 7% for first year, thereafter, principal and interest is payable in monthly installments of approximately $5,600 beginning April 1, 1996.  Balance due April 2006. See
   discussion below.                                                                450,000          -

 Equipment leases payable to unaffiliated third party.  Payable in monthly installments of $6,673.  $30,000 buy-out due June 1, 1999.
                                                                                    255,000          -

 Other equipment leases payable to unaffiliated third party.                         97,912           -
                                                                                 ----------     ---------

 Total notes and equipment leases payable                                         2,052,329       894,514

 Less current portion of notes and equipment leases payable                         484,158       305,223
                                                                                 ----------      --------

 Long term portion of notes and equipment leases payable                         $1,568.171      $589,291
                                                                                 ==========      ========

4.               NOTES AND EQUIPMENT LEASES PAYABLE, CONTINUED

The aggregate amount of required payments under the notes and equipment leases payable at March 31, 1995 are as follows:

                                Years Ending March 31,
                                ----------------------
                                1996.00          $   484,158
                                1997.00              408,770
                                1998.00              276,577
                                1999.00              319,246
                                2000.00              273,374
                                Thereafter           290,204
                                                  ----------
                                Total             $2,052,329
                                                  ==========

In 1989, CDA, an unaffiliated third party, purchased 206,825 shares of the Company's common stock from a shareholder. Because the Company believed the shareholder's ownership of such shares would be disruptive to its business, it entered into an agreement with CDA which granted CDA the right to require the Company to repurchase the shares at $1.64 per share. In February 1992, in order to prevent CDA from exercising its right to require the Company to repurchase the shares, the Company became a co-obligor with CDA on a $340,000 note payable to a bank from which CDA had borrowed funds to purchase the shares. Prior to this date, the Company had been the guarantor of the note and CDA was the primary obligor. The Company recorded the note payable and a corresponding receivable from CDA in the amount of $340,000. The receivable is presented as a reduction of equity and as of March 31, 1995 and March 31, 1994, the balance was $145,000 and $103,413, respectively. The receivable from CDA is secured by the assets of CDA, which include the 206,825 shares of the Company's common stock. On July 1, 1992, the Company and CDA agreed in writing to terminate the agreement concerning CDA's repurchase right and the Company's purchase option. The Company reserved $41,587, $135,000 and $60,000 against the receivable during fiscal 1995, 1994 and 1993 respectively, as the Company believed such amounts are uncollectible due to the decrease in value of the assets owned by the Trust. On April 3, 1995, CDA sold the Company's common stock to an unaffiliated third party for $103,413 in net proceeds, which were used to pay down the note payable. On June 16, 1995, the Company paid off the balance of the note payable with the cash from the certificate of deposits.


The proceeds from the $450,000 loan from the City of Long Beach were reported as restricted cash, since they can only be used to construct and equip the Long Beach club. As collateral on this loan, the Company has issued the City of Long Beach a warrant to receive 225,000 shares of its common stock at no charge. This warrant is only exercisable after the Company has defaulted on the loan and failed to cure such default. Any net proceeds the City of Long Beach receives on the sale of such warrant will be used to offset the outstanding loan balance. If such net proceeds are not sufficient to repay the outstanding loan balance, the Company has agreed to continue to issue additional shares of its common stock until the outstanding loan balance is paid in full.

5.       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of March 31, 1995 and 1994 are as follows:

                                                                         1995                      1994
                                                                         ----                      ----
Deferred tax liabilities:
         Depreciable property                                       $       -                     $30,467
                                                                    ------------               ----------
Gross deferred tax liabilities                                               -                     30,467
                                                                    ------------               ----------

Deferred tax assets:
         Reserve for bad debts                                                                     73,379
         Contribution carryforward                                         6,743                    2,759
         Net operating loss carryforward                               2,107,350                1,841,283
         Capital loss carryforward                                        33,405                       -
                                                                    ------------               ----------
Gross deferred tax assets                                              2,147,498                1,917,421
                                                                    ------------               ----------

Net deferred tax asset                                                 2,147,498                1,886,954
Valuation allowance                                                   (2,147,498)              (1,886,954)
                                                                    ------------               ----------
Net deferred asset                                                  $       -                  $       -
                                                                    ============               ==========

No provision or benefit for income taxes was recorded in the accompanying consolidated financial statements for the years ended March 31, 1995 and 1994. As of March 31, 1995, the Company has an unused operating loss carryforwards of approximately $5,600,000 for federal income tax purposes. Approximately $4,000,000 of this carryforward is limited under Section 382 of the Internal Revenue Code to approximately $350,000 per year. These carryforwards begin to expire in the year 2006.

The valuation allowance increased by $260,545 in the year ended March 31, 1995.

The Company's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes as follows:

                                                            1995                            1994
                                                            ----                            ----
                                                      Amount          %              Amount           %
                                                      ------          -              ------           -
Tax (benefit) at federal rate                       $(302,070)       35.0          $(316,499)        35.0
Benefit of graduated rate                               8,631        (1.0)             9,043         (1.0)
Goodwill amortization                                  18,637        (2.2)            19,065         (2.1)
Change in valuation allowance                         260,545       (30.1)           288,391        (31.9)
Other                                                  14,257        (1.7)                 -            -
                                                    ---------       ------          --------      --------

Total                                               $       0           0%          $      0             0%
                                                    =========       ======          ========      ========


6.       COMMITMENTS AND CONTINGENCIES

On May 20, 1993, the Company entered into a verbal subletting agreement for its administrative operation in an executive center located in Coral Gables, Florida. The agreement began on June 1, 1993 and expired on June 30, 1994.
The required monthly payments were $1,500. The total required payments under this lease for the year ended March 31, 1994 were equal to $15,000. On June 1, 1994, the Company entered in a lease agreement for its administrative operation in an executive center located at One Alhambra Plaza, Coral Gables, Florida. The agreement begins on July 1, 1994 and expires June 30, 1999. The monthly payments are $1,916. The Company subleases approximately 45% of the space.
For the year ended March 31, 1995 approximately $23,334 was charged to operations in connection with payments pursuant to the lease agreement.

On June 13, 1995, the Registrant entered into a lease agreement for 3,020 square feet of space for its administration operation to be located at 727 Atlantic Avenue in Boston, Massachusetts. The agreement begins in July, 1995 and expires July, 1998. In addition, the lease has a two-year renewal period. Under the lease agreement, the Registrant will be obligated to pay the lessor minimum annual rent equal to $31,710 (payable in monthly installments of $2,642) for the first year, $34,730 (payable in monthly installments of $2,894) for the second year and $37,750 (payable in monthly installments of $3,146) for the third year.

Jillian's, Inc. leases additional administrative space in Fairfield, Iowa. The required monthly payments were $460. A new lease was entered into on April 1, 1994 and expires March 31, 1997. Additional space was leased and the required monthly payments are $910.

The Company leases the premises in which the billiard clubs are operated. The future minimum lease payments under these operating leases are as follows:

Years ending                                        Leases as of
  March 31,                                        March 31, 1995
- -------------                                      --------------
1996                                                   $  1,334,921
1997                                                      1,441,992
1998                                                      1,421,231
1999                                                      1,475,743
2000                                                      1,233,594
Thereafter                                                3,832,049
                                                        -----------
     Total                                              $10,739,530
                                                        ===========

Some of the billiard clubs lease agreements contain clauses that provide for additional rental expense based on gross sales exceeding specified dollar amounts. Such rental clauses differ by club. During the year ended March 31, 1995, none of the clubs were required to pay any material amounts of additional rent. Additionally, the Company is using the straight line method for certain lease payments under the lease agreements and, therefore, current expenses are greater than the actual cash payments.

7.       STOCKHOLDERS' EQUITY

During fiscal 1993, the Company offered for sale its common stock through a private placement. The Company sold 2,043,022 shares of its common stock for approximately $874,000 net of offering expenses and sales commissions. In accordance with the terms of the subscription agreement for the private placement, the Company filed with the Securities and Exchange Commission a registration statement with respect to the shares sold in the private placement. The registration statement became effective February 5, 1993 and continues to be effective. On March 14, 1991 the Company issued 1,000,000 shares of common stock in connection with the Jillian's, Inc. acquisition. See
Note 9. Additionally, on such date, the Company, and Steven Foster, Steven Rubin, Kevin Troy and The Frank and Celia Foster Family Trust (collectively, the "Foster Group") entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Foster Group has a one time demand registration right to require the Company to register their stock for sale to the public and certain rights to participate in registrations of securities by the Company, subject to certain restrictions. The Registration Rights Agreement also contains an anti-dilution provision providing that for a period of 18 months from March 14, 1991, the Company would not engage in any offering and sale of any of its equity securities or securities convertible into or exchangeable into equity securities without the prior written consent of Steven Rubin acting as the representative of the Foster Group. Steven Rubin was required to negotiate on behalf of the Foster Group in good faith with the Company in an effort to achieve the Company's capital requirements while minimizing the dilutive effect on the Foster Group of the sale of any securities in any such offering. On April 28, 1993, the Company and Steven Rubin negotiated a settlement with respect to the anti-dilution 7.

provision for the River Club Limited Partnership transaction (see Note 11) and the 1993 private placement of common stock discussed above. The Company issued the Foster Group an additional 650,000 shares of common stock pursuant to their anti-dilution rights. The Company also granted the Foster Group a warrant, for the purchase of 100,000 shares of the Company's common stock at an exercise price of $1.50. The warrant is exercisable for a three-year period commencing April 28, 1993.

At March 31, 1995, outstanding warrants and options to purchase shares of the Company's common stock were as follows:

Warrants issued to investment banker (a).                                                          125,000
Warrants issued in connection with the River Club
    Limited Partnership transaction. (See Note 11)                                                  75,995
Warrants issued in connection with the Seattle club lease (b).                                      58,777
Warrants issued to public relations firm (c).                                                       50,000
Warrants issued to former directors and officers (d).                                              262,500
Warrants issued in connection with the California clubs' acquisition (e).                           10,000
Warrants issued to the Foster Group in connection with the anti-dilution
    provision, discussed above.                                                                    100,000
Warrants issued in connection with the Miami club lease (f).                                        65,000
Consolidated Stock Option Plan (g).                                                                168,500
1994 Stock Option Plan (h).                                                                        124,000
Warrants issued to the City of Long Beach (See Note 4)                                             225,000
                                                                                                 ---------
Total number of common shares issuable upon exercise of warrants                                         -
    and stock options.                                                                           1,264,772
                                                                                                 =========

(a) On December 31, 1988, the Company entered into a letter agreement with an investment banking firm (the "Firm"), pursuant to which the Company retained the Firm to assist the Company in its efforts to locate suitable acquisition opportunities. The Firm failed to locate an acquisition opportunity for the Company and the Company and the Firm informally agreed on March 7, 1990 to terminate the agreement. The Company and the Firm negotiated a settlement with respect to the investment banking services rendered. Under the terms of the settlement, the Firm was granted warrants to purchase 100,000 shares and 25,000 shares of the Company's common stock exercisable for a five year period commencing May 15, 1991 at an exercise price of $1.00 and $2.00 per share, respectively.

(b) Under the terms of an amendment to the Seattle club lease, the lessor and Jillian's Seattle have agreed that the percentage rental payments may be made one-third in cash and two-thirds by issuing the lessor warrants to purchase shares of the Registrant's common stock in an amount equal to one share for each dollar of percentage rent owing. The warrants will be issued on the 15th day following the end of each fiscal year and will be exercisable for a five-year period at an exercise price equal to the average bid and asked prices of the common stock for the ten-day period prior to issuance. The warrants issued under this amendment are as follows:

      For Fiscal             Warrants                   Exercise
         Year                 Issued                 Price / Share
      ----------            ----------               -------------
         1992                 9,901                    $0.97
         1993                12,608                     0.745
         1994                15,637                     0.70
         1995                20,631                     0.45

(c) On September 10, 1992, the Company issued to its public relations firm, for services rendered, a warrant to purchase 50,000 shares of the Company's common stock for a five-year period commencing at the time of issuance at an exercise price of $0.50 per share.

(d) The Board of Directors has issued former directors and a former officer of the company common stock purchase warrants exercisable for a five-year period from the date of grant. The warrants have various restrictions and registration rights. The warrants issued are as follows:

   Date                   Warrants                    Exercise
Granted                     Issued                 Price / Share
- -------                   ----------               -------------
3/23/93                      40,000                    $0.78
3/31/94                      40,000                     0.70
1/23/95                      40,000                     0.656
2/17/95                      67,500                     0.656
2/17/95                      75,000                     0.33

(e) On August 19, 1993, the Company issued to an unaffiliated broker, for services rendered in connection with the acquisition of the Pasadena club and negotiating the City of Long Beach loan, a warrant to purchase 10,000 shares of the Company's common stock for a three-year period, commencing on the date of issuance, at an exercise price of $1.00 per share.

(f) On March 7, 1994, under the terms of an amendment to the Miami club lease, the lessor and the Company have agreed to eliminate all basic percentage rents due from inception of the lease through the termination of the lease (including all renewal periods) and delay all CPI increases until January 1, 1995. The basic percentage rent was 3% of gross revenues up to $1,000,000 for years 1990 and 1991 of the lease and 4% thereafter. In exchange for the amendment, the Company issued the lessor 40,000 shares of its common stock and granted the lessor warrants to purchase 65,000 shares of its common stock at $0.50 per share. The warrants are exercisable for a five-year period.


(g) On June 28, 1994, the Board of Directors cancelled all options (786,000 shares of the Company's common stock in the aggregate) previously granted to directors, advisors and key employees under all stock option plans adopted prior to March 31, 1994. Such plans were replaced with the Consolidated Stock Option Plan which provided that options to purchase 786,000 shares of the Company's common stock could be awarded. On the same date, the Stock Option Committee granted options to purchase 786,000 shares of the Company's common stock. As of March 31, 1995, 520,000 of these options were exercised, 168,500 of these options remain outstanding and 97,500 of these options were surrendered by the option holder and terminated by the Company. The outstanding options are exercisable at $.656 per share to the extent vested which is as follows: 1) 113,900 options were exercisable as of March 31, 1995, 2) 22,200 options vest during fiscal 1996, 3) 12,200 options vest during fiscal 1997 and 4) 20,200 options vest during fiscal 1998. The outstanding options expire as follows: 1) 5,000 options in fiscal 1998, 2) 2,500 options in fiscal 1999, 3) 5,500 options in fiscal 2000, 4) 42,000 options in fiscal 2001, 5) 22,500 options in fiscal 2002 and 6) 91,000 options in fiscal 2004.


         On December 20, 1994, the Company reduced the exercise price of 520,000 options held by Mr. Foster and Mr. Troy to $0.25 per share and all such options were exercised during the fourth quarter of fiscal 1995.

(h) On March 31, 1994, the Board of Directors adopted, subject to shareholder approval, the 1994 Director, Adviser and Key Employee Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, options to purchase 804,000 shares of the Company's common stock can be awarded on the same date, the stock option committee granted options to the Board of Directors and to key employees which, in the aggregate, allow for the purchase of 774,000 shares of the Company's common stock. The options were exercisable to the extent vested under the vesting schedule which is 100% vested on the date of grant for 660,000 of the options and 50% on the date of grant and 50% one year thereafter for the remaining 114,000 options. The exercise price was $0.656 per share for 114,000 options and $0.33 for the remaining 660,000 options. On March 31, 1995, the Board of Directors granted 20,000 additional options with an exercise price of $0.45 per share to the outside directors, exclusive of Mr. Foster; these options were 50% vested upon grant and will fully vest on March 31, 1996. As of March 31, 1995, the 20,000 options recently granted and 104,000 of previously issued options remain outstanding and 85,000 options were surrendered by the option holder and terminated by the Company, 114,000 of the outstanding options are currently vested and the remaining 10,000 options will become fully vested on March 31, 1996, 104,000 of the outstanding options expire on March 31, 2004 and 20,000 expire on March 31, 2005.

         On December 20, 1994, the Company reduced the exercise price of 520,000 options held by Mr. Foster and Mr. Troy to $0.25 per share and all such options were exercised during the fourth quarter of fiscal 1995.

8.       RELATED PARTY TRANSACTIONS


At a Board meeting held on March 29, 1994, Mr. Glicken announced he would be resigning as the Company's chairman effective March 31, 1994. Mr. Glicken stated that his new business pursuits would require his full time commitment and attention and that he would not, therefore, be able to continue meeting his responsibilities as Chairman of the Board. Mr. Glicken also announced that due to the capital requirements of his new business pursuits he had undertaken the private sale of all of his 1,017,365 shares of the Company's common stock to a limited partnership and four individuals. One of those individuals already has a substantial ownership interest in the Company and another is an officer of Jillian's, Inc.


The Company has entered into several agreements in connection with Mr. Glicken's resignation and stock sale. In particular, Mr. Glicken and the Company entered into a Separation Agreement which terminated a $50,000 per year consulting agreement. The Separation Agreement also includes an undertaking by Mr. Glicken not to compete with the Company for a three-year period. In consideration of Mr. Glicken's non-compete agreement and his agreement to terminate the consulting agreement, the Separation Agreement provides that Mr. Glicken's aggregate exercise price of $318,000 due to the Company for Mr. Glicken's exercise of his stock options for 760,000 shares of the Company's common stock shall be fully and completely satisfied upon Mr. Glicken's payment of $100,000 to the Company. The Company recorded, as an expense in the fourth quarter, the $218,000 reduction in the receivable which was presented as a reduction of equity. As of March 31, 1994, Mr. Glicken owed the Company $6,667 of the aggregate exercise price and on April 4, 1994 Mr. Glicken paid such balance.

9.       ACQUISITION OF JILLIAN'S,  INC.

On April 11, 1990, the Company acquired a 51% interest in Jillian's, Inc. for $1,500,000 in cash and a subordinated loan to Jillian's, Inc. in the principal amount of $500,000. The Foster Group acquired 49% of Jillian's, Inc. in consideration for their contribution of 100% of the common stock of Jillian's Billiard Club of Seattle, Inc., a Delaware corporation, which owns and operates a Jillian's billiard club located in Seattle, Washington and 100% of the common stock of Jillian's Billiard Club of Coconut Grove, Inc., an inactive Delaware corporation. Jillian's, Inc. was formed to own and operate billiard clubs and has the exclusive right to the use of the Jillian's name, except that a Jillian's club located in Boston, Massachusetts has the right to use the name in connection with the operation of the club.

Simultaneously with the acquisition, Jillian's, Inc. purchased 100% of the stock of Jillian's Billiard Club of Kendall, Inc., which was controlled by the Foster Group and whose primary asset was a billiard club located in Miami, Florida.

In addition to the $500,000 subordinated loan the Company made on April 11, 1990, the Company loaned Jillian's, Inc. an additional $276,124 during the period of April 11, 1990 to March 14, 1991. No interest payments were made on these loans. As discussed below, on March 14, 1991 the Company acquired the remaining 49% of Jillian's Inc. and the loans, accrued interest and related income and expense were eliminated in the consolidated financial statements.

Pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") dated March 14, 1991, in exchange for the 49% interest in Jillian's, Inc. common stock owned by the Foster. Group, the Foster Group received an aggregate of 1,000,000 shares of the Company's common stock. Pursuant to the Agreement, Steven L Foster, President of Jillian's, Inc., also became President and Chief Executive Officer of the Company. On March 14, 1991, Steven L Foster entered into an employment agreement with the Company. The term of the employment agreement was for four years at an annual salary of $50,000 plus annual incentive compensation and has been extended to September 14, 1995. Mr. Foster has waived his annual salary and annual incentive compensation from May 1, 1992 through September 14, 1995 in order to reduce the Company's general and administrative expenses. For fiscal 1995, the Company has recognized an expense of $50,000 for the fair value of the service rendered by Mr. Foster and a corresponding credit to paid-in capital.

The Company estimated that based on the market value of the Company's common stock, the value of the consideration issued in exchange for the 49% interest in Jillian's, Inc. approximated the book value of the 49% interest. Accordingly, the issuance of common stock in the Company in exchange for the 49% interest in Jillian's, Inc. was recorded at the amount of the minority interest in Jillian's reflected in the accompanying consolidated financial statements. The acquisitions were accounted for as a purchase and the accounts of Jillian's Inc. have been included in the consolidated financial statements. Goodwill of $1,066,967 is being amortized on a straight-line basis over 20 years.

10.      DISCONTINUED OPERATIONS

         Precious Metals Operation

On April 30, 1992, the United States Attorney executed a Settlement Agreement with the Company concerning certain litigation. The litigation related to the Company's discontinued precious metals operations that were sold in March 1989 to Advent Technology, Inc. ("Advent") prior to its involvement in the Jillian's billiard club business.

Under the Settlement Agreement, the Company specifically denied any wrongdoing but agreed, because the Company may have unknowingly received property subject to forfeiture, and therefore, desired to prevent the expenditure of monies in defense of any such claim, that a newly-incorporated subsidiary would deliver to the government 100,000 shares of the common stock of the Registrant owned by the subsidiary and a secured promissory note in the amount of $250,000 payable over eight years commencing April 30, 1993. The promissory note is secured by the Company's obligation to issue 200,000 shares of the Company's common stock in the event of default.

On March 31, 1994, the Company amended the promissory note to provide that the Company would, starting April 30, 1994, make six monthly payments of $1,000, followed by six monthly payments of $1,500, followed by twelve monthly payments of $2,500, followed by twenty-four monthly payments of $3,000, and one final payment of $127,792 on April 30, 1998.

When the Company sold its discontinued precious metal operation, it received as partial consideration, 500,000 shares of common stock in the purchaser.
During fiscal 1994, the Company sold its remaining 120,031 shares of the purchaser's stock for a net gain of $28,247.

11.       THE RIVER CLUB LIMITED PARTNERSHIP PRIVATE PLACEMENT

On February 4, 1992, (the "closing date") the Company entered into an agreement (the "Agreement") and two $100,000 promissory notes with the River Club Limited Partnership ("River Club"). Pursuant to the Agreement, River Club delivered to the Company $325,000 in exchange for 311,377 shares of the Company's common stock. The offering of the common stock issued to River Club was registered pursuant to a registration statement which became effective April 14, 1993. Additionally, under the Agreement the Company has granted River Club 75,995 common stock purchase warrants (which includes warrants issued pursuant to an anti-dilution provision) exercisable for five years from the closing date at $1.50 per share. The promissory notes were four-year convertible notes accruing interest at a rate of 12.5% per annum.

On January 1, 1993 and October 1, 1994 the River Club converted each of the promissory notes for a 10% interest in each of the limited partnerships which own the Cleveland Heights club and Champaign club, respectively. After River Club holds the limited partnerships' equity for a four year period, it can exchange its equity interest in the limited partnership for the Company's common stock. The number of shares issuable by the Company in the exchange will equal River Club's percentage of the limited partnerships' cash flow times five divided by the average bid and ask prices of the Company stock for the last ten days before the exchange.

12.       ACQUISITION OF PASADENA CLUB

On August 19, 1993, the Company, through Jillian's Billiard Club of Pasadena, Inc., a wholly-owned California corporation ("Jillian's-Pasadena"), entered into a series of related agreements with an unrelated third-party to acquire all the assets of an existing billiard club/diner located in the downtown business district of Pasadena, California. The Pasadena club contains approximately 7,200 square feet of space on two floors. The ground floor is approximately 1,400 square feet, which is operated as a diner with additional outside seating. The downstairs space is approximately 5,800 square feet and is operated as a billiard club with 16 Brunswick billiard tables. The Pasadena club also has a bar and food service. The assets acquired were (a) all assets located at the billiard club/diner, which includes all leasehold improvements, furniture, fixtures, bar and kitchen equipment, billiard tables and related items; (b) all of the seller's rights, title and interest as lessee under the leases of the premises, and (c) all alcoholic beverage licenses and other licenses and permits necessary or useful for the operation of the billiard club/diner.

Jillian's-Pasadena paid $150,000 in cash and delivered a $175,000 note payable for the assets. The note bears interest at the rate of 8% per annum. Jillian's-Pasadena will pay interest monthly with all principal and any unpaid interest due three years from the closing date. (See Note 4). The obligations of Jillian's-Pasadena under the note are guaranteed by the Company.

13.       DEVELOPMENT STAGE CLUBS

The Company, through a wholly-owned subsidiary, entered into a lease for the development of a Jillian's billiard club in Long Beach, California. The necessary leasehold improvements were completed and the club was opened on May 5, 1995. The Long Beach club was primarily financed by a $250,000 landlord contribution and a $450,000 eleven-year loan from the City of

Long Beach, California. The loan bears interest at 7% per annum, except that no principal or interest payments are due until one year from the funding date, which was April 1, 1995. (See Note 4).

On December 21, 1994, the Company, through a Delaware corporation that is wholly-owned by the Registrant, entered into a lease to operate a Jillian's billiard club in Tacoma, Washington. The property is located near the University of Puget Sound. The Company anticipates that this club will open in the fourth quarter of calendar 1995. The club win contain approximately 25,000 square feet of space on two floors and approximately 20 Brunswick billiard tables, along with other table-top games, dart boards and a game room. The estimated cost of building out and equipping the club is approximately $1,000,000. The Tacoma club is being primarily financed by a $660,000 landlord contribution, equipment financing and cash flow generated from the Registrant's operations. The Registrant may also seek to raise monies through limited partnerships, bank financing or other sources if necessary.

14.       MINORITY INTERESTS

In order to partially finance the costs of renovating and equipping the Jillian's billiard clubs located in Cleveland Heights, Worcester, Champaign and Annapolis, the Company sold limited partnership interests in limited partnerships that own those clubs. (The Company sold 13%, 75%, 57% and 21% of the partnership interests in the partnerships that own the billiard clubs in Cleveland Heights, Worcester, Champaign and Annapolis, respectively). Wholly-owned subsidiaries of the Company own the remaining interest. Each of the limited partnership agreements for the partnerships allows the limited partners, after a certain date (the "Put Date") to require the Company to repurchase their limited partnership interests. The purchase price is a multiple (ranging from four to five) times the limited partner's allocable share of the limited partnership's net income for the twelve month period preceding the Put Date. The limited partners will receive part of their purchase price in the form of the Company's common stock and the balance in cash. The limited partners also will have the right for a certain period of time after receipt of the common stock to require that the Company register its shares of common stock for sale to the public. The Company will receive a fee from its limited partnership for managing the related club and the partnership, ranging from 5% to 6.5% of the gross revenues of the club.

The following is a summary of the limited partnerships terms:

                                                Minimum                                    Percent of
                          Original              Annual                        Purchase     Purchase Price
                          Investment by         Return            Put         Price        Payable in Cash/
                          Limited Partners      Guaranteed        Date        Multiple     Common Stock
                          ----------------      ----------        ----        --------     ------------
Cleveland Heights              $ 22,500                0           12/31/95      5(a)           100%/0%
Cleveland Heights               100,000                0            1/01/97      5                 0%/100%
Worcester                       850,000              15%(b)        12/31/98      5               50%/50%
Champaign                       325,000           23.33%(c)        12/31/96      5               15%/85%
Champaign                       100,000                0           10/01/98      5                 0%/100%
Annapolis                       133,084           23.33%(c)        12/31/97      4               15%/85%

- -----------------------------
(a)      Minimum return of original investment.

(b)      Minimum annual return guaranteed until put date.

(c) Minimum annual return guaranteed over a six-year period, assuming partners do not exercise their right to sell.

The minority interest at March 31, 1995 and 1994 consists of the following:

                                                            1995                      1994
                                                            ----                      ----
Cleveland Heights Limited Partnership                         $  117,949            $ 126,172
Worcester Limited Partnership                                    721,231              796,120
Champaign Limited Partnership                                    419,682              253,323
Annapolis Limited Partnership                                    176,923             -
                                                              ----------           ----------
         Total                                                $1,435,785           $1,175,615
                                                              ==========           ==========

                                                                PRELIMINARY COPY

                      JILLIAN'S ENTERTAINMENT CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                              _____________, 1996


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.



         The undersigned hereby appoints Steven L. Foster and Daniel M. Smith, and each of them as proxies, with full power of substitution in each, to represent and to vote all shares of common stock, par value $.001 per share (the "Common Stock") of Jillian's Entertainment Corporation (the "Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Shareholders to be held on ___________, 1996, at __:__ _.m., Eastern Time, and all adjournments thereof, upon all matters set forth in the Notice of Special Meeting of Shareholders and Proxy Statement, dated __________, 1996, a copy of which has been received by the undersigned, as follows:




         1. To approve a merger (the "Merger") by and between the Company and Jillian's Entertainment Corporation, a recently formed Delaware corporation ("Newco"), pursuant to which, among other matters (a) the Company will be merged with and into Newco, and Newco will be the surviving entity, and (b) each share of Common Stock owned immediately prior to consummation of the Merger by any Shareholder that holds of record less than 101,000 shares of Common Stock will be converted into the right to receive cash of $0.50, without interest, other than certain employees of the Company and certain brokers or dealers.



                   / / For              / /  Against              / /  Abstain


         2. GRANT AUTHORITY to vote upon such other matters as may properly come before the Special Meeting as Steven L. Foster and Daniel M. Smith determine are in the best interest of the Company.

                   / / For              / /  Against              / /  Abstain



         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement. Any proxy heretofore given to vote said Common Stock is hereby revoked. The undersigned hereby ratify and confirm all that said proxy or any of their substitutes may lawfully do by virtue hereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS STATED.

         Please complete, date and sign your name(s) as it appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing.
If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If Common stock IS held jointly, each sHAREHOLDER named should sign.


                                  Date:                 , 1996
                                        ----------------


Name                              Signature
     --------------------------             --------------------------

Name                              Signature
     --------------------------             --------------------------





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